As filed with the Securities and Exchange Commission on August 30, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
HEALTHCARE TRUST OF AMERICA, INC.
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
(Exact name of registrants as specified in their charters)

Healthcare Trust of America, Inc.			Healthcare Trust of America Holdings, LP
Maryland	6798	20-4738467	Delaware	6798	20-4738347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
16435 North Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(480) 998-3478
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)
Scott D. Peters
Chief Executive Officer, President and Chairman
Healthcare Trust of America, Inc.
16435 North Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
(480) 998-3478
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Peter T. Healy, Esq.
O'Melveny & Myers LLP
Two Embarcadero Center
28th Floor
San Francisco, California 94111
(415) 984-8700
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Healthcare Trust of America, Inc.:	Large-accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Healthcare Trust of America Holdings, LP:	Large-accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price unit (1)	Proposed maximum aggregate offering price	Amount of registration fee
3.70% Senior Notes due 2023	$300,000,000	100%	$300,000,000	$40,920
Guarantees of 3.70% Senior Notes due 2023	(2)	(2)	(2)	(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

(2)	No separate consideration will be received with respect to these guarantees and, therefore, no registration fee is attributed to them.
The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 30, 2013
PROSPECTUS

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
OFFER TO EXCHANGE
$300,000,000 aggregate principal amount of its
3.70% Senior Notes due 2023
which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 3.70% Senior Notes due 2023
Guaranteed by Healthcare Trust of America, Inc.

•	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•
We will exchange all outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of Notes which are registered under the Securities Act of 1933, as amended.

•	The Exchange Offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	You may withdraw tenders of outstanding Notes at any time before the Exchange Offer expires.

•	We believe that the exchange of Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the Exchange Offer.

•	The terms of the new series of Notes are substantially identical to the outstanding Notes, except for transfer restrictions and registration rights relating to the outstanding Notes.

•
The outstanding Notes are, and the new series of Notes will be, fully and unconditionally guaranteed by Healthcare Trust of America, Inc., a Maryland corporation, our sole general partner, which has no material assets other than its investment in us.

•	You may tender outstanding Notes only in denominations of $1,000 and integral multiples thereof.

•	Our affiliates may not participate in the Exchange Offer.

•	No public market exists for the outstanding Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated for the Exchange Notes.

•
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where such outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

Please refer to “Risk Factors” beginning on page 7 of this prospectus for a description of the risks you should consider when evaluating an investment in these securities.
We are not making this Exchange Offer in any state or other jurisdiction where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is      , 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus, as well as information that we have previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus, and such information is available without charge to holders of the Notes upon written or oral request to Healthcare Trust of America, Inc. at 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, telephone (480) 998-3478. In order to obtain timely delivery, note holders must request the information no later than five business days prior to the expiration of the Exchange Offer contemplated by this prospectus, or , 2013.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Private Notes where such outstanding Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date of the Exchange Offer and ending on the close of business one year after such Expiration Date, subject to extension in limited circumstances, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY
You should read the following summary together with the more detailed information regarding our company and the financial statements and related notes included elsewhere or incorporated by reference in this prospectus, including under the caption “Risk Factors.”
Explanatory Note
This prospectus includes or incorporates combined disclosure for Healthcare Trust of America, Inc., a Maryland corporation, and Healthcare Trust of America Holdings, LP, a Delaware limited partnership of which Healthcare Trust of America, Inc. is the parent company and general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our”, “the company” or “our company” refer to Healthcare Trust of America, Inc. together with its consolidated subsidiaries.
Healthcare Trust of America, Inc. (“HTA”) operates as a real estate investment trust, or REIT, and is the general partner of Healthcare Trust of America Holdings, LP (“HTALP”). As of June 30, 2013, HTA owned an approximate 98.89% partnership interest and other limited partners, including some of HTA’s directors, executive officers and their affiliates, owned the remaining 1.11% partnership interest (including long term incentive plan units) in HTALP. As the sole general partner of HTALP, HTA has the full, exclusive and complete responsibility for HTALP’s day-to-day management and control.
There are few differences between HTA and HTALP, which are reflected in the disclosure in this prospectus. We believe it is important to understand the differences between HTA and HTALP in the context of how HTA and HTALP operate as an interrelated consolidated company. HTA is a REIT whose only material asset is its ownership of partnership interests of HTALP. As a result, HTA does not conduct business itself, other than acting as the sole general partner of HTALP, issuing public equity from time to time and guaranteeing certain debt of HTALP. HTA itself does not hold any indebtedness but guarantees some of the unsecured debt of HTALP, as disclosed in this prospectus. HTALP holds substantially all the assets of the company. HTALP conducts the operations of the business and is structured as a limited partnership with no publicly traded equity. Except for net proceeds from public equity issuances by HTA, which are generally contributed to HTALP in exchange for partnership units, HTALP generates the capital required by the company’s business through HTALP’s operations, by HTALP’s direct or indirect incurrence of indebtedness or through the issuance of partnership units.
Noncontrolling interests, stockholders’ equity and partners’ capital are the primary areas of difference between the consolidated financial statements of HTA and those of HTALP. The limited partnership and long term incentive plan units in HTALP that are not owned by HTA are accounted for as partners’ capital in HTALP’s financial statements and as noncontrolling interests in HTA’s financial statements. Unlike HTA, the noncontrolling interests in HTALP’s financial statements do not include the interests of certain individual physician investors that elected to exchange their partnership interests in the partnership that owns one of our medical office buildings or interests of certain of HTA’s directors, executive officers and their affiliates who hold vested long term incentive plan units. The differences between stockholders' equity and partners’ capital in HTA and HTALP result from the differences in the equity issued from HTA and HTALP.

Our Company
Overview
We are a fully integrated, self-administered and internally managed REIT, primarily focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems. HTA conducts almost all of its operations through HTALP, a Delaware limited partnership, of which it is the sole general partner. HTALP owns real estate through subsidiary partnerships and limited liability companies. We invest primarily in high-quality medical office buildings in our target markets, and have acquired high-quality medical office buildings and other facilities that serve the healthcare industry with an aggregate purchase price of $2.7 billion through June 30, 2013. As of June 30, 2013, our portfolio consisted of 250 medical office buildings and 19 other facilities that serve the healthcare industry, as well as a real estate note receivable secured by medical office buildings. Our portfolio is comprised of approximately 12.9 million square feet of gross leasable area, or GLA, with an occupancy rate of approximately 91.3%, including month-to-month leases and leases we have executed, but which have not yet commenced. Approximately 96% of our portfolio, based on GLA, is located on or aligned with campuses of nationally or regionally recognized healthcare systems. Our portfolio is diversified geographically across 27 states, with no state having more than 13% of the total GLA as of June 30, 2013. We are concentrated in locations that we have determined to be strategic based on demographic trends and projected demand for medical office buildings and we expect to continue to invest in these markets. We have concentrations in the following key markets: Phoenix, Arizona; Pittsburgh, Pennsylvania; Greenville, South Carolina; Indianapolis, Indiana; Albany, New York; Houston, Texas; Atlanta, Georgia; Dallas, Texas; Boston, Massachusetts; Raleigh, North Carolina; and Oklahoma City, Oklahoma. As of June 30, 2013, we had approximately 150 employees.
Our principal executive offices are located at 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254 and our telephone number is (480) 998-3478. We maintain a web site at www.htareit.com, at which there is additional information about us. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document that we either file with or furnish to the Securities and Exchange Commission, or the SEC.

THE EXCHANGE OFFER

The Exchange Offer
We are offering to exchange the 3.70% Senior Notes due 2023 offered by this prospectus, or the Exchange Notes, for the outstanding 3.70% Senior Notes due 2023, or the Private Notes and, together with the Exchange Notes, the Notes, that are properly tendered and accepted. You may tender outstanding Private Notes only in denominations of $1,000 and integral multiples thereof. We will issue the Exchange Notes on or promptly after the Exchange Offer expires. As of the date of this prospectus, $300,000,000 principal amount of Private Notes is outstanding.

Expiration Date
The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2013 (the 21st  business day following commencement of the Exchange Offer), unless extended, in which case the Expiration Date will mean the latest date and time to which we extend the Exchange Offer.

Conditions to the Exchange Offer
The Exchange Offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. We intend to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement with respect to the Private Notes and the applicable requirements of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the SEC.

Procedures for Tendering Private Notes
If you wish to tender your Private Notes for Exchange Notes pursuant to the Exchange Offer, you must complete and sign a letter of transmittal in accordance with the instructions contained in the letter and forward it by mail, facsimile or hand delivery, together with any other documents required by the letter of transmittal, to the Exchange Agent (as defined below), either with the Private Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Private Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Private Notes pursuant to the Exchange Offer. See “The Exchange Offer-Procedures for Tendering.”

Letters of transmittal and certificates representing Private Notes should not be sent to us. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender Private Notes and requests for information should be directed to the Exchange Agent. See “The Exchange Offer-Exchange Agent.”

Acceptance of the Private Notes and Delivery of the Exchange Notes
Subject to the satisfaction or waiver of the conditions to the Exchange Offer, we will accept for exchange any and all Private Notes which are validly tendered in the Exchange Offer and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date.

Withdrawal Rights
You may withdraw the tender of your Private Notes at any time before 5:00 p.m., New York City time, on the Expiration Date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer-Withdrawal of Tenders.”

U.S. Federal Income Tax Considerations
We believe that the exchange of Notes will not be a taxable event for U.S. federal income tax purposes. For a discussion of material federal tax considerations relating to the exchange of Notes, see “U.S. Federal Income Tax Considerations.”

Exchange Agent	U.S. Bank National Association, the registrar and paying agent for the Notes under the indenture governing the Notes, is serving as the exchange agent for the Notes, or the Exchange Agent.
Consequences of Failure to Exchange
If you do not exchange your Private Notes for the Exchange Notes, you will continue to be subject to the restrictions on transfer provided in the Private Notes and in the indenture governing the Private Notes. In general, the Private Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of the Private Notes under the Securities Act.

Registration Rights Agreement
You are entitled to exchange your Private Notes for the Exchange Notes with substantially identical terms. This Exchange Offer satisfies this right. After the Exchange Offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Private Notes.

We explain the Exchange Offer in greater detail beginning on page 29.

THE EXCHANGE NOTES
The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes. For purposes of this section entitled “-The Exchange Notes” and the section entitled “Description of Notes,” references to “we,” “us,” and “our” refer only to Healthcare Trust of America Holdings, LP and not to its subsidiaries or Healthcare Trust of America, Inc., and references to “Notes” mean the Exchange Notes.
The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes, except that the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not be subject to the transfer restrictions, registration rights and provisions providing for an increase in the interest rate applicable to the Private Notes. The Exchange Notes will evidence the same debt as the Private Notes, and both the Private Notes and the Exchange Notes are governed by the same indenture.

Issuer	Healthcare Trust of America Holdings, LP.
Guarantor	Healthcare Trust of America, Inc.
Securities Offered	$300,000,000 aggregate principal amount of 3.70% Senior Notes due 2023.
Ranking of Notes
The Notes will be our general unsecured and unsubordinated obligations and will:

• rank equally in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness and senior in right of payment to any of our subordinated indebtedness;
• be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and
•  be structurally subordinated in right of payment to all existing and future liabilities and other indebtedness, whether secured or unsecured, of our subsidiaries.
As of June 30, 2013, we had approximately $361.6 million of secured indebtedness (including approximately $2.3 million in net premium associated with our secured mortgage debt) and $752.6 million of unsecured and unsubordinated indebtedness, inclusive of the Private Notes (including $2.4 million of net discount associated with the Private Notes) outstanding on a consolidated basis. Of such indebtedness, all of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to our subsidiaries.

Guarantee
The Notes will be fully and unconditionally guaranteed by Healthcare Trust of America, Inc. The guarantee will be an unsecured and unsubordinated obligation of Healthcare Trust of America, Inc. and will rank equally in right of payment with other unsecured and unsubordinated obligations of Healthcare Trust of America, Inc. Healthcare Trust of America, Inc. has no material assets other than its investment in us.

Interest	The Notes will bear interest at a rate of 3.70% per year. Interest will be payable semi-annually in arrears on April 15 and October 15 of each year.
Maturity	The Notes will mature on April 15, 2023, unless previously redeemed by us at our option prior to such date.
Our Redemption Rights
We may redeem the Notes at our option and in our sole discretion, at any time in whole or from time to time in part, at the applicable redemption price specified in this prospectus. If the Notes are redeemed on or after January 15, 2023 (90 days prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the applicable redemption date. See “Description of Notes-Our Redemption Rights” in this prospectus.

Sinking Fund	None.
Certain Covenants	The indenture governing the Notes contains certain covenants that, among other things, limit our, the guarantor's and our subsidiaries' ability to:
• consummate a merger, consolidation or sale of all or substantially all of our assets; and • incur secured and unsecured indebtedness.
These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes” in this prospectus.
Trading
The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system.

Book-Entry Form
The Notes will be issued in the form of one or more fully-registered global Notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in the global certificate representing the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances.

Additional Notes
We may, without the consent of holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional Notes, and with the same CUSIP number as the Notes offered hereby so long as such additional Notes are fungible for U.S. federal income tax purposes with the Notes offered hereby.

Risk Factors
You should consider the risks that we have described in “Risk Factors” beginning on page 7 of this prospectus, as well as those described in Healthcare Trust of America, Inc.'s most recent Annual Report on Form 10-K, as updated by its and our subsequent filings under the Exchange Act, to read about factors that you should consider before investing in the Notes.

SUMMARY HISTORICAL FINANCIAL DATA
The following table sets forth, on a historical basis, the consolidated statement of operations for HTALP and its subsidiaries. You should read the following summary historical financial data in conjunction with the consolidated historical financial statements and notes thereto of HTALP and its subsidiaries included elsewhere in this prospectus.
Healthcare Trust of America Holdings, LP
The consolidated statements of operations for each of the years in the three-year period ended December 31, 2012 have been derived from the historical consolidated financial statements of HTALP and subsidiaries, which are included in this prospectus. The consolidated statements of operations for each of the six months ended June 30, 2013 and 2012 have been derived from the consolidated financial statements of HTALP and subsidiaries, which are included elsewhere in this prospectus. The results for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year.

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per unit amounts)	2013	2012	2012	2011	2010
Revenues:
Rental income	$152,432	$143,757	$293,076	$267,385	$193,080
Interest income from real estate notes receivable and other income	1,239	2,616	4,304	4,792	7,585
Total revenues	153,671	146,373	297,380	272,177	200,665
Expenses:
Rental	46,461	47,294	95,046	88,483	65,307
General and administrative	12,665	10,915	21,741	20,879	16,008
Non-traded REIT	—	3,847	4,340	7,816	2,745
Acquisition-related	1,683	5,292	8,843	2,130	11,317
Depreciation and amortization	57,973	57,863	115,497	106,551	77,499
Listing	4,405	12,544	22,573	—	—
Redemption, termination, and release payment to former advisor	—	—	—	—	7,285
Total expenses	123,187	137,755	268,040	225,859	180,161
Income before other income (expense)	30,484	8,618	29,340	46,318	20,504
Other income (expense):
Interest expense:
Interest related to debt	(23,397)	(20,476)	(39,868)	(39,040)	(25,915)
Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	8,167	(6,234)	(12,611)	(2,279)	(2,816)
Debt extinguishment costs	—	(1,886)	(1,886)	—	—
Other income	18	91	89	174	119
Income (loss) from continuing operations	15,272	(19,887)	(24,936)	5,173	(8,108)
Income from discontinued operations	345	267	568	420	189
Net income (loss)	$15,617	$(19,620)	$(24,368)	$5,593	$(7,919)
Net (income) loss attributable to noncontrolling interests	(30)	(8)	(40)	(30)	25
Net income (loss) attributable to controlling interest	$15,587	$(19,628)	$(24,408)	$5,563	$(7,894)
Earnings (losses) per unit attributable to controlling interest - basic
Continuing operations	$0.07	$(0.09)	$(0.11)	$0.02	$(0.05)
Discontinued operations	0.00	0.00	0.00	0.00	0.00
Net income (loss)	$0.07	$(0.09)	$(0.11)	$0.02	$(0.05)
Earnings (losses) per unit attributable to controlling interest - diluted
Continuing operations	$0.07	$(0.09)	$(0.11)	$0.02	$(0.05)
Discontinued operations	0.00	0.00	0.00	0.00	0.00
Net income (loss)	$0.07	$(0.09)	$(0.11)	$0.02	$(0.05)
Weighted average number of units outstanding:
Basic	224,436	230,029	224,681	224,056	165,715
Diluted	224,436	230,029	224,681	224,056	165,715

RISK FACTORS
You should carefully consider the risks described below as well as other information and data included or incorporated by reference in this prospectus before making a decision to exchange your Private Notes for Exchange Notes in the Exchange Offer. If any of the events described in the risk factors below occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the Notes. The risk factors set forth below are generally applicable to the Private Notes as well as the Exchange Notes.
Risks Related to Our Business
We are dependent on investments in the healthcare property sector, making our profitability more vulnerable to a downturn or slowdown in that sector than if we were investing in multiple industries.
We concentrate our investments in the healthcare property sector. As a result, we are subject to risks inherent to investments in a single industry. A downturn or slowdown in the healthcare property sector would have a greater adverse impact on our business than if we had investments in multiple industries. Specifically, a downturn in the healthcare property sector could negatively impact the ability of our tenants to make loan or lease payments to us as well as our ability to maintain rental and occupancy rates, which could adversely affect our business, financial condition and results of operations.
We face competition for the acquisition of medical office buildings and other facilities that serve the healthcare industry, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.
We compete with many other entities engaged in real estate investment activities for acquisitions of medical office buildings and other facilities that serve the healthcare industry, including national, regional and local operators, acquirers and developers of healthcare real estate properties. The competition for healthcare real estate properties may significantly increase the price we must pay for medical office buildings and other facilities that serve the healthcare industry or other real estate related assets we seek to acquire. The competition may also generally limit the number of suitable investment opportunities offered to us or the number of properties that we are able to acquire, and may increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms. Our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Moreover, these entities generally may be able to accept more risk than we can prudently manage. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, which could result in increased demand for these properties and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for medical office buildings and other facilities that serve the healthcare industry, our business, financial condition and results of operations may be adversely affected.
We may not be successful in identifying and completing acquisitions directly from hospitals and developers and other suitable acquisitions or investment opportunities, which may impede our growth and adversely affect our business, financial condition and results of operations.
A key component of our growth strategy is to acquire properties directly from hospitals and developers. Facilities that are acquired directly from hospitals and developers are typically more attractive to us as a purchaser because of the absence of a formal marketing process, which could lead to higher prices. If we cannot obtain deal flow directly from hospitals and developers in the future, our ability to locate and acquire facilities at attractive prices could be adversely affected.
We may not be able to maintain or expand our relationships with our hospital and healthcare system clients.
The success of our business depends, to a large extent, on our past, current and future relationships with hospital and healthcare system clients. We invest a significant amount of time to develop and maintain these relationships, and these relationships have helped us to secure acquisition opportunities, with both new and existing clients. If any of our relationships with hospital or healthcare system clients deteriorates, or if a conflict of interest or non-compete arrangement prevents us from expanding these relationships, our ability to secure new acquisition opportunities could be adversely impacted and our professional reputation within the industry could be damaged.

We may be unable to acquire any of the properties that we are pursuing or which are subject to non-binding letters of intent, which could adversely affect our business and results of operations.
At any given time, we may be pursuing property acquisitions or have properties subject to non-binding letters of intent. We cannot assure you that we will acquire any of such properties because the letters of intent are non-binding and each of these transactions is subject to a variety of factors including: (i) the willingness of the current property owner to proceed with a transaction; (ii) our completion of satisfactory due diligence and internal approvals; (iii) the negotiation and execution of a mutually acceptable binding definitive purchase agreement; and (iv) the satisfaction of closing conditions, including the receipt of third-party consents and approvals. Accordingly, we cannot assure you that we will be in a position to acquire any of such properties. We may incur significant costs and divert management attention in connection with evaluation and negotiation of potential acquisitions, including ones that we are subsequently unable to complete. If we are unsuccessful in completing the acquisition of additional properties in the future, our business and results of operations will be adversely affected.
Our results of operations and our ability to dispose of our investments are subject to general economic conditions affecting the commercial real estate and credit markets.
Our business is sensitive to national, regional and local economic conditions, as well as the commercial real estate and credit markets. For example, the financial disruption and accompanying credit crisis negatively impacted the value of commercial real estate assets, contributing to a general slowdown in our industry, which may continue in the future. The financial markets are still recovering from a recession, which created volatile market conditions, and resulted in a decrease in availability of business credit and led to the insolvency, closure or acquisition of a number of financial institutions. A slow economic recovery could continue or accelerate the reduction in overall transaction volume and size of sales and leasing activities that we have already experienced, and would continue to put downward pressure on our revenues and operating results. We are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions.
Adverse economic conditions in the commercial real estate and credit markets may result in:

•	defaults by tenants of our properties due to bankruptcy, lack of liquidity or operational failures;

•	rent concessions or reduced rental rates to maintain or increase occupancy levels;

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reduced values of our properties, thereby limiting our ability to dispose of assets at attractive prices or obtain debt financing secured by our properties as well as reducing the availability of unsecured loans;

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the value and liquidity of our short-term investments and cash deposits being reduced as a result of a deterioration of the financial condition of the institutions that hold our cash deposits or the institutions or assets in which we have made short-term investments, the dislocation of the markets for our short-term investments, increased volatility in market rates for such investment or other factors;

•
one or more lenders under our credit facilities refusing to fund their financing commitment to us, which such case we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all;

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a recession or rise in interest rates, which could make it more difficult for us to lease real properties or dispose of them or make alternative interest-bearing and other investments more attractive, thereby lowering the relative value of our existing real estate investments;

•	one or more counterparties to our interest rate swaps defaulting on their obligations to us, thereby increasing the risk that we may not realize the benefits of these instruments;

•	increases in supply of competing properties or decreases in demand for our properties, which may impact our ability to maintain or increase occupancy levels and rents or to dispose of investments;

•	constricted access to credit, which may result in tenant defaults or non-renewals under leases; and

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increased insurance premiums, real estate taxes or energy or other expenses, which may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults or make it difficult to increase rents to tenants on turnover, which may limit our ability to increase our returns.

Our business, financial condition and results of operations may be negatively impacted to the extent an economic slowdown or downturn is prolonged or becomes more severe.

Our growth depends on external sources of capital that are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations, including the Notes, and make distributions to Healthcare Trust of America, Inc.’s stockholders.
In order to qualify as a REIT, we must distribute to HTA’s stockholders, on an annual basis, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we may need to rely on third-party sources to fund our capital needs, meet our debt service obligations, including the Notes, make distributions to HTA’s stockholders, or make future investments necessary to implement our business strategy. We may not be able to obtain financing on favorable terms, in the time period we desire, or at all. Our access to third-party sources of capital depends, in part, on: general market conditions; the market's perception of our growth potential; our current debt levels; our current and expected future earnings; our cash flow and cash distributions; and the market price per share of HTA’s Class A common stock. If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our principal and interest obligations, including the Notes, or make the cash distributions to HTA’s stockholders necessary to maintain our qualification as a REIT.
Our success depends to a significant degree upon the continued contributions of certain key personnel, each of whom would be difficult to replace. If we were to lose the benefit of the experience, efforts and abilities of one or more of these individuals, our operating results could suffer.
Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of HTA’s Board of Directors, or the Board, Scott D. Peters as our Chief Executive Officer, President and Chairman of the Board, Kellie S. Pruitt as our Chief Financial Officer, Treasurer and Secretary, Mark Engstrom as our Executive Vice President - Acquisitions, Amanda Houghton, as our Executive Vice President - Asset Management, and our other employees, in the identification and acquisition of investments, the determination of any financing arrangements, the asset management of our investments and operation of our day-to-day activities. HTA’s stockholders will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or documents we file with the SEC. We rely primarily on the management ability of our Chief Executive Officer and other executive officers and the governance of the Board, each of whom would be difficult to replace. We do not have any key man life insurance on Messrs. Peters and Engstrom or Mses. Pruitt and Houghton. Although we have entered into employment agreements with each of Messrs. Peters and Engstrom and Mses. Pruitt and Houghton, the employment agreements contain various termination rights. If we were to lose the benefit of their experience, efforts and abilities, our operating results could suffer. In addition, if any member of the Board were to resign, we would lose the benefit of such director's governance and experience. As a result of the foregoing, we may be unable to achieve our investment objectives.
Compliance with changing government regulations may result in additional expenses.
The 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, includes new regulations for over-the-counter derivatives and substantially increased regulation and risk of liability for credit rating agencies, all of which could increase our cost of capital. The Dodd-Frank Act also includes provisions concerning corporate governance and executive compensation which, among other things, require additional executive compensation disclosures and enhanced independence requirements for board compensation committees and related advisors, as well as provide explicit authority for the SEC to adopt proxy access, all of which could result in additional expenses in order to maintain compliance. The Dodd-Frank Act is wide-ranging, and the provisions are broad with significant discretion given to the many and varied agencies tasked with adopting and implementing the act. The majority of the provisions of the Dodd-Frank Act did not go into effect immediately and may be adopted and implemented over many months or years. As such, we cannot predict the full impact of the Dodd-Frank Act on our business, financial condition and results of operations.
Failure to maintain effective internal control over financial reporting could harm our business, results of operations and financial condition.
Pursuant to the Sarbanes-Oxley Act of 2002, we are required to provide a report by management on internal control over financial reporting, including management's assessment of the effectiveness of such control. Changes to our business will necessitate ongoing changes to our internal control systems and processes. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business, results of operations and financial condition could be materially adversely harmed and we could fail to meet our reporting obligations.

Risks Related to our Organizational Structure
We may structure acquisitions of property in exchange for limited partnership units of HTALP on terms that could limit our liquidity or our flexibility.
We may continue to acquire properties by issuing limited partnership units of HTALP in exchange for a property owner contributing property. If we enter into such transactions, in order to induce the contributors of such properties to accept units of HTALP, rather than cash, in exchange for their properties, it may be necessary for us to provide them additional incentives. For instance, HTALP’s limited partnership agreement provides that any holder of units may exchange limited partnership units on a one-for-one basis for, at our option, cash equal to the value of an equivalent number of shares of HTA’s common stock. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to repurchase a contributor's units for shares of HTA’s common stock or cash, at the option of the contributor, at set times. If the contributor required us to repurchase units for cash pursuant to such a provision, it would limit our liquidity and, thus, our ability to use cash to make other investments or satisfy other obligations, including the Notes. Moreover, if we were required to repurchase units for cash at a time when we did not have sufficient cash to fund the repurchase, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a limited partner in HTALP did not provide the contributor with a defined return, then upon redemption of the contributor's units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to HTALP, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor's units for cash or shares. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.
The Board may change our investment objectives and major strategies and take other actions without seeking stockholder approval.
The Board determines our investment objectives and major strategies, including our strategies regarding investments, financing, growth, debt capitalization, REIT qualification, and distributions. The Board may amend or revise these and other strategies without a vote of HTA’s stockholders. Changes in our strategy or in our investment policies could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make payments with respect to the Notes. Higher leverage also increases the risk we could default on our indebtedness, including the Notes.
Risks Related to Investments in Real Estate
Increasing vacancy rates for commercial real estate resulting from a slow economic recovery could result in increased vacancies at some or all of our properties, which may result in reduced revenue and resale value.
We may experience vacancies by a default of tenants under their leases or the expiration or termination of tenant leases, and such vacancies may continue for a long period of time. Recent disruptions in the financial markets and the slow economic recovery have resulted in a trend toward increasing vacancy rates for virtually all classes of commercial real estate, including medical office buildings and other facilities that serve the healthcare industry, due to generally lower demand for rentable space, as well as potential oversupply of rentable space. Uncertain economic conditions and related levels of unemployment have led to reduced demand for medical services, causing physician groups and hospitals to delay expansion plans, leaving a growing number of vacancies in new buildings. Reduced demand for medical office buildings and other facilities that serve the healthcare industry could require us to increase concessions, make tenant improvement expenditures or reduce rental rates to maintain occupancies. We may suffer reduced revenues resulting in less cash available for payments on the Notes. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.
We are dependent on the financial stability of our tenants.
Lease payment defaults by tenants would cause us to lose the revenue associated with such leases, and we may incur significant litigation costs in enforcing our rights as a landlord against the defaulting tenant. Although approximately 58% of our annualized base rent as of June 30, 2013 was derived from tenants (or their parent companies) that have an investment grade credit rating, a credit rating is no guarantee of ability to perform lease obligations and a parent may choose not to satisfy the obligations of a subsidiary that fails to perform its obligations. If the property is subject to a mortgage, a default by a significant tenant on its lease payments to us may result in a foreclosure on the property if we are unable to find an alternative source of revenue to meet mortgage payments. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property, and may not be able to re-lease the property for the rent previously received, if at all. Lease terminations could also reduce the value of the properties.

We face potential adverse consequences of bankruptcy or insolvency by our tenants.
We are exposed to the risk that our tenants could become bankrupt or insolvent. This risk would be magnified to the extent that a tenant leased or managed multiple facilities. The bankruptcy and insolvency laws afford certain rights to a party that has filed for bankruptcy or reorganization. For example, a debtor-lessee may reject its lease with us in a bankruptcy proceeding. In such a case, our claim against the debtor-lessee for unpaid and future rents would be limited by the statutory cap of the U.S. Bankruptcy Code. This statutory cap might be substantially less than the remaining rent actually owed under the lease, and it is quite likely that any claim we might have for unpaid rent would not be paid in full. In addition, a debtor-lessee may assert in a bankruptcy proceeding that its lease should be re-characterized as a financing agreement. If such a claim is successful, our rights and remedies as a lender, compared to a landlord, would generally be more limited.
Our tenant base may not remain stable or could become more concentrated which could harm our operating results and financial condition.
Our tenant base may not remain stable or could become more concentrated among particular physicians and physician groups with varying practices and other medical service providers in the future. Subject to the terms of the applicable leases, our tenants could decide to leave our properties for numerous reasons, including, but not limited to, financial stress or changes in the tenant's ownership or management. Our tenants service the healthcare industry and, our tenant mix could become even more concentrated if a preponderance of our tenants practice in a particular medical field or are reliant upon a particular healthcare delivery system. If any of our tenants become financially unstable, our operating results and prospects could suffer, particularly if our tenants become more concentrated.
Our medical office buildings, other facilities that serve the healthcare industry and tenants may be subject to competition.
Our medical office buildings and other facilities that serve the healthcare industry often face competition from nearby hospitals and other medical office buildings that provide comparable services. Some of those competing facilities are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to our buildings.
Similarly, our tenants face competition from other medical practices in nearby hospitals and other medical facilities. Further, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients. Competition and loss of referrals could adversely affect our tenants' ability to make rental payments, which could adversely affect our rental revenues. Any reduction in rental revenues resulting from the inability of our medical office buildings and other facilities that serve the healthcare industry and our tenants to compete successfully may have an adverse effect on our business, financial condition and results of operations and our ability to make distributions to HTA’s stockholders.
The hospitals on whose campuses our medical office buildings are located and their affiliated healthcare systems could fail to remain competitive or financially viable, which could adversely impact their ability to attract physicians and physician groups to our medical office buildings and other facilities that serve the healthcare industry.
Our medical office building operations and other facilities that serve the healthcare industry depend on the viability of the hospitals on or near whose campuses our medical office buildings are located and their affiliated healthcare systems in order to attract physicians and other healthcare-related clients. The viability of these hospitals, in turn, depends on factors such as the quality and mix of healthcare services provided, competition, demographic trends in the surrounding community, market position and growth potential, as well as the ability of the affiliated healthcare systems to provide economies of scale and access to capital. If a hospital on or near whose campus one of our medical office buildings is located is unable to meet its financial obligations, and if an affiliated healthcare system is unable to support that hospital, the hospital may not be able to compete successfully or could be forced to close or relocate, which could adversely impact its ability to attract physicians and other healthcare-related clients. Because we rely on our proximity to and affiliations with these hospitals to create demand for space in our medical office buildings, their inability to remain competitive or financially viable, or to attract physicians and physician groups, could adversely affect our medical office building operations and have an adverse effect on us.

The unique nature of certain or our properties, including our senior healthcare properties, may make it difficult to lease or transfer our property or find replacement tenants, which could require us to spend considerable capital to adapt the property to an alternative use or otherwise negatively affect our performance.
Some of the properties we seek to acquire are specialized medical facilities or otherwise designed or built for a particular tenant of a specific type of use known as a single use facility. For example, senior healthcare facilities present unique challenges with respect to leasing and transferring the same. Skilled nursing, assisted living and independent living facilities are typically highly customized and may not be easily modified to accommodate non-healthcare-related uses. The improvements generally required to conform a property to healthcare use, such as upgrading electrical, gas and plumbing infrastructure, are costly and often times operator-specific. As a result, these property types may not be suitable for lease to traditional office tenants or other healthcare tenants with unique needs without significant expenditures or renovations. A new or replacement tenant may require different features in a property, depending on that tenant's particular operations.
If we or our tenants terminate or do not renew the leases for our properties or our tenants lose their regulatory authority to operate such properties or default on their lease obligations for any reason, we may not be able to locate, or may incur additional costs to locate, suitable replacement tenants to lease the properties for their specialized uses. Alternatively, we may be required to spend substantial amounts to modify a property for a new tenant, or for multiple tenants with varying infrastructure requirements, before we are able to re-lease the space or we could otherwise incur re-leasing costs. Furthermore, because transfers of healthcare facilities may be subject to regulatory approvals not required for transfers of other types of property, there may be significant delays in transferring operations of senior healthcare facilities to successor operators. Any loss of revenues or additional capital expenditures required as a result may have an adverse effect on our business, financial condition and results of operations and our ability to make payments on the Notes.
Uninsured losses relating to real estate and lender requirements to obtain insurance may reduce cash available for payments on the Notes.
There are types of losses relating to real estate, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, for which we do not intend to obtain insurance unless we are required to do so by mortgage lenders. If any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure holders of the Notes that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for uninsured losses, we could suffer reduced earnings that would result in less cash available for payments on the Notes. In cases where we are required by mortgage lenders to obtain casualty loss insurance for catastrophic events or terrorism, such insurance may not be available, or may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. Additionally, if we obtain such insurance, the costs associated with owning a property would increase and could have an adverse effect on the net income from the property, and, thus, the cash available for payments on the Notes.
We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.
The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.
We may fail to successfully operate acquired properties.
Our ability to successfully operate any acquired properties are subject to the following risks:

•	we may acquire properties that are not initially accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	we may be unable to finance the acquisition on favorable terms in the time period we desire, or at all;

•	even if we are able to finance the acquisition, our cash flow may be insufficient to meet our required principal and interest payments;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties;

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we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisition of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

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we may acquire properties subject to liabilities, including contingent liabilities, and without any recourse, or with only limited recourse, with respect to unknown liabilities for clean-up of undisclosed environmental contamination, claims by tenants or other persons dealing with former owners of the properties, liabilities, claims, and litigation, including indemnification obligations, whether or not incurred in the ordinary course of business, relating to periods prior to or following our acquisition, claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties, and liabilities for taxes relating to periods prior to our acquisition.

If we are unable to successfully operate acquired properties, our financial condition, results of operations, cash flow and ability to satisfy our principal and interest obligations, including the Notes, could be adversely affected.
Our ownership of certain medical office building properties and other facilities is subject to ground lease or other similar agreements which limit our uses of these properties and may restrict our ability to sell or otherwise transfer such properties.
As of June 30, 2013, we held interests in 77 of our medical office building properties and other facilities that serve the healthcare industry through leasehold interests in the land on which the buildings are located and we may acquire additional properties in the future that are subject to ground leases or other similar agreements. As of June 30, 2013, these properties represented 31.9% of our total GLA. Many of our ground leases and other similar agreements limit our uses of these properties and may restrict our ability to sell or otherwise transfer such properties, which may impair their value.
Uncertain market conditions relating to the future disposition of properties could cause us to sell our properties at a loss in the future.
We intend to hold our various real estate investments until such time as we determine that a sale or other disposition appears to be advantageous to achieve our investment objectives. Our Chief Executive Officer and the Board may exercise their discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time. We generally intend to hold properties for an extended period of time, and we cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Because of the uncertainty of market conditions that may affect the future disposition of our properties, we may not be able to sell our properties at a profit in the future or at all. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. Any inability to sell a property could adversely impact our business, financial condition and results of operation.
Lease rates under our long-term leases may be lower than fair market lease rates over time.
We have entered into and may in the future enter into long-term leases with tenants of certain of our properties. Certain of our long-term leases provide for rent to increase over time. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that even after contractual rental increases, the rent under our long-term leases is less than then-current market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our income and distributions could be lower than if we did not enter into long-term leases.
Rents associated with new leases for properties in our portfolio may be less than expiring rents (lease roll-down), which may adversely affect our financial condition, results of operations and cash flow.
Our operating results depend upon our ability to maintain and increase rental rates at our properties while also maintaining or increasing occupancy. The rental rates for expiring leases may be higher than starting rental rates for new leases and we may also be required to offer greater rental concessions than we have historically. The rental rate spread between expiring leases and new leases may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain sufficient rental rates across our portfolio, our business, financial condition and results of operation could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenue does not increase, which could cause our results of operations to be adversely affected.
Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-let space, the cost of compliance with governmental regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected. The expenses of owning and operating medical office buildings and other facilities that serve the healthcare industry are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenue declines, we may not be able to reduce our expenses accordingly. Certain costs associated with real estate investments may not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take possession of the property, resulting in a further reduction in net income.
Increases in property taxes could adversely affect our cash flow.
Our real properties are subject to real and personal property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. Some of our leases generally provide that the property taxes or increases therein are charged to the tenants as an expense related to the real properties that they occupy while other leases provide that we are generally responsible for such taxes. We are also generally responsible for real property taxes related to any vacant space. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.
We face possible liability for environmental cleanup costs and damages for contamination related to properties we acquire, which could substantially increase our costs and reduce our liquidity and cash distributions to stockholders.
Because we own and operate real estate, we are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could increase the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury or other claims or fines could be substantial, which would reduce our liquidity and cash available for distribution to HTA's stockholders. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing. Our tenants' operations, the existing condition of land when we buy it, operations in the vicinity of our real properties, such as the presence of underground storage tanks, or activities of unrelated third parties may also adversely affect our real properties.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.
Under the Americans with Disabilities Act of 1990, or the ADA, all places of public accommodation are required to meet certain U.S. federal requirements related to access and use by disabled persons. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and/or an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other related legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other related legislation, our business, financial condition, results of operations and ability to satisfy our debt service obligations, including the Notes, may be materially and adversely affected.
Risks Related to the Healthcare Industry
New laws or regulations affecting the heavily regulated healthcare industry, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of our tenants to make rent payments to us.
The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our tenants generally are subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations could negatively affect the ability of our tenants to make lease payments to us and our ability to make distributions to HTA’s stockholders.
Many of our medical properties and their tenants may require a license or multiple licenses or certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON would prevent a facility from operating in the manner intended by the tenant. These events could adversely affect our tenants' ability to make rent payments to us. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of facilities that serve the healthcare industry, by requiring a CON or other similar approval. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our development of facilities or the operations of our tenants.
In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new CON authorization to re-institute operations. As a result, a portion of the value of the facility may be reduced, which would adversely impact our business, financial condition and results of operations.

Comprehensive healthcare reform legislation could adversely affect our business, financial condition and results of operations and our ability to pay distributions to stockholders.
The Patient Protection and Affordable Care Act of 2010, or the Patient Protection and Affordable Care Act, and the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act, which in part modified the Patient Protection and Affordable Care Act, together serve as the primary vehicle for comprehensive healthcare reform in the United States and will become effective through a phased approach, which began in 2010 and will conclude in 2018. The laws are intended to reduce the number of individuals in the United States without health insurance and significantly change the means by which healthcare is organized, delivered and reimbursed. The Patient Protection and Affordable Care Act includes program integrity provisions that both create new authorities and expand existing authorities for federal and state governments to address fraud, waste and abuse in federal healthcare programs. In addition, the Patient Protection and Affordable Care Act expands reporting requirements and responsibilities related to facility ownership and management, patient safety and care quality. In the ordinary course of their businesses, our tenants may be regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. If they do not comply with the additional reporting requirements and responsibilities, our tenants' ability to participate in federal healthcare programs may be adversely affected. Moreover, there may be other aspects of the comprehensive healthcare reform legislation for which regulations have not yet been adopted, which, depending on how they are implemented, could adversely affect our tenants and their ability to meet their lease obligations. On June 28, 2012, the U.S. Supreme Court ruled on the constitutionality of the two laws generally upholding the entirety of the Patient Protection and Affordable Care Act including holding that the “individual mandate”-the centerpiece of the legislation that requires all individuals to purchase some form of health insurance-is permissibly construed as a tax imposed on those who do not obtain health insurance. Notably, the portions of the health reform laws addressing fraud, waste and abuse remain intact. The only aspect of the laws held unconstitutional is the mandated Medicaid expansion that would have required states to cover nonelderly persons with incomes up to 133 percent of the poverty level. The Supreme Court held that Congress could not require states to implement such an expansion or risk losing all federal Medicaid funding. As a result of the Supreme Court's decision, states may opt to expand Medicaid coverage in accordance with the laws but are not required to do so. Despite the Supreme Court's decision, it remains difficult to predict the impact of these laws on us due to their complexity, lack of implementing regulations or interpretive guidance, and the gradual implementation of the laws over a multi-year period. In addition, there have been numerous Congressional attempts to amend and repeal the laws both prior to and subsequent to the Supreme Court's ruling; we cannot predict whether any of these attempts to repeal or amend the laws will be successful. Moreover, a number of states have indicated that they will not take steps to implement certain aspects of the laws notwithstanding the Court's ruling. Consequently, it remains difficult to foresee how individuals and business will respond to the choices afforded them by law. Because of the many variables involved, we are unable to predict how these laws may impact our tenants' operations or the net effect of these laws on us. Both our tenants and us may be adversely affected.
Reductions in reimbursement from third party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.
Sources of revenue for our tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers, health maintenance organizations, preferred provider arrangements, self-insured employers and the patients themselves, among others. Medicare and Medicaid programs, as well as numerous private insurance and managed care plans, generally require participating providers to accept government-determined reimbursement rates as payment in full for services rendered, without regard to a provider's charges. Changes in the reimbursement rate or methods of payment from third-party payors, including Medicare and Medicaid, could result in a substantial reduction in our tenants' revenues. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. Further, revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. The recently enacted healthcare reform law and regulatory changes could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement to managed care plans have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. These changes could have an adverse effect on the financial condition of some or all of our tenants. The financial impact on our tenants could restrict their ability to make rent payments to us, which would have an adverse effect on our business, financial condition and results of operations.
Government budget deficits could lead to a reduction in Medicaid and Medicare reimbursement, which could adversely affect the financial condition of our tenants.
Adverse U.S. economic conditions have negatively affected state budgets, which may put pressure on states to decrease reimbursement rates with the goal of decreasing state expenditures under state Medicaid programs. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in state Medicaid programs due to unemployment, declines in family incomes, and eligibility expansions required by the recently enacted healthcare reform law. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement rates under both the federal Medicare program and state Medicaid programs. Potential reductions in reimbursements under these programs could negatively impact the ability of our tenants and their ability to meet their obligations to us, which could, in turn, have an adverse effect on our business, financial condition and results of operations.
Some tenants of our medical office buildings and other facilities that serve the healthcare industry are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant's ability to make rent payments to us.
There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. These laws include, but are not limited to:

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the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral or recommendation for the ordering of any item or service reimbursed by Medicare or Medicaid;

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the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

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the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs; and

•	the Civil Monetary Penalties Law, which authorizes the United States Department of Health and Human Services to impose monetary penalties for certain fraudulent acts; and

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the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, which protects the privacy and security of personal health information.

Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants could jeopardize that tenant's ability to operate or to make rent payments, which may have an adverse effect on our business, financial condition and results of operations.

Our tenants may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us.
As is typical in the healthcare industry, our tenants may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by these tenants may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants of our medical office buildings and other facilities that serve the healthcare industry operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. There has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims and quality of care, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could lead to potential termination from government programs, large penalties and fines and otherwise have an adverse effect on a tenant's financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may affect the tenant's ability to pay rent, which in turn could have an adverse effect on our business, financial condition and results of operations.
We may experience adverse effects as a result of potential financial and operational challenges faced by the operators of our senior healthcare facilities.
Operators of our senior healthcare facilities may face operational challenges from potentially reduced revenue streams and increased demands on their existing financial resources.

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Changes in reimbursement policies. Our skilled nursing operators' revenues are primarily derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. Accordingly, our facility operators are subject to the potential negative effects of decreased reimbursement rates offered through such programs.

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Impact of general economic conditions. Our operators' revenue may also be adversely affected as a result of falling occupancy rates or slow lease-ups for assisted and independent living facilities due to the recent turmoil in the capital debt and real estate markets. The economic deterioration of an operator could cause such operator to file for bankruptcy protection. The bankruptcy or insolvency of an operator may adversely affect the income produced by the property or properties it operates.

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Compliance costs. Our operators’ performance and economic condition may be negatively affected if they fail to comply with various complex federal and state laws that govern a wide array of referrals, relationships, reimbursement and licensure requirements in the senior healthcare industry. The violation of any of these laws or regulations by a senior healthcare facility operator may result in the imposition of fines or other penalties that could jeopardize that operator's ability to make payment obligations to us or to continue operating its facility. Compliance with the requirements in the healthcare reform law could increase costs as well. Increased costs could limit our healthcare operator's ability to meet their obligations to us, potentially decreasing our revenue and increasing our collection and litigation costs.

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Legal actions. Moreover, advocacy groups that monitor the quality of care at healthcare facilities have sued healthcare facility operators and called upon state and federal legislators to enhance their oversight of trends in healthcare facility ownership and quality of care. In response, the recently enacted healthcare reform law imposes additional reporting requirements and responsibilities for healthcare facility operators. Patients have also sued healthcare facility operators and have, in certain cases, succeeded in winning very large damage awards for alleged abuses. This litigation and potential litigation in the future has materially increased the costs incurred by our operators for monitoring and reporting quality of care compliance.

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Insurance. In addition, the cost of medical malpractice and liability insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of healthcare facilities continues. To the extent we are required to remove or replace a healthcare operator, our revenue from the affected property could be reduced or eliminated for an extended period of time.

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New or future legislative proposals. In addition, legislative proposals are commonly being introduced or proposed in federal and state legislatures that could affect major changes in the senior healthcare sector, either nationally or at the state level. It is impossible to say with any certainty whether this proposed legislation will be adopted or, if adopted, what effect such legislation would have on our facility operators and our senior healthcare operations.

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Increased operating expenses. In addition, our facility operators may incur additional demands on their existing financial resources as a result of increases in senior healthcare operator liability, insurance premiums and other operational expenses. Our financial position could be weakened and our ability to make distributions could be limited if any of our senior healthcare facility operators were unable to meet their financial obligations to us.

Any of these factors could adversely affect the ability of our tenants to pay rent, diminish the value of our properties or otherwise have an adverse effect on our business, financial condition and results of operations.
Risks Related to Investments in Other Real Estate Related Assets
The real estate-related loans in which we have in the past, and may in the future, invest may be impacted by unfavorable real estate market conditions, which could decrease their value.
As of June 30, 2013, we had invested in one real estate note receivable. If we make additional investments in real estate notes, we will be at risk of loss on those investments, including losses as a result of defaults on real estate notes. These losses may be caused by many conditions beyond our control, including economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels and the other economic and liability risks associated with real estate described above under the heading “- Risks Related to Investments in Real Estate.” If we acquire property by foreclosure following defaults under our real estate note investments, we will have the economic and liability risks as the owner described above. We do not know whether the values of the property securing any of our investments in other real estate-related assets will remain at the levels existing on the dates we initially make the related investment. If the values of the underlying properties decline, our risk will increase and the value of our interests may decrease.
Delays in liquidating defaulted real estate note investments could reduce our investment returns.
If there are defaults under our real estate note investments, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, we may not be able to repossess and sell the underlying properties quickly which could reduce the value of our investment. For example, an action to foreclose on a property securing a real estate note is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the real estate note.
Interest rate and related risks may cause the value of our investments in other real estate related assets to be reduced.
Interest rate risk is the risk that fixed income securities such as preferred and debt securities, and to a lesser extent dividend paying common stock, will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. Our investment in such securities means that the net asset value may tend to decline if market interest rates rise.
During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security's duration and reduce the value of the security. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which may force us to reinvest in lower yielding securities. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our investments in other real estate related assets.
If we liquidate prior to the maturity of our investments in real estate assets, we may be forced to sell those investments on unfavorable terms or at a loss.
The Board may choose to effect a liquidity event in which we liquidate our assets, including our investments in other real estate related assets. If we liquidate those investments prior to their maturity, we may be forced to sell those investments on unfavorable terms or at a loss. For instance, if we are required to liquidate mortgage loans at a time when prevailing interest rates are higher than the interest rates of such mortgage loans, we would likely sell such loans at a discount to their stated principal values.

Risks Related to Debt Financing
We have and intend to incur mortgage indebtedness and other borrowings, which may increase our business risks and could decrease the value of our company.
As of June 30, 2013, we had fixed and variable rate debt of $1,114.2 million (including approximately $0.1 million of net discount) outstanding. We intend to continue to finance a portion of the purchase price of our investments in real estate and other real estate related assets by borrowing funds. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90% of our annual ordinary taxable income to HTA’s stockholders. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes. We generally expect our leverage ratio to range between 35% to 45%.
High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on that property, then the amount available for payments on the Notes may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of our company. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our business, financial condition and results of operations will be adversely affected.
Higher mortgage rates may make it more difficult for us to finance or refinance our mortgage loans, which could reduce the number of properties we can acquire.
As of June 30, 2013, we had $8.2 million of debt maturing in the year ending December 31, 2013. If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to utilize financing in our initial purchase of properties. In addition, if we place or assume mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans mature, or of being unable to refinance the debt on favorable terms or at all. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flow would be reduced. This, in turn, would reduce cash available for payments on the Notes and may hinder our ability to raise more capital by issuing securities or by borrowing more money.
Risks Related to Joint Ventures
The terms of joint venture agreements or other joint ownership arrangements into which we have entered and may enter could impair our operating flexibility and our results of operations.
In connection with the purchase of real estate, we have entered and may continue to enter into joint ventures with third parties. We may also purchase or develop properties in co-ownership arrangements with the sellers of the properties, developers or other persons. These structures involve participation in the investment by other parties whose interests and rights may not be the same as ours. Our joint venture partners may have rights to take some actions over which we have no control and may take actions contrary to our interests. Joint ownership of an investment in real estate may involve risks not associated with direct ownership of real estate, including the following:

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a venture partner may at any time have economic or other business interests or goals which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in a joint venture or the timing of the termination and liquidation of the venture;

•	a venture partner might become bankrupt and such proceedings could have an adverse impact on the operation of the partnership or joint venture;

•	actions taken by a venture partner might have the result of subjecting the property to liabilities in excess of those contemplated; and

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a venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could occur, which might adversely affect the joint venture and decrease potential returns to us. If we have a right of first refusal or buy/sell right to buy out a venture partner, we may be unable to finance such a buy-out or we may be forced to exercise those rights at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to purchase an interest of a venture partner subject to the buy/sell right, in which case we may be forced to sell our interest when we would otherwise prefer to retain our interest. In addition, we may not be able to sell our interest in a joint venture on a timely basis or on acceptable terms if we desire to exit the venture for any reason, particularly if our interest is subject to a right of first refusal of our venture partner.
We may structure our joint venture relationships in a manner which may limit the amount we participate in the cash flow or appreciation of an investment.
We may enter into joint venture agreements, the economic terms of which may provide for the distribution of income to us otherwise than in direct proportion to our ownership interest in the joint venture. For example, while we and a co-venturer may invest an equal amount of capital in an investment, the investment may be structured such that we have a right to priority distributions of cash flow up to a certain target return while the co-venturer may receive a disproportionately greater share of cash flow than we are to receive once such target return has been achieved. This type of investment structure may result in the co-venturer receiving more of the cash flow, including appreciation, of an investment than we would receive. If we do not accurately judge the appreciation prospects of a particular investment or structure the venture appropriately, we may incur losses on joint venture investments or have limited participation in the profits of a joint venture investment, either of which could adversely affect our business, financial condition and results of operations.
Federal Income Tax Risks
Failure to qualify as a REIT for U.S. federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, which would substantially reduce our ability to make distributions to Healthcare Trust of America, Inc.'s stockholders.
We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2007 and we believe that our current and intended manner of operation will enable us to continue to meet the requirements to be taxed as a REIT. To qualify as a REIT, we must meet various requirements set forth in the Code concerning, among other things, the ownership of HTA’s outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to HTA’s stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause the Board to revoke our REIT election, which it may do without stockholder approval.
If we were to fail to qualify as a REIT for any taxable year, we would be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year in which we lose our qualification as a REIT. Losing our qualification as a REIT would reduce our net earnings available for investment or payments on the Notes because of the additional tax liability. In addition, distributions to stockholders would no longer be deductible in computing our taxable income, and we would no longer be required to make distributions. To the extent that distributions had been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax.
As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital.

To continue to qualify as a REIT and to avoid the payment of U.S. federal income and excise taxes, we may be forced to borrow funds, use proceeds from the issuance of securities, or sell assets to pay distributions, which may result in our distributing amounts that may otherwise be used for our operations.
To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to HTA’s stockholders at least 90.0% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4.0% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of: (1) 85.0% of our ordinary income; (2) 95.0% of our capital gain net income; and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities or sell assets in order to distribute enough of our taxable income to maintain our qualification as a REIT and to avoid the payment of federal income and excise taxes.
Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.
To continue to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to HTA’s stockholders and the ownership of shares of HTA’s common stock. We may be required to make distributions to HTA’s stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
Risks Related to this Offering
If you do not exchange your Private Notes pursuant to this Exchange Offer, you may not be able to sell your Notes.
It may be difficult for you to sell Private Notes that are not exchanged in the Exchange Offer. Those Private Notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.
If you do not tender your Private Notes or if we do not accept some of your Private Notes, those Notes will continue to be subject to the transfer and exchange restrictions in:

•	the indenture;

•	the legend on the Private Notes; and

•	the offering memorandum relating to the Private Notes.
The restrictions on transfer of your Private Notes arise because we issued the Private Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Private Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Private Notes under the Securities Act. To the extent Private Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Private Notes would be adversely affected.
If the procedures for tendering your Private Notes in this Exchange Offer are not followed, you may not receive Exchange Notes in exchange for your Private Notes.
We will issue the Exchange Notes in exchange for your Private Notes only if you tender the Private Notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the Exchange Offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the Exchange Agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Private Notes for exchange. If you are the beneficial holder of Private Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender Private Notes in the Exchange Offer, you should promptly contact the person in whose name your Private Notes are registered and instruct that person to tender your Private Notes on your behalf.

The Notes are effectively subordinated to Healthcare Trust of America Holdings, LP’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and to the existing and future liabilities of its subsidiaries.
HTALP’s obligations under its senior unsecured revolving credit and term loan facility, its senior unsecured term loan facility and the Notes are unsecured, but HTALP’s obligations under certain other financing arrangements with lenders are secured by mortgages and security interests in certain of its properties and the ownership interests of certain of its subsidiaries. As of June 30, 2013, HTALP had approximately $361.6 million of secured indebtedness (including approximately $2.3 million of net premium associated with secured mortgage debt) outstanding. Holders of existing and future secured debt that HTALP or its subsidiaries have incurred or may incur will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing such debt. If HTALP were declared bankrupt or insolvent, or if HTALP defaults under its secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If HTALP were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture governing the Notes at such time. In any such event, because the Notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied.
In addition, none of HTALP’s subsidiaries will guarantee the Notes. Payments on the Notes are only required to be made by HTALP and by HTA. As a result, no payments are required to be made by, and holders of Notes will not have a claim against the assets of, HTALP’s subsidiaries, except if those assets are transferred, by dividend or otherwise, to HTALP or to HTA. Therefore, although the Notes are unsubordinated obligations, they will be effectively subordinated to all liabilities, including trade payables, of HTALP’s current and future subsidiaries. HTALP’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under HTALP’s indebtedness, including the Notes, or to make any funds available to HTALP, whether by paying dividend, distribution, loan or other payments. Payments to HTALP by its subsidiaries will also be contingent upon HTALP’s subsidiaries’ earnings and their business considerations. HTALP’s subsidiaries had approximately $361.6 million of indebtedness (including approximately $2.3 million in net premium associated with secured mortgage debt) outstanding as of June 30, 2013.
Our substantial indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations.
As of June 30, 2013, we had approximately $1,114.2 million of indebtedness (including approximately $0.1 million of net discount) outstanding. In addition, as of June 30, 2013, $650.0 million was available to us to borrow under the revolving credit facility of our senior unsecured revolving credit and term loan facility.
Our indebtedness could have significant adverse consequences to us and the holders of the Notes, such as:

•	limiting our ability to satisfy our financial obligations, including those relating to the Notes;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions;

•	capital expenditures or other debt service requirements or for other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our and our subsidiaries’ existing and future indebtedness;

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exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our or our subsidiaries’ debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.
In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Our existing credit facilities and the indenture governing the Notes contain restrictions that limit our flexibility in operating our business.
Our existing credit facilities contain a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends on or make distributions in respect of HTA’s capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated to the Notes;

•	make certain investments;

•	sell or transfer assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.
In addition, the indenture governing the Notes contains financial and operating covenants, including restrictions on our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur additional secured and unsecured indebtedness.
Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict our business activities. Our ability to comply with these and other provisions of our existing credit facilities and the indenture governing the Notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting us. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements. See “Description of Other Indebtedness” and “Description of Notes.”
Despite our substantial indebtedness, we or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the Notes.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our unsecured and secured indebtedness, including our existing credit facilities and the indenture governing the Notes, limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we or our subsidiaries incur additional indebtedness or other such obligations, we may face additional risks associated with our indebtedness, including our possible inability to pay the principal of or interest on the Notes.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including a default under our existing credit facilities, that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our existing credit facilities, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our existing credit facilities could elect to terminate their commitments or cease making further loans and we could be forced into bankruptcy or liquidation. In addition, a default (or an event of default) under any agreement governing our indebtedness may trigger a cross default or cross-acceleration under our other agreements, including our existing credit facilities. If any of our indebtedness is accelerated, we may not be able to repay it.
We may not be able to generate sufficient cash flow to meet our debt service obligations.
Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the Notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.
We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.
As a result, we may not be able to refinance any of our indebtedness, including the Notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the Notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.
Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to meet our debt service obligations, including payments on the Notes.
As of June 30, 2013, we had approximately $455.0 million of variable interest rate debt outstanding. We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, to which $455.0 million of our variable interest rate debt was subject as of June 30, 2013. However, these hedging arrangements involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and our ability to meet our debt service obligations, including payments on the Notes.
There is currently no trading market for the Notes, and a trading market for the Notes may not develop or be sustained.
The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes on any automated dealer quotation system. Although the initial purchasers of the Notes advised us that they intend to make a market in the Notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active trading market may not develop for the Notes and, even if one develops, may not be maintained. The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of us and our subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes is likely to be adversely affected, and holders may not be able to sell their Notes at desired times and prices or at all.
Healthcare Trust of America, Inc. has no significant operations and no material assets, other than its investment in Healthcare Trust of America Holdings, LP.
The Notes will be fully and unconditionally guaranteed by HTA. However, HTA has no significant operations and no material assets, other than its investment in HTALP. Furthermore, HTA’s guarantee of the Notes will be effectively subordinated in right of payment to all existing and future unsecured and secured liabilities of its subsidiaries (including HTALP and any entity HTA accounts for under the equity method of accounting). As of June 30, 2013, the total indebtedness of HTA’s subsidiaries (including HTALP) was approximately $1,114.2 million (including approximately $0.1 million of net discount).
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of Notes to return payments received from guarantors.
Under the federal bankruptcy law and provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by HTA, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

•	either:

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature; or

•	intended to hinder, delay or defraud creditors.
In addition under such circumstances, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor, as the case may be.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.
A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the Notes. If a court voided HTA’s guarantee of the Notes, you would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee and would be creditors solely of us. In addition, the court might direct holders of the Notes to repay any amounts already received from a guarantor. If the court were to void HTA’s guarantee, we cannot assure you that funds would be available to pay the Notes from any of our subsidiaries or from any other source.
An increase in interest rates could result in a decrease in the relative value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these Notes and market interest rates increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.
We may choose to redeem the Notes when prevailing interest rates are relatively low.
The Notes are redeemable at our option and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rate borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. See “Description of Notes-Our Redemption Rights.”
The Notes may not be rated or may receive a lower rating than anticipated.
The Notes may be rated by one or more nationally recognized statistical rating organizations. The credit ratings of the Notes will primarily reflect the assessment of rating organizations of our financial strength and our ability to pay our debts when due, and will change in according with our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or value of, the Notes. Actual or anticipated changes or downgrades in our credit rating, including any announcement that our rating is under further review for a downgrade, could affect the market value of the Notes, increase our corporate borrowing costs and limit availability of capital.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus and any documents we incorporate by reference herein constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Such statements include, in particular, statements about our plans, strategies and prospects and estimates regarding future medical office building market performance. Such statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Forward-looking statements are generally identifiable by use of the terms such as “expect,” “project,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential,” “pro forma” or the negative of such terms and other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this prospectus or such document incorporated by reference herein, as applicable. We cannot guarantee the accuracy of any such forward-looking statements contained in this prospectus or any documents we incorporate by reference herein, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Any such forward-looking statements reflect our current views about future events, are subject to unknown risks, uncertainties, and other factors, and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide dividends to stockholders, and maintain the value of our real estate properties, may be significantly hindered. The following factors, as well as any cautionary language in this prospectus and any documents we incorporate by reference herein, provide examples of certain risks, uncertainties and events that could cause actual results to differ materially from those presented in our forward-looking statements:

•	our ability to effectively deploy proceeds of offerings of securities;

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	delays in liquidating defaulted mortgage loan investments;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our existing credit facilities;

•	changes in our credit rating;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	HTA’s ability to remain qualified as a REIT; and

•
the factors included in this prospectus and any documents we incorporate by reference herein, including those set forth in HTA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Forward-looking statements express expectations of future events. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, our stockholders are urged not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date made. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time, except as required by law.
These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our filings with the SEC.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
On March 28, 2013, HTALP issued $300.0 million in aggregate principal amount of the Private Notes to Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, U.S. Bancorp Investments, Inc., Capital One Southcoast, Inc., Jefferies LLC, BMO Capital Markets Corp., Fifth Third Securities, Inc., Regions Securities LLC, Scotia Capital (USA) Inc. and SMBC Nikko Capital Markets Limited, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the Private Notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in reliance on Rule 144A. As a condition to the sale of the Private Notes, we entered into a registration rights agreement with the representatives of the initial purchasers on March 28, 2013. Pursuant to the registration rights agreement, we agreed that we would:

(1)	use commercially reasonable efforts to file an Exchange Offer registration statement with the SEC on or prior to September 24, 2013;

(2)	use commercially reasonable efforts to cause the Exchange Offer registration statement to become effective on or prior to November 23, 2013;

(3)	use commercially reasonable efforts to cause the Exchange Offer to be completed within 30 business days after the Exchange Offer registration statement is declared effective; and

(4)	in some circumstances, file a shelf registration statement providing for the sale of the Private Notes by the holders thereof.
Upon the effectiveness of the Exchange Offer registration statement, we will offer the Exchange Notes in exchange for the Private Notes. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
Resale of the Exchange Notes
Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange Private Notes for Exchange Notes in the ordinary course of business. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the Exchange Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. By exchanging your Private Notes for Exchange Notes in the Exchange Offer, you will acknowledge that you are not an “affiliate” of ours.
In addition, if you are a broker-dealer, or you acquire Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes, you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above or other interpretive letters to similar effect and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.
Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. By delivering a prospectus, a broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of Exchange Notes received in exchange for Private Notes which the broker-dealer acquired as a result of market-making or other trading activities.
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept any and all Private Notes validly tendered and not withdrawn before the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. You may tender Private Notes only in integral multiples of $1,000.
The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that:

•	we will register the Exchange Notes under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting their transfer; and

•
holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the registration rights agreement, which rights will terminate upon the completion of the Exchange Offer.

The Exchange Notes will evidence the same debt as the Private Notes and will be issued under the same indenture, so the Exchange Notes and the Private Notes will be treated as a single class of debt securities under the indenture.
As of the date of this prospectus, $300.0 million in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the Private Notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the Exchange Offer. We will not set a fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.
You do not have any appraisal or dissenters’ rights under the indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.
We will be deemed to have accepted validly tendered Private Notes when, as and if we have given written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the Exchange Notes from us.
If you tender Private Notes in the Exchange Offer you will not be required to pay brokerage commissions or fees with respect to the exchange of Private Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the Exchange Offer.
Expiration Date; Extensions; Amendments
The term “Expiration Date” will mean 5:00 p.m., New York City time on , 2013 (the 21st business day following commencement of the Exchange Offer), unless we, in our sole discretion, extend the Exchange Offer, in which case the term Expiration Date will mean the latest date and time to which we extend the Exchange Offer.
To extend the Exchange Offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The notice of extension will disclose the aggregate principal amount of the Private Notes that have been tendered as of the date of such notice.
We reserve the right, in our reasonable discretion:

•	to delay accepting any Private Notes due to an extension of the Exchange Offer; or

•	if any conditions listed below under “-Conditions” are not satisfied, to terminate the Exchange Offer, in each case by written notice of the delay, extension or termination to the Exchange Agent and by press release or other public announcement.
We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend the Exchange Offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the Exchange Offer would otherwise expire during the five to ten business day period.
Interest on the Exchange Notes
The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will bear interest at a rate equal to 3.70% per year (calculated using a 360-day year). Interest will be payable on the Exchange Notes semi-annually on each April 15 and October 15.
Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Private Notes or, if no interest has been paid on the Private Notes, from the date of initial issuance of the Private Notes. We will deem the right to receive any interest accrued but unpaid on the Private Notes waived by you if we accept your Private Notes for exchange.

Procedures for Tendering
Valid Tender
Except as described below, a tendering holder must, prior to the Expiration Date, transmit to U.S. Bank National Association, the Exchange Agent, at the address listed under the heading “-Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if the Private Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message.
In addition, a tendering holder must:

•	deliver certificates, if any, for the Private Notes to the Exchange Agent at or before the Expiration Date; or

•
deliver a timely confirmation of book-entry transfer of the Private Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	comply with the guaranteed delivery procedures described below.
The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
If the letter of transmittal is signed by a person other than the registered holder of Private Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Private Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Private Notes must be signed exactly as the name of any registered holder appears on the Private Notes.
If the letter of transmittal or any Private Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By tendering Private Notes pursuant to the Exchange Offer, each holder will represent to us that, among other things, the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. In the case of a holder that is not a broker-dealer, that holder, by tendering Private Notes pursuant to the Exchange Offer, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the Exchange Notes.
The method of delivery of Private Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Private Notes to us.
If you are a beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Private Notes by causing DTC to transfer the Private Notes into the Exchange Agent's account, including by means of DTC’s Automated Tender Offer Program.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Private Notes surrendered for exchange are tendered:

•	by a registered holder of the Private Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the Notes, which requirements include membership or participation in the Security Transfer Agent Medallion Program, or STAMP, or such other “signature guarantee program” as may be determined by the registrar for the Notes in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

Book-Entry Transfer
The Exchange Agent will make a request to establish an account for the Private Notes at DTC for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Private Notes by causing DTC to transfer those Private Notes into the Exchange Agent's account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered Private Notes into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.
Delivery of Exchange Notes issued in the Exchange Offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the Exchange Agent at the address listed under “-Exchange Agent” at or prior to the Expiration Date; or

•	comply with the guaranteed delivery procedures described below.
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.
Guaranteed Delivery
If a registered holder of Private Notes desires to tender the Private Notes, and the Private Notes are not immediately available, or time will not permit the holder’s Private Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•
prior to the Expiration Date, the Exchange Agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

1.	stating the name and address of the holder of Private Notes and the amount of Private Notes tendered;

2.	stating that the tender is being made; and

3.
guaranteeing that within three New York Stock Exchange trading days after the Expiration Date, the certificates for all physically tendered Private Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent’s message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the certificates for all physically tendered Private Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or any agent’s message, and all other documents required by the letter of transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

Determination of Validity
We will determine in our sole discretion all questions as to the validity, form and eligibility of Private Notes tendered for exchange. This discretion extends to the determination of all questions concerning the time of receipt, acceptance and withdrawal of tendered Private Notes. These determinations will be final and binding. We reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular private note either before or after the Expiration Date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the Exchange Offer as to any particular private note either before or after the Expiration Date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, you must cure any defects or irregularities with respect to tenders of Private Notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Private Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of Private Notes to have been made until you cure any defects or irregularities.

Other Rights
While we have no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered in the Exchange Offer, we reserve the right in our sole discretion to purchase or make offers for any Private Notes that remain outstanding after the Expiration Date. We also reserve the right to terminate the Exchange Offer, as described below under “-Conditions,” and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the Exchange Offer.
Acceptance of Private Notes for Exchange; Issuance of Exchange Notes
Upon the terms and subject to the conditions of the Exchange Offer, we will accept, promptly after the Expiration Date, all Private Notes properly tendered. We will issue the Exchange Notes promptly after acceptance of the Private Notes. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Private Notes for exchange when, as and if we have given oral or written notice to the Exchange Agent, with prompt written confirmation of any oral notice.
In all cases, issuance of Exchange Notes for Private Notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the Private Notes, or a timely book-entry confirmation of the Private Notes, into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.
For each Private Note accepted for exchange, the holder of the Private Note will receive an Exchange Note having a principal amount equal to that of the surrendered Private Note.
Return of Notes
Unaccepted or non-exchanged Private Notes will be returned without expense to the tendering holder of the Private Notes. In the case of Private Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Private Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the Exchange Offer.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of Private Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.
For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under “-Exchange Agent” before the Expiration Date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Private Notes to be withdrawn;

•	identify the Private Notes to be withdrawn, including the certificate number or numbers and principal amount of the Private Notes;

•	contain a statement that the holder is withdrawing its election to have the Private Notes exchanged;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Private Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Private Notes register the transfer of the Private Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Private Notes are registered, if different from that of the depositor.
If certificates for Private Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Private Notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Private Notes.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn Private Notes to have been validly tendered for purposes of the Exchange Offer, and we will not issue Exchange Notes with respect to those Private Notes, unless you validly retender the withdrawn Private Notes. You may retender properly withdrawn Private Notes by following the procedures described above under “-Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the Expiration Date.
Conditions
Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided in this prospectus before the expiration of the Exchange Offer, if, in our reasonable judgment, the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.
If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any Private Notes and return all tendered Private Notes to you;

•	extend the Exchange Offer and retain all Private Notes tendered before the Exchange Offer expires, subject, however, to your rights to withdraw the Private Notes; or

•	waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn.
If the waiver constitutes a material change to the Exchange Offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Private Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during the five to ten business day period.
Termination of Rights
All of your rights under the registration rights agreement will terminate upon consummation of the Exchange Offer, except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the Notes pursuant to Rule 144A.
Shelf Registration
In the event that:

(1)	HTALP and HTA determine that an Exchange Offer is not available or may not be completed because it would violate any applicable law or applicable interpretations of the SEC;

(2)	an Exchange Offer is not for any other reason completed on or prior to January 22, 2014; or

(3)
we receive a request from any initial purchaser of the Private Notes that represents that it holds Private Notes that are or were ineligible to be exchanged for the Exchange Notes in the Exchange Offer, we shall use our commercially reasonable efforts to cause to be filed with the SEC as soon as practicable after such determination, date or request, as the case may be, but in no event later than 30 days after such determination, date or request, a shelf registration statement providing for the sale of all the registrable securities by the holders thereof and to have such shelf registration statement declared effective by the SEC no later than 90 days after such determination, date or request; provided that no holder shall be entitled to have its registrable securities covered by such shelf registration statement unless such holder has satisfied certain conditions relating to the provision of information in connection with the shelf registration statement.
For purposes of this prospectus, “registrable securities” shall mean the Private Notes; provided that the Private Notes shall cease to be registrable securities upon the earliest to occur of (a) a registration statement with respect to such Private Notes has been declared effective under the Securities Act and such Private Notes have been exchanged or disposed of pursuant to such registration statement, (b) such Private Notes are eligible to be sold pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or (c) such Private Notes cease to be outstanding.

Liquidated Damages
If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3)	we fail to complete the Exchange Offer on or prior to January 22, 2014;

(4)
the shelf registration statement or the Exchange Offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the registrable securities during the periods specified in the registration rights agreement; or

(5)
we through our omission fail to name as a selling security holder any holder of registrable securities that has complied timely with its obligations hereunder in a manner to entitle such holder to be named in the shelf registration statement that we are required to file (each such event referred to in clauses (1) through (5) above, a registration default), then we will pay liquidated damages to each holder of registrable securities and notify the trustee that liquidated damages apply to the registrable securities.
With respect to the first 90-day period immediately following the occurrence of the first registration default, liquidated damages will be paid in an amount equal to one quarter of one percent (0.25%) per annum of the principal amount of the registrable securities. The amount of the liquidated damages will increase by an additional one quarter of one percent (0.25%) per annum of the principal amount of registrable securities with respect to the subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of one half of one percent (0.50%) per annum of the principal amount of registrable securities.
All accrued liquidated damages will be paid by us on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of registrable securities in the form of certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
Following the cure of all registration defaults, the accrual of liquidated damages will cease.

Exchange Agent
We have appointed U.S. Bank National Association as Exchange Agent for the Exchange Offer of Notes. All executed letters of transmittal and any other required documents should be directed to the Exchange Agent at the address or facsimile number set forth below. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:
U.S. Bank National Association

By First Class Mail
(Registered or Certified Mail Recommended):	By Courier or Overnight Delivery
U.S. Bank National Association	U.S. Bank National Association
Global Corporate Trust Services	Attn: Specialized Finance
60 Livingston Ave., EP-MN-WS2N	111 Filmore Avenue
St. Paul, MN 55107-2292	St. Paul, MN 55107-1402
Attention: Specialized Finance

By Facsimile Transmission
(for eligible institutions only):
(651) 466-7372
Attention: Specialized Finance
Fax cover sheet should provide a call back number and
request a call back, upon receipt
Confirm receipt by calling:
(651) 466-7150

For Information Call:
(651) 466-7150
Fees and Expenses
We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.
We will pay the cash expenses incurred in connection with the Exchange Offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.
We will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then you must pay the amount of the transfer taxes. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.
Consequence of Failures to Exchange
Participation in the Exchange Offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, those Private Notes may be resold only:

•	to us, or one of our subsidiaries;

•
for so long as the Private Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A and otherwise in a transaction meeting the requirements of Rule 144A;

•	pursuant to a registration statement that has been declared effective under the Securities Act;

•	pursuant to offers and sales that occur outside the United States to non-U.S. persons within the meaning of Regulation S under the Securities Act; or

•
pursuant to another available exemption from the registration requirements of the Securities Act, subject to our and the trustee’s right prior to any such offer, sale or transfer to require the delivery of an opinion of counsel and/or other information satisfactory to each of us or the trustee.

In each case, the Private Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.
Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

USE OF PROCEEDS
The Exchange Offer satisfies an obligation under the registration rights agreement relating to the Notes. We will not receive any cash proceeds from the Exchange Offer.
The net proceeds from the sale of the Private Notes were approximately $295.4 million, after deducting the initial purchasers’ discounts and offering expenses payable by us. We used the net proceeds from the sale of the Private Notes (i) to repay in full the outstanding indebtedness under our senior secured real estate term loan and the revolving credit facility of our senior unsecured revolving credit and term loan facility and (ii) for general corporate purposes, including, without limitation, working capital and investment in real estate.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
The following tables set forth the ratio of earnings to fixed charges for each of HTALP and HTA for each of the periods shown:
Healthcare Trust of America Holdings, LP

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (unaudited) (1)	1.58	(2)	1.12	(2)	(2)	(2)
____________________
(1) We have computed the ratios of HTALP’s earnings to fixed charges by dividing its earnings by fixed charges. For the purposes of computing these ratios, “earnings” have been calculated by adding fixed charges to income (loss) from continuing operations before income taxes and “fixed charges” as the sum of interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.

(2)
The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010, 2009 and 2008. The total fixed charges for those years were $46.2 million, $35.5 million, $27.9 million and $20.1 million, respectively, and the total earnings (losses) were $21.3 million, $27.4 million, $3.0 million and $(7.7) million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $24.9 million, $8.1 million, $24.9 million and $27.8 million, respectively.

There was no preferred stock of HTALP outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.
Healthcare Trust of America, Inc.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to fixed charges (unaudited) (1)	1.57	(2)	1.12	(2)	(2)	(2)
____________________
(1) We have computed the ratios of HTA’s earnings to fixed charges by dividing its earnings by fixed charges. For the purposes of computing these ratios, “earnings” have been calculated by adding fixed charges to income (loss) from continuing operations before income taxes and “fixed charges” as the sum of interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness.

(2)
The ratio of earnings to fixed charges was less than one-to-one for the years ended December 31, 2012, 2010, 2009 and 2008. The total fixed charges for those years were $46.2 million, $35.5 million, $27.9 million and $20.1 million, respectively, and the total earnings (losses) were $21.2 million, $27.4 million, $3.0 million and $(7.7) million, respectively. The deficiency amounts or the amounts of fixed charges in excess of earnings for those years were $25.0 million, $8.1 million, $24.9 million and $27.8 million, respectively.

There was no preferred stock of HTA outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables set forth, on a historical basis, selected consolidated financial and operating data for HTALP and HTA and their respective subsidiaries. You should read the following selected financial data in conjunction with the consolidated historical financial statements and notes thereto of each of HTALP and HTA and their respective subsidiaries included elsewhere or incorporated by reference in this prospectus.
Healthcare Trust of America Holdings, LP
The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statements of income data for each of the years in the three-year period ended December 31, 2012 have been derived from the audited consolidated financial statements of HTALP and subsidiaries, which are included in this prospectus. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of income data for each of the years ended December 31, 2009 and 2008 have been derived from the unaudited consolidated financial statements of HTALP and subsidiaries, which are not included elsewhere in this prospectus. The consolidated balance sheet data as of June 30, 2013 and the consolidated statements of income data for each of the six months ended June 30, 2013 and 2012 have been derived from the unaudited consolidated financial statements of HTALP and subsidiaries, which are included elsewhere in this prospectus. The results for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year.

		As of December 31,
(In thousands)	June 30, 2013	2012	2011	2010	2009	2008
Balance Sheet Data:
Real estate assets, net	$2,275,029	$2,231,530	$2,038,339	$2,057,814	$1,319,976	$931,063
Total assets	2,574,753	2,414,090	2,291,629	2,271,795	1,673,535	1,113,923
Debt, net	1,114,204	1,037,359	639,149	706,526	540,028	460,762
Total partners’ capital	1,345,190	1,266,199	1,568,927	1,488,811	1,071,513	599,516

	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per unit data)	2013	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Total revenues	$153,671	$146,373	$297,380	$272,177	$200,665	$127,053	$79,009
Rental expenses	46,461	47,294	95,046	88,483	65,307	44,616	27,974
Income (loss) from continuing operations attributable to controlling interest	15,242	(19,895)	(24,976)	5,143	(8,083)	(24,918)	(27,821)
Net income (loss) attributable to controlling interest	15,587	(19,628)	(24,408)	5,563	(7,894)	(25,077)	(28,448)
Income (loss) from continuing operations attributable to controlling interest per unit - basic	0.07	(0.09)	(0.11)	0.02	(0.05)	(0.22)	(0.65)
Income (loss) from continuing operations attributable to controlling interest per unit - diluted	0.07	(0.09)	(0.11)	0.02	(0.05)	(0.22)	(0.65)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$71,818	$47,861	$116,785	$111,807	$58,503	$21,628	$20,677
Cash flows used in investing activities	(100,894)	(225,190)	(283,545)	(65,958)	(626,849)	(455,105)	(526,475)
Cash flows provided by (used in) financing activities	133,991	131,815	113,225	(5,628)	378,615	524,147	628,662
Other Data:
Distributions to general partner declared	$64,735	$80,272	$141,944	$162,483	$120,451	$82,221	$31,180
Distributions declared per unit	0.29	0.35	0.64	0.73	0.73	0.73	0.73
Distributions paid in cash to general partner	63,098	51,237	93,273	84,800	60,176	39,500	14,943
Distributions reinvested	—	31,916	31,916	75,864	56,551	38,559	13,099
Funds from operations (1)	73,731	38,693	92,010	113,105	70,667	28,518	8,950
Normalized funds from operations (1)	69,849	65,614	135,262	116,378	84,416	42,412	21,553
Net operating income (2)	107,887	100,059	204,337	185,678	137,419	84,462	52,244
____________________

(1)
For additional information on funds from operations and normalized funds from operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations and Normalized Funds from Operations,” which includes a reconciliation to net income or loss attributable to controlling interest for the six months ended June 30, 2013 and 2012, and for the years ended December 31, 2012, 2011 and 2010. In addition, an explanation is provided on why we are presenting these non-GAAP financial measures.

(2)
For additional information on net operating income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Net Operating Income,” which includes a reconciliation to net income or loss for the six months ended June 30, 2013 and 2012, and for the years ended December 31, 2012, 2011 and 2010. In addition, an explanation is provided on why we are presenting this non-GAAP financial measure.

Healthcare Trust of America, Inc.
The consolidated balance sheet data as of December 31, 2012 and 2011 and the consolidated statements of income data for each of the years in the three-year period ended December 31, 2012 have been derived from the historical consolidated financial statements of HTA and subsidiaries, which are incorporated by reference in this prospectus. The consolidated balance sheet data as of December 31, 2010, 2009 and 2008 and the consolidated statements of income data for the year ended December 31, 2009 and 2008 have been derived from the historical consolidated financial statements of HTA and subsidiaries, which are not incorporated in this prospectus. The consolidated balance sheet data and consolidated statements of income data as of and for each of the six months ended June 30, 2013 and 2012 have been derived from the unaudited consolidated financial statements of HTA and subsidiaries, which are incorporated by reference in this prospectus. The results for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year. During the three months ended March 31, 2013, HTA classified one of its properties as held for sale as we committed to an approved plan to seek to dispose of the property. The 10-Q for the quarters ended March 31, 2013 and June 30, 2013, included the impact of discontinued operations related to this one property. The unaudited amounts below for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 have been reclassified to conform to the current year presentation with respect to the results of operations of the property classified as held for sale, even though the amounts are immaterial. As such, certain financial information below will not agree to the historical financial statements due to the reclassification relating to discontinued operations. In addition, in place leases and tenant relationship intangibles have been reclassified from other intangibles, net to real estate assets, net.

(Unaudited)		As of December 31,
(In thousands)	June 30, 2013	2012	2011	2010	2009	2008
Balance Sheet Data:
Real estate assets, net	$2,275,029	$2,231,530	$2,038,339	$2,057,814	$1,319,976	$931,063
Total assets	2,574,753	2,414,090	2,291,629	2,271,795	1,673,535	1,113,923
Debt, net	1,114,204	1,037,359	639,149	706,526	540,028	460,762
Total equity	1,343,611	1,264,595	1,567,340	1,487,246	1,071,317	599,320

(Unaudited)	Six Months Ended June 30,		Year Ended December 31,
(In thousands, except per share data)	2013	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Total revenues	$153,671	$146,373	$297,380	$272,177	$200,665	$127,053	$79,009
Rental expenses	46,461	47,294	95,046	88,483	65,307	44,616	27,974
Income (loss) from continuing operations attributable to controlling interest	15,031	(19,903)	(24,992)	5,121	(8,092)	(24,918)	(27,821)
Net income (loss) attributable to controlling interest (1)	15,376	(19,636)	(24,424)	5,541	(7,903)	(25,077)	(28,448)
Income (loss) from continuing operations attributable to controlling interest per share - basic	0.07	(0.09)	(0.11)	0.02	(0.05)	(0.22)	(0.65)
Income (loss) from continuing operations attributable to controlling interest per share - diluted	0.07	(0.09)	(0.11)	0.02	(0.05)	(0.22)	(0.65)
Statement of Cash Flows Data:
Cash flows provided by operating activities	$71,818	$47,861	$116,785	$111,807	$58,503	$21,628	$20,677
Cash flows used in investing activities	(100,894)	(225,190)	(283,545)	(65,958)	(626,849)	(455,105)	(526,475)
Cash flows provided by (used in) financing activities	133,991	131,815	113,225	(5,628)	378,615	524,147	628,662
Other Data:
Dividends declared to stockholders	$64,735	$80,327	$142,044	$162,597	$120,507	$82,221	$31,180
Dividends declared per share	0.29	0.35	0.64	0.73	0.73	0.73	0.73
Dividends paid in cash to stockholders	63,098	51,237	93,273	84,800	60,176	39,500	14,943
Dividends reinvested	—	31,916	31,916	75,864	56,551	38,559	13,099
Funds from operations (2)	73,520	38,685	91,994	113,083	70,658	28,518	8,950
Normalized funds from operations (2)	69,849	65,614	135,262	116,377	84,407	42,412	21,553
Net operating income (3)	107,887	100,059	204,337	185,678	137,419	84,462	52,244
____________________

(1)
The six months ended June 30, 2013 and 2012, include $0.3 million of income from discontinued operations from the property classified as held for sale during 2013. The years ended December 31, 2012, 2011, 2010, 2009 and 2008 include $0.6 million, $0.4 million, $0.2 million, $(0.2) million and $(0.6) million, respectively, of income (loss) from discontinued operations from the property classified as held for sale during 2013.

(2)
For additional information on funds from operations and normalized funds from operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Funds from Operations and Normalized Funds from Operations,” which includes a reconciliation to net income or loss attributable to controlling interest for the six months ended June 30, 2013 and 2012, and for the years ended December 31, 2012, 2011 and 2010. In addition, an explanation is provided on why we are presenting these non-GAAP financial measures.

(3)
For additional information on net operating income, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Net Operating Income,” which includes a reconciliation to net income or loss for the six months ended June 30, 2013 and 2012, and for the years ended December 31, 2012, 2011 and 2010. In addition, an explanation is provided on why we are presenting this non-GAAP financial measure.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The use of the words “we,” “us” or “our” refers to Healthcare Trust of America, Inc. and its subsidiaries, including, Healthcare Trust of America Holdings, LP, except where the context otherwise requires.
The following discussion should be read in conjunction with the audited consolidated financial statements, accompanying notes, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the 2012 Annual Report on Form 10-K for Healthcare Trust of America, Inc. (“HTA”), incorporated by reference herein, and the financial statements and notes for Healthcare Trust of America Holdings, LP (“HTALP”) appearing elsewhere in this prospectus.
Overview and Background
HTALP is the entity through which HTA, a fully-integrated and self-managed REIT, and our sole general partner, conducts almost all of its operations and owns substantially all of its assets. We are primarily focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems. We invest primarily in high-quality medical office buildings in our target markets, and have acquired high-quality medical office buildings and other facilities that serve the healthcare industry with an aggregate purchase price of $2.7 billion through June 30, 2013. As of June 30, 2013, our portfolio consisted of 250 medical office buildings and 19 other facilities that serve the healthcare industry, as well as a real estate note receivable secured by medical office buildings. Our portfolio is comprised of approximately 12.9 million square feet of gross leasable area, or GLA, with an occupancy rate of approximately 91.3%, including month-to-month leases and leases we have executed, but which have not yet commenced. Approximately 96% of our portfolio, based on GLA, is located on or aligned with campuses of nationally or regionally recognized healthcare systems. Our portfolio is diversified geographically across 27 states, with no state having more than 13% of the total GLA as of June 30, 2013. We are concentrated in locations that we have determined to be strategic based on demographic trends and projected demand for medical office buildings and we expect to continue to invest in these markets. We have concentrations in the following key markets: Phoenix, Arizona; Pittsburgh, Pennsylvania; Greenville, South Carolina; Indianapolis, Indiana; Albany, New York; Houston, Texas; Atlanta, Georgia; Dallas, Texas; Boston, Massachusetts; Raleigh, North Carolina; and Oklahoma City, Oklahoma. As of June 30, 2013, we had approximately 150 employees.
On June 6, 2012, HTA listed its Class A common stock on the New York Stock Exchange, or the NYSE, under the symbol “HTA,” or the Listing. In accordance with an amendment to its charter approved by HTA’s stockholders on December 20, 2010, all of HTA’s common stock was converted into Class A, Class B-1, Class B-2 and Class B-3 common stock. Class B common stock is identical to Class A common stock except that Class B common stock is not currently listed on a national securities exchange. The shares of Class B-1 and Class B-2 common stock converted into shares of Class A common stock on December 6, 2012 and June 6, 2013, respectively, and Class B-3 common stock will convert to Class A common stock after the market closes on December 6, 2013, unless HTA’s Board of Directors, or the Board, elects to convert some or all of the shares prior to that date.
Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to use judgment in the application of accounting principles, including making estimates and assumptions. We base our estimates on experience and various other assumptions we believe are reasonable under the circumstances. These estimates effect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. However, if our judgment or interpretation of the facts and circumstances relating to the various transactions or other matters had been different, it is possible that different accounting would have been applied, resulting in different presentation of our financial statements. We periodically reevaluate our estimates and assumptions, and in the event they prove to be different from actual results, we make adjustments in subsequent periods to reflect more current estimates and assumptions about matters that are inherently uncertain. Below is a discussion of accounting policies that we consider critical as they may require more complex judgment in their application or require estimates about matters that are inherently uncertain. For more information regarding all our significant accounting policies, see Note 2 to the accompanying audited consolidated financial statements appearing elsewhere in this prospectus.

Basis of Presentation
The accompanying consolidated financial statements include the accounts of HTALP, its wholly-owned subsidiaries and any consolidated variable interest entities, or VIEs, as defined in the Financial Accounting Standards Board, or the FASB, Accounting Standard Codification, or ASC, 810, Consolidation, or ASC 810. All inter-company balances and transactions have been eliminated in the consolidated financial statements. HTA and HTALP are structured as an umbrella REIT, or UPREIT, which the subsidiaries of HTALP own all the properties. Because we are either the sole or majority owners of our subsidiaries and have sole or majority control over management and retain major operating decision-making ability, the accounts of our subsidiaries are consolidated.
Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts
In accordance with ASC 840, Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between rental income recognized and amount contractually due under the lease agreements will be credited or charged, as applicable, to straight-line rent receivables. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC 605-45, Revenue - Principal Agent Considerations. This guidance requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk. We recognize lease termination fees when there is a signed termination letter agreement, all of the conditions of the agreement have been met, and the tenant is no longer occupying the property. Rental income is reported net of amortization recorded on lease inducements.
Tenant receivables and straight-line rent receivables are carried net of the allowances for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their leases. We maintain an allowance for straight-line rent receivables arising from the straight-lining of rents. Such allowance is charged to bad debt expense which is included in general and administrative expense on our accompanying consolidated statement of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors.
Real Estate Investments
Operating properties are carried at the lower of historical cost less accumulated depreciation or fair value less costs to sell. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings is depreciated on a straight-line basis over the estimated useful lives of the buildings up to 39 years and for tenant improvements, the shorter of the lease term or useful life, ranging from one month to 240 months, respectively. Furniture, fixtures and equipment is depreciated over five years. When depreciable property is retired, replaced or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.
Recoverability of Real Estate and Real Estate Related Assets
We assess the impairment of a real estate asset when events or changes in circumstances indicate its carrying amount may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include the following:

•	significant negative industry or economic trends;

•	significant operating margin underperformance relative to historical or projected future operating results;

•	significant decrease in operating margin compared to one or more prior periods;

•	significant decrease in occupancy;

•	significant overall vacancy of GLA;

•	significant likelihood of default for tenants that occupy a substantial portion of an asset;

•	significant projected tenant rollover in the next 12 months; and

•	a significant change in the manner in which the asset is used.

In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that would be expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the asset group related to the property. The fair value of the property is based on discounted cash flow analyses, which involve management’s best estimate of market participants’ holding periods, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods, and capital requirements. The estimation of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It will require us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.
Also, we evaluate the carrying values of real estate notes receivable on an individual basis. Management periodically evaluates the realizability of future cash flows from real estate notes receivable when events or circumstances, such as the non-receipt of principal and interest payments and/or significant deterioration of the financial condition of the borrower, indicate that the carrying amount of the real estate notes receivable may not be recoverable. An impairment charge is recognized in current period earnings and is calculated as the difference between the carrying amount of the real estate notes receivable and the discounted cash flows expected to be received, or if foreclosure is probable, the fair value of the collateral securing the real estate notes receivable.
Real Estate Held-for-Sale
We evaluate the held-for-sale classification of our owned real estate each quarter. Assets that are classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell. The fair value is based on discounted cash flow analyses, which involve management’s best estimate of market participants’ holding period, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods, and capital requirements. Assets are generally classified as held-for-sale once management commits to a plan to sell the properties and has determined that the sale of the asset is probable and transfer of the asset is expected to occur within one year. The results of operations of these real estate properties are reflected as discontinued operations in all periods reported, and the properties are presented separately on our balance sheet at the lower of their carrying value or their fair value less costs to sell.
Purchase Price Allocation
In accordance with ASC 805, Business Combinations, we, with the assistance of independent valuation specialists, allocate the purchase price of completed acquisitions to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were to be replaced and vacant using discounted cash flow models similar to those used by market participants. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable completed acquisition property is allocated to above or below market leases, above or below market leasehold interests, in place leases, tenant relationships, above or below market debt assumed and any contingent consideration.
The value allocable to above or below market leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be received pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be received using fair market rates over the remaining term of the lease including any bargain renewal periods. The amounts allocated to above market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.
The value allocable to above or below market leasehold interests is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease including any bargain renewal periods. The amounts allocated to above market leasehold interests are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and amortized to rental expense over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market leasehold interests are included in identified intangible assets, net in our accompanying consolidated balance sheets and amortized to rental expense over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in place leases and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in place leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and will be amortized over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to tenant relationships are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized over the average remaining non-cancelable lease term of the acquired leases plus a market lease term.
The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage. The amounts allocated to above or below market debt are included in debt, net on our accompanying consolidated balance sheets and are amortized to interest expense over the remaining term of the assumed debt.
These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.
In accordance with the provisions of ASC 805, we expense acquisition-related costs for acquisitions.
Share-Based Compensation
Compensation expense for share-based awards is recognized in accordance with ASC 718, Compensation - Stock Compensation. We calculate the fair value of share-based awards on the date of grant. Restricted common stock and restricted common stock units are valued based on the closing price of HTA’s Class A shares on the NYSE. The LTIP Series C units were valued using a Monte Carlo simulation which takes into account volatility, dividend yield, expected term, risk-free rate and stock price. We amortize the share-based compensation expense over the period that the awards are expected to vest.
Factors Which May Influence Results of Operations
We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally and those risks listed under the caption “Risk Factors” in this prospectus, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties.
Rental Income
The amount of rental income generated by our operating properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space that will become available from unscheduled lease terminations at the existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.
Acquisitions
During the six months ended June 30, 2013, we completed three acquisitions for an aggregate purchase price of $94.1 million. During the year ended December 31, 2012, we completed six acquisitions for an aggregate purchase price of $294.9 million. During the year ended December 31, 2011, we completed four acquisitions for an aggregate purchase price of $68.3 million.
Results of Operations
Comparison of the Six Months Ended June 30, 2013 and 2012
Except where otherwise noted, the change in our results of operations is primarily due to the increase in the number of geographically diverse properties that we owned and operated. As of June 30, 2013, we owned and operated 250 medical office buildings and 19 other facilities that serve the healthcare industry, comprised of approximately 12.9 million square feet of GLA. As of June 30, 2012, we owned and operated 245 medical office buildings and 19 other facilities that serve the healthcare industry, comprised of approximately 12.4 million square feet of GLA. All explanations are applicable to both HTA and HTALP unless otherwise noted.

Rental Income
For the six months ended June 30, 2013 and 2012, rental income attributable to our properties was $152.4 million and $143.8 million, respectively. For the six months ended June 30, 2013, rental income was comprised of contractual rental income of $147.9 million, straight-line rent of $4.0 million and other operating revenue of $0.5 million. For the six months ended June 30, 2012, rental income was comprised of contractual rental income of $137.6 million, straight-line rent of $5.5 million and other operating revenue of $0.7 million. The increases in rental income is primarily due to the increase in the number of properties and leasing activity.
Rental Expenses
For the six months ended June 30, 2013 and 2012, rental expenses attributable to our properties were $46.5 million and $47.3 million, respectively. The decrease in rental expenses is primarily due to decreased operating expenses as the result of transitioning property management and leasing to our in-house asset management platform and the movement of certain operating expenses to direct tenant obligations, partially offset by the increase in the number of properties.
General and Administrative Expenses
For the six month ended June 30, 2013 and 2012, general and administrative expenses were $12.7 million and $10.9 million, respectively. General and administrative expenses include such costs as salaries, corporate office overhead, professional and legal fees, among others.  The increase in general and administrative expenses is primarily due to the increase in the size of the Company and other public company infrastructure costs.
Non-Traded REIT Expenses
For the six months ended June 30, 2012, non-traded REIT expenses were $3.8 million. The expenses included $1.5 million of stockholder services costs which related to the daily, monthly and quarterly services provided to our stockholders, including the printing and mailing of stockholder statements, the maintenance of an online investor portal, and other significant mailings and promotional investor materials traditionally borne by an advisor, which we did not have. Additionally, non-traded REIT expenses for the six months ended June 30, 2012 included $2.3 million of share-based compensation expense attributable to HTA’s executives and the Board, including the expense associated with cash shares, which were applicable to past services relative to our non-traded REIT status. We had no non-traded REIT expenses during the six months ended June 30, 2013.
Acquisition-Related Expenses
For the six months ended June 30, 2013 and 2012, acquisition-related expenses were $1.7 million and $5.3 million, respectively. The decrease in acquisition-related expenses is primarily due to a decrease in acquisition activity in 2013 as compared to 2012. During the six months ended June 30, 2013 and 2012, we completed acquisitions in the amount of $94.1 million and $268.2 million, respectively.
Depreciation and Amortization Expense
For the six month ended June 30, 2013 and 2012, depreciation and amortization expense was $58.0 million and $57.9 million, respectively. The increase in depreciation and amortization was primarily due to the increase in the size of our portfolio, partially offset by the acceleration of certain lease intangibles as a result of tenant move-outs during the second quarter of 2012.
Listing Expenses
For the six months ended June 30, 2013 and 2012, listing expenses were $4.4 million and $12.5 million, respectively. Listing expenses primarily included professional fees and share-based compensation expense associated with the LTIP awards that were granted in connection with the Listing. As a result of the Listing in June 2012, listing expenses were higher in 2012 than in 2013.

Interest Expense and Net Change in Fair Value of Derivative Financial Instruments
Interest expense and the net change in the fair value of derivative financial instruments for the six months ended June 30, 2013 and 2012, consisted of the following (in thousands):

	Six Months Ended June 30,
	2013	2012
Interest expense related to our debt	$20,022	$17,286
Amortization of deferred financing costs and debt discount/premium	2,183	2,035
Unused credit facility fees	1,192	1,155
Total	23,397	20,476
Interest expense related to our derivative financial instruments	2,361	939
Net (gain) loss on change in fair value of our derivative financial instruments	(10,528)	5,295
Total	(8,167)	6,234
Total interest expense and net change in fair value of derivative financial instruments	$15,230	$26,710
The decrease in the total interest expense was primarily due to the net gain on our derivative financial instruments as a result of the changes in the yield curves of $10.5 million during 2013, as compared to a net loss of $5.3 million during 2012. Interest expense on our debt increased during 2013 as a result of the $254.9 million increase in net debt from June 2012 to June 2013.
We use interest rate swaps in order to minimize the impact of fluctuations in interest rates. To achieve our objectives, we borrow at fixed rates and variable rates. We also enter into derivative financial instruments such as interest rate swaps in order to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements.
Debt Extinguishment Costs
During the six months ended June 30, 2012, debt extinguishment costs were $1.9 million as a result of the early retirement of certain mortgage loans in the second quarter of 2012. There were no debt extinguishment costs in 2013.
Comparison of the Years Ended December 31, 2012, 2011 and 2010
Except where otherwise noted, the change in our results of operations is primarily due to the increase in the number of geographically diverse properties that we owned and operated. As of December 31, 2012, we owned and operated 247 medical office buildings and 19 other facilities that serve the healthcare industry, comprised of approximately 12.6 million square feet of GLA. As of December 31, 2011, we owned and operated 230 medical office buildings and 19 other facilities that serve the healthcare industry, comprised of approximately 11.2 million square feet of GLA. As of December 31, 2010, we owned and operated 224 medical office buildings and 19 other facilities that serve the healthcare industry, comprised of approximately 10.9 million square feet of GLA. All explanations are applicable to both HTA and HTALP unless otherwise noted.
Rental Income
For the years ended December 31, 2012, 2011 and 2010, rental income attributable to our properties was $293.1 million, $267.4 million, and $193.1 million, respectively. For the year ended December 31, 2012, rental income was comprised of contractual rental income of $282.2 million, straight-line rent of $9.9 million and other operating revenue of $1.0 million. For the year ended December 31, 2011, rental income was comprised of contractual rental income of $253.0 million, straight-line rent of $12.4 million and other operating revenue of $2.0 million. For the year ended December 31, 2010, rental income was comprised of contractual rental income of $184.4 million, straight-line rent of $8.2 million and other operating revenue of $0.5 million. The increase in contractual rental income and straight-line rent from year to year is due to the increase in the number of properties in our portfolio, as discussed above. Other operating revenue for 2011 includes $1.4 million of termination fee revenue.
Rental Expenses
For the years ended December 31, 2012, 2011 and 2010, rental expenses attributable to our properties were $95.0 million, $88.5 million and $65.3 million, respectively. The increase in rental expenses from year to year is due to the increase in the number of properties in our portfolio, as discussed above.

General and Administrative Expenses
For the years ended December 31, 2012, 2011 and 2010, general and administrative expenses were $21.7 million, $20.9 million and $16.0 million, respectively. General and administrative expenses include such costs as salaries, corporate office overhead, professional and legal fees, among others.  The increase in general and administrative expenses from year to year is primarily due to the transition of property management and leasing from third-party providers to our in-house asset management platform and other public company infrastructure costs.
Non-Traded REIT Expenses
For the years ended December 31, 2012, 2011 and 2010, non-traded REIT expenses were $4.3 million, $7.8 million and $2.7 million, respectively. For the years ended December 31, 2012, 2011 and 2010, these expenses included $2.0 million, $3.2 million and $0.9 million of stockholder services costs, respectively. Stockholder services costs related to daily, monthly and quarterly services provided to our stockholders, including the printing and mailing of stockholder statements, the maintenance of an online investor portal, and other significant mailings and promotional investor materials traditionally borne by an advisor, which we do not have. The amount of stockholder services costs decreased in 2012 from 2011, due to our individual stockholders transferring their shares to brokers. The amount of stockholder services costs increased in 2011 from 2010, as a result of the increase in the number of stockholders from HTA’s follow-on common stock offering.
Additionally, the expenses included $2.3 million, $4.6 million and $1.8 million of share-based compensation expense attributable to HTA’s executives and the Board and the expense associated with cash shares for the years ended December 31, 2012, 2011 and 2010, respectively. These awards were applicable to past services relative to our non-traded REIT status. The amount of expense decreased in 2012 from 2011, as all the unvested shares were accelerated pursuant to the Listing and those costs were recorded in listing expense. The amount of expense increased in 2011 from 2010, as a result of additional equity awards.
Acquisition-Related Expenses
For the years ended December 31, 2012, 2011 and 2010, acquisition-related expenses were $8.8 million, $2.1 million and $11.3 million, respectively. The increase in the expense for the year ended December 31, 2012, as compared to 2011, was primarily due to increased acquisition activity in 2012 as compared to 2011 and certain acquisition related payments in 2012. The decrease in the expense for the year ended December 31, 2011, as compared to 2010, was primarily due to the decreased acquisition activity in 2011 as compared to 2010. During the years ended December 31, 2012, 2011 and 2010, we completed acquisitions in the amount $294.9 million, $68.3 million and $802.1 million, respectively.
Depreciation and Amortization Expense
For the years ended December 31, 2012, 2011 and 2010, depreciation and amortization expense was $115.5 million, $106.6 million and $77.5 million, respectively. The increase in depreciation and amortization expense from year to year was primarily due to the increase in the size of our portfolio over the respective years as a result of our acquisitions, as discussed above.
Listing Expenses
For the year ended December 31, 2012, listing expenses were $22.6 million and primarily included professional fees, other previously deferred offering costs and share-based compensation expense associated with the acceleration of certain previously unvested restricted shares and the LTIP awards that were awarded in connection with the Listing. We had no listing expenses prior to 2012.
Redemption, Termination, and Release Payment to Former Advisor
For the year ended December 31, 2010, redemption, termination, and release payment to our former advisor was $7.3 million, which pertained to an agreement entered into with our former advisor that served to purchase the limited partner interest held by our former advisor, including all associated rights, as well as resolve all remaining issues between the parties. We incurred no such amounts after 2010.

Interest Expense and Net Change in Fair Value of Derivative Financial Instruments
Interest expense and the net change in the fair value of derivative financial instruments for the years ended December 31, 2012, 2011 and 2010 consisted of the following (in thousands):

	Year Ended December 31,
	2012	2011	2010
Interest expense related to our debt	$34,010	$33,563	$23,158
Amortization of deferred financing costs and debt discount/premium	3,673	3,089	2,513
Unused credit facility fees	2,185	2,388	244
Total	39,868	39,040	25,915
Interest expense related to our derivative financial instruments	4,944	1,423	8,770
Net (gain) loss on change in fair value of our derivative financial instruments	7,667	856	(5,954)
Total	12,611	2,279	2,816
Total interest expense and net change in fair value of derivative financial instruments	$52,479	$41,319	$28,731
The increase in the interest expense related to our debt and derivatives for the year ended December 31, 2012, as compared to 2011, is mainly due to the $398.2 million increase in our net debt during 2012, as discussed further below. In addition, we incurred a net loss on the change in the fair value of our derivative financial instruments of $7.7 million during 2012, as compared to $0.9 million during 2011. During 2012, we entered into $455.0 million of interest rate swaps, as discussed further below.
The increase in the interest expense on our debt and derivatives for the year ended December 31, 2011, as compared to 2010, is mainly due to the increase in the average debt outstanding during 2011. In addition, there were higher unused credit facility fees during 2011, as a result of the increase in the maximum principal amount of the unsecured revolving credit facility during the year. Finally, we incurred a net loss on the change in the fair value of our derivative financial instruments of $0.9 million during 2011, as compared to a net gain of $6.0 million during 2010. During 2010, $247.0 million of our interest rate swaps matured.
During the year ended December 31, 2012, we entered into over $1.0 billion of new credit facilities which have been used to refinance our previous credit facility, pay off $120.7 million of fixed and variable rate mortgages, and to fund acquisitions and other initiatives, including the Tender Offer. The net impact from these transactions has been to lower our average borrowing rate and extend maturities. Our weighted average borrowing cost, inclusive of our interest rate swaps and cap, decreased to 4.06% per annum from 5.25% per annum as of December 31, 2011. Additionally, the weighted average remaining term of our debt portfolio increased from 4.1 years to 4.3 years.
We use interest rate swaps in order to minimize the impact of fluctuations in interest rates. To achieve our objectives, we borrow at fixed rates and variable rates. We also enter into derivative financial instruments such as interest rate swaps in order to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements.
Debt Extinguishment Costs
For the year ended December 31, 2012, we incurred $1.9 million of debt extinguishment costs associated with the mortgage loans we paid off during the year as discussed above. There were no comparable costs in 2011 and 2010.
Funds from Operations and Normalized Funds from Operations
We define funds from operations, or FFO, a non-GAAP measure, as net income or loss attributable to controlling interests computed in accordance with GAAP, excluding gains or losses from sales of property and impairment write downs of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income or loss attributable to controlling interest.

We compute FFO in accordance with the current standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. The NAREIT reporting guidance directs companies, for the computation of NAREIT FFO, to exclude impairments of depreciable real estate and impairments to investments in affiliates when write-downs are driven by measurable decreases in the fair value of depreciable real estate held by the affiliate. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should be reviewed in connection with other GAAP measurements.
Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined. Therefore, we use Normalized FFO, which excludes from FFO acquisition-related expenses, listing expenses, net change in fair value of derivative financial instruments, noncontrolling income from operating partnership units included in diluted shares, transitional expenses, debt extinguishment costs and other normalizing items to further evaluate how our portfolio might perform after the acquisition stage is complete and the sustainability of dividends in the future. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or to cash flows from operating activities (computed in accordance with GAAP) and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to pay dividends. Normalized FFO should be reviewed in connection with other GAAP measurements.
The amounts are generally the same for HTALP and HTA, except for net income (loss) attributable to controlling interest, noncontrolling income from operating partnership units included in diluted shares which is only applicable to HTA and the weighted average number of shares or units outstanding.
The following is the reconciliation of HTALP’s FFO and Normalized FFO to net income or loss attributable to controlling interest for the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010 (in thousands, except per unit amounts):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Net income (loss) attributable to controlling interest	$15,587	$(19,628)	$(24,408)	$5,563	$(7,894)
Depreciation and amortization expense (including amounts in discontinued operations)	58,144	58,321	116,418	107,542	78,561
FFO	$73,731	$38,693	$92,010	$113,105	$70,667
FFO per unit - basic	$0.33	$0.17	$0.41	$0.50	$0.43
FFO per unit - diluted	$0.33	$0.17	$0.41	$0.50	$0.43
Acquisition-related expenses	1,683	5,292	8,843	2,130	11,317
Listing expenses	4,405	12,544	22,573	—	—
Net change in fair value of derivative financial instruments	(10,528)	5,295	7,667	856	(5,954)
Transitional expenses	—	1,704	2,197	—	8,400
Debt extinguishment costs	—	1,886	1,886	—	—
Other normalizing items	558	200	86	287	(14)
Normalized FFO	$69,849	$65,614	$135,262	$116,378	$84,416
Normalized FFO per unit - basic	$0.31	$0.29	$0.60	$0.52	$0.51
Normalized FFO per unit - diluted	$0.31	$0.29	$0.60	$0.52	$0.51
Weighted average number of units outstanding - basic	224,436	230,029	224,681	224,056	165,715
Weighted average number of units outstanding - diluted	224,436	230,029	224,681	224,056	165,715

The following is the reconciliation of HTA’s FFO and Normalized FFO to net income or loss attributable to controlling interest for the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010 (in thousands, except per share amounts):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Net income (loss) attributable to controlling interest	$15,376	$(19,636)	$(24,424)	$5,541	$(7,903)
Depreciation and amortization expense (including amounts in discontinued operations)	58,144	58,321	116,418	107,542	78,561
FFO	$73,520	$38,685	$91,994	$113,083	$70,658
FFO per share - basic	$0.33	$0.17	$0.41	$0.51	$0.43
FFO per share - diluted	$0.33	$0.17	$0.41	$0.50	$0.43
Acquisition-related expenses	1,683	5,292	8,843	2,130	11,317
Listing expenses	4,405	12,544	22,573	—	—
Net change in fair value of derivative financial instruments	(10,528)	5,295	7,667	856	(5,954)
Noncontrolling income from operating partnership units included in diluted shares	211	8	16	21	—
Transitional expenses	—	1,704	2,197	—	8,400
Debt extinguishment costs	—	1,886	1,886	—	—
Other normalizing items	558	200	86	287	(14)
Normalized FFO	$69,849	$65,614	$135,262	$116,377	$84,407
Normalized FFO per share - basic	$0.32	$0.29	$0.61	$0.52	$0.51
Normalized FFO per share - diluted	$0.31	$0.29	$0.61	$0.52	$0.51
Weighted average number of shares outstanding - basic	221,380	229,159	222,713	223,900	165,953
Weighted average number of shares outstanding - diluted	222,585	229,336	222,869	224,392	165,953
Net Operating Income
NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties before general and administrative expenses, non-traded REIT expenses, acquisition-related expenses, depreciation and amortization expense, listing expenses, redemption, termination and release payment to former advisor, interest expense and net change in fair value of derivative financial instruments, debt extinguishment costs and other income. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of NOI to net income or loss of HTA and HTALP for the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Net income (loss)	$15,617	$(19,620)	$(24,368)	$5,593	$(7,919)
General and administrative expenses	12,665	10,915	21,741	20,879	16,008
Non-traded REIT expenses	—	3,847	4,340	7,816	2,745
Acquisition-related expenses	1,683	5,292	8,843	2,130	11,317
Depreciation and amortization expense (including amounts in discontinued operations)	58,144	58,321	116,418	107,542	78,561
Listing expenses	4,405	12,544	22,573	—	—
Redemption, termination and release payment to former advisor	—	—	—	—	7,285
Interest expense and net change in fair value of derivative financial instruments (including amounts in discontinued operations)	15,391	26,965	52,993	41,892	29,541
Debt extinguishment costs	—	1,886	1,886	—	—
Other income	(18)	(91)	(89)	(174)	(119)
NOI	$107,887	$100,059	$204,337	$185,678	$137,419
Liquidity and Capital Resources
We are dependent upon our operating cash flows and the net proceeds from debt and equity to conduct our activities. Our ability to raise funds is dependent on general economic conditions, general market conditions, and our operating performance. Our total capacity to purchase real estate and other related assets is a function of our current cash position, our borrowing capacity on our unsecured revolving credit facility and from any future indebtedness that we may incur, and any possible future equity offerings. As of June 30, 2013, we had $650.0 million available on our unsecured revolving credit facility. On January 7, 2013, HTA commenced an at-the-market offering of its Class A common stock with an aggregate sales price of up to $250.0 million. During the six months ended June 30, 2013, approximately 11.0 million shares were issued and sold, at an average price of $11.53 per share. As of June 30, 2013, approximately $122.7 million of Class A common stock remained available for sale under the equity ATM offering program. Pursuant to HTALP’s amended partnership agreement, each time that HTA issues common shares pursuant to an equity offering, HTALP issues to HTA, an equal number of units for the same price at which the common shares were sold and HTA contributes the net proceeds of such offerings to HTALP. In March 2013, we issued $300.0 million of unsecured senior notes bearing interest at 3.70% per annum, payable semi-annually, which were offered at 99.186% of the principal amount thereof.
Our principal demands for funds continues to be for acquisitions of medical office buildings and other facilities that serve the healthcare industry, to pay operating expenses and principal and interest on our outstanding debt, and to pay dividends.
Generally, cash needs for items other than acquisitions of medical office buildings and other facilities that serve the healthcare industry continue to be met from operations and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, including our requirements to meet our debt maturities coming due during the year ending December 31, 2013.
When we acquire a property, we prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a credit facility or other loan established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the proceeds from sales of other investments, operating cash generated by other investments, or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Other Liquidity Needs
In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of dividends or the timing of the collections of receivables, we may seek to obtain capital to pay dividends by means of secured or unsecured debt financing through one or more third parties or through offering proceeds. We may also pay dividends from cash from capital transactions, including, without limitation, the sale of one or more of our properties.
As of June 30, 2013, we estimate that our expenditures for capital improvements for the remaining six months of 2013 will range from approximately $4 million to $8 million depending on leasing activity. As of June 30, 2013, we had $9.7 million of restricted cash in loan impounds and reserve accounts for such capital expenditures. We cannot provide assurance, however, that we will not exceed these estimated expenditure levels or be able to obtain additional sources of financing on commercially favorable terms or at all. As of June 30, 2013, we had $8.2 million of debt maturing the last six months of 2013. We will use cash flows from operations, cash on hand, our unsecured revolving credit facility, and any possible future debt or equity offerings to fund these debt maturities. As of June 30, 2013, we had cash and cash equivalents of $120.9 million and $650.0 million available on our unsecured revolving credit facility. Additionally, as of June 30, 2013, we had unencumbered properties with a gross book value of approximately $2.1 billion that may be used as collateral to secure additional financings in future periods or as additional collateral to facilitate the refinancing of current debt as it becomes due.
If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, or increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If such a reduction of net cash provided by operating activities is realized, we may have a cash flow deficit in subsequent periods. Our estimate of net cash available is based on various assumptions which are difficult to predict, including the levels of leasing activity and related leasing costs. Any changes in these assumptions could impact our financial results and our ability to fund working capital and unanticipated cash needs.
Cash Flows
The following is a summary of the cash flows for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended June 30,
	2013	2012	Change
Cash and cash equivalents - beginning of period	$15,956	$69,491	$(53,535)
Net cash provided by operating activities	71,818	47,861	23,957
Net cash used in investing activities	(100,894)	(225,190)	124,296
Net cash provided by financing activities	133,991	131,815	2,176
Cash and cash equivalents - end of period	$120,871	$23,977	$96,894
Net cash provided by operating activities increased in 2013 primarily due to the $174.9 million of completed acquisitions since June 30, 2012 and the costs incurred in 2012 associated with the Listing. We anticipate cash flows from operating activities to increase with contractual rent increases and continued leasing activity in our existing portfolio and as we continue to acquire more properties.
For the six months ended June 30, 2013, net cash used in investing activities primarily related to the acquisition of real estate operating properties and other assets of $94.1 million and capital expenditures of $6.1 million. For the six months ended June 30, 2012, net cash used in investing activities primarily related to the acquisition of real estate operating properties and other assets of $213.9 million and capital expenditures of $12.3 million. We anticipate cash flows used in investing activities to increase as we purchase more properties.
For the six months ended June 30, 2013, net cash provided by financing activities primarily related to net proceeds from the issuance of unsecured senior notes of $297.6 million and from the net proceeds of shares issued through the ATM of $125.6 million, partially offset by payments on our secured real estate term loan and mortgage loans of $148.7 million, net payments on our unsecured revolving credit facility of $72.0 million, and dividends of $63.1 million. For the six months ended June 30, 2012, net cash provided by financing activities primarily related to borrowings on our unsecured term loan of $300.0 million, partially offset by payment on our mortgage loans of $79.8 million, dividends of $51.2 million, and repurchase of common stock of $31.9 million.

Dividends
The amount of dividends HTA pays to its stockholders is determined by the Board, at its sole discretion, and is dependent on a number of factors, including funds available for the payment of dividends, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code, as well as any liquidity alternative we may pursue. We have paid dividends monthly or quarterly since February 2007 and if our investments produce sufficient cash flow, we expect to continue to pay dividends to our stockholders. Because our cash available for dividends in any year may be less than 90% of our taxable income for the year, we may obtain the necessary funds by borrowing, issuing new securities or selling assets to pay out enough of our taxable income to satisfy the dividend requirement. Our organizational documents do not establish a limit on dividends that may constitute a return of capital for federal income tax purposes.
The dividend HTA pays to its stockholders is equal to the distributions received from HTALP according to the terms of HTALP’s limited partnership agreement. See “Description of the Partnership Agreement of Healthcare Trust of America Holdings, LP” for additional information.
In May 2012, the Board determined that it was in the best interest of our stockholders to modify the payment of the monthly dividends to an annualized rate of $0.575 per share. It is our intent to continue to pay dividends. However, the Board may reduce our dividend rate and we cannot guarantee the timing and amount of dividends paid in the future, if any.
For the six months ended June 30, 2013, HTA paid cash dividends of $63.1 million. On July 3, 2013, HTA paid cash dividends of $32.5 million to our Class A and B common stockholders for the quarter ended June 30, 2013. On August 1, 2013, the Board authorized a quarterly cash dividend to be paid on October 4, 2013 to stockholders of record on September 27, 2013. This dividend of $0.14375 per share will be paid on all of our Class A and B common stock.
Financing
We anticipate that our aggregate borrowings, both secured and unsecured, will approximate between 35% and 45% of all of our properties’ and real estate notes receivables’ combined values, as determined at the end of each calendar year. For these purposes, the value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of June 30, 2013, HTA’s leverage ratio of total debt to total capitalization was 30.3%.
As of June 30, 2013, we had net debt outstanding of $1.1 billion and the weighted average interest rate inclusive of the impact of our interest rate swaps, was 4.16% per annum. The following is a summary of our unsecured and secured debt, see Note 8, Debt, to our accompanying financial statements, for a further discussion of our debt.
Unsecured Revolving Credit Facility
In March 2013, we executed an amendment pursuant to an existing option and increased the amount available under our unsecured revolving credit facility by $75.0 million to $650.0 million. As of June 30, 2013, $650.0 million was available on the unsecured revolving credit facility. The unsecured revolving credit facility matures in March 2016 and includes a one-year extension, subject to certain conditions.
Unsecured Term Loans
As of June 30, 2013, we had $455.0 million of unsecured term loans outstanding, of which $300.0 million matures in March 2016 and $155.0 million matures in July 2019. The amount maturing in March 2016 includes a one-year extension, subject to certain conditions.
Unsecured Senior Notes
In March 2013, we issued $300.0 million of unsecured senior notes that mature in April 2023. The $300.0 million of unsecured senior notes bear interest at 3.70% per annum, payable semi-annually, and were offered at 99.186% of the principal amount thereof.
Secured Real Estate Term Loan and Mortgage Loans
In March 2013, we repaid in full and terminated our $125.5 million secured real estate term loan. During the six months ended June 30, 2013, we made principal payments of $23.2 million on our mortgage loans and we have $8.2 million of principal payments due the last six months of 2013.
Commitments and Contingencies
See Note 10, Commitments and Contingencies, to our accompanying financial statements, for a further discussion of our commitments and contingencies.

Debt Service Requirements
We are required by the terms of the applicable loan documents to meet certain financial covenants, such as minimum net worth and liquidity, and reporting requirements. As of June 30, 2013, we believe that we were in compliance with all such covenants and reporting requirements on our debt.
Off-Balance Sheet Arrangements
As of and during the six months ended June 30, 2013, we had no off-balance sheet arrangements.
Inflation
We are exposed to inflation risk as income from future long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that protect us from the impact of normal inflation. These provisions include rent escalations, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the leases, among other factors, the leases may not re-set frequently enough to cover inflation.
Quantitative and Qualitative Disclosures about Market Risk
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, the primary market risk to which we are exposed to is interest rate risk.
We are exposed to the effects of interest rate changes on our variable rate debt. Our interest rate risk is monitored using a variety of techniques. In order to mitigate our interest rate risk, we enter into derivative financial instruments such as interest rate swaps and caps. To the extent we enter into such derivative financial instruments, we are exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, it does not possess credit risk. It is our policy to enter into these transactions with what we believe are high-quality counterparties, including those with whom we have a lending relationship. We believe the likelihood of realized losses from counterparty non-performance is remote. We manage the market risk associated with interest rate swaps or caps by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. We do not enter into derivative or interest rate transactions for speculative purposes.
We have, and may in the future enter into, derivative instruments for which we have not and may not elect hedge accounting treatment. Because we have not elected to apply hedge accounting treatment to these derivatives, the gains or losses resulting from their mark-to-market at the end of each reporting period are recognized as an increase or decrease in interest expense on our consolidated statements of operations.
The table below presents, as of June 30, 2013, the principal amounts of our fixed and variable debt and the weighted average interest rates excluding the impact of interest rate swaps by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes (in thousands, except interest rates):

	Expected Maturity Date
	2013	2014	2015	2016	2017	Thereafter	Total
Fixed rate debt	$8,235	$6,392	$72,625	$104,696	$99,963	$367,373	$659,284
Weighted average interest rate on fixed rate debt (per annum)	5.88%	5.80%	5.41%	5.99%	5.91%	4.16%	4.91%
Variable rate debt	$—	$—	$—	$300,000	$—	$155,000	$455,000
Weighted average interest rate on variable rate debt based on the forward rates in effect as of June 30, 2013 (per annum)	—%	—%	—%	3.35%	—%	5.61%	2.10%
Our total debt was $1.1 billion (excluding net discount) as of June 30, 2013. We had fixed and variable rate debt with interest rates ranging from 2.05% to 12.75% per annum and a weighted average interest rate of 3.77% per annum as of June 30, 2013. We had $659.3 million (excluding net discount) of fixed rate debt, or 59.2% of total debt, at a weighted average interest rate of 4.91% per annum and $455.0 million of variable rate debt, or 40.8% of total debt, at a weighted average interest rate of 2.10% per annum as of June 30, 2013.
As of June 30, 2013, the fair value of our fixed rate debt was $683.9 million and the fair value of our variable rate debt was $456.6 million based upon prevailing market rates as of June 30, 2013.

As of June 30, 2013, we had interest rate swaps that effectively fix $455.0 million of variable rate debt. Including the impact of these interest rate swaps, the effective rate on our variable rate debt is 3.07% per annum.
In addition to changes in interest rates, the value of our future properties is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect our ability to refinance our debt if necessary.

BUSINESS AND PROPERTIES
Business
Healthcare Trust of America, Inc. (“HTA”) is a Maryland corporation and was incorporated on April 20, 2006. HTA was initially capitalized on April 28, 2006 and we consider that to be its date of inception. Healthcare Trust of America Holdings, LP (“HTALP”) is a Delaware limited partnership and was organized on April 20, 2006.
We are a fully integrated, self-administered and internally managed real estate investment trust, or REIT. We acquire, own and operate medical office buildings and other facilities that serve the healthcare industry. We have been an active, disciplined buyer of medical office buildings, acquiring properties with an aggregate purchase price of approximately $2.7 billion through June 30, 2013. We are one of the largest owners of medical office buildings, based on gross leasable area, or GLA, in the United States. Our portfolio is primarily concentrated within major U.S. metropolitan areas and located primarily on or adjacent to campuses of nationally recognized healthcare systems. Approximately 96% of our portfolio based on GLA is located on-campus or aligned with nationally and regionally recognized healthcare systems.
Our business focuses on building relationships with strong tenants and health systems that are leaders in their markets. Investment grade rated tenants as a percent of annualized base rent was approximately 42% as of June 30, 2013. As of June 30, 2013, approximately 58% of our annualized base rent was derived from tenants that have (or whose parent companies have) a credit rating from a nationally recognized rating agency, including, but not limited to, Greenville Hospital System, Highmark, Aurora Health Care, Indiana University Health, Community Health Systems, Deaconess Health System, Banner Health, Hospital Corporation of America, Wellmont Health System, Catholic Health Partners, Rush University Medical Center, Steward Health Care System, Ascension Health and Sisters of Mercy Health System. As of June 30, 2013, our portfolio contains approximately 12.9 million square feet of GLA with an occupancy rate of approximately 91.3%, including month-to-month leases and leases that have been executed, but which have not yet commenced. Our portfolio is diversified geographically across 27 states, with no state having more than 13.0% of the GLA of our portfolio. As of June 30, 2013, none of our tenants at our properties accounted for 7% or more of our annualized base rent. As of June 30, 2013, our portfolio consisted of 250 medical office buildings and 19 other facilities that serve the healthcare industry, as well as a real estate note receivable secured by medical office buildings.
We invest primarily in medical office buildings based on fundamental healthcare and real estate economics. Medical office buildings serve a critical role in the national healthcare delivery system, and we believe there are key dynamics within the healthcare industry that increase the need for, and the value of, medical office buildings. Overall healthcare utilization is expected to increase as a result of the population aging and the implementation of the Affordable Care Act. Further medical office buildings typically have higher rent coverage and more stable income than other healthcare real estate. As hospitals and other facilities that serve the healthcare industry and physicians continue to collaborate, we believe an increasing number of healthcare services will be undertaken in medical offices. Further, with healthcare reform projected to expand coverage to over 30 million additional patients by 2021, we believe the performance of office-based services will play a key role in providing quality healthcare while also allowing for the recognition of cost efficiencies. In addition, as the emphasis within the healthcare industry moves toward preventative care, rather than responsive care, we expect that more healthcare services will be undertaken at medical offices.
Another key reason that we invest in medical office buildings is that we believe there is generally the potential for higher returns with lower vacancy risk relative to other types of real estate investing. Like traditional commercial office property, as we renew leases and lease new space, we expect that the recovering economy and the limited supply will allow us to earn higher rents. Unlike commercial office space, however, medical office tenants, primarily physicians, hospitals and other healthcare providers, typically do not move or relocate, thus providing for stable tenancies and an ongoing demand for medical office space.
Our principal executive offices are located at 16435 North Scottsdale Road, Suite 320, Scottsdale, AZ 85254 and our telephone number is (480) 998-3478. We maintain a web site at www.htareit.com at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of this prospectus. We make our periodic and current reports available at www.htareit.com as soon as reasonably practicable after such materials are electronically filed with the SEC.
Properties
We have invested $2.7 billion in high-quality medical office buildings and other facilities that serve the healthcare industry through June 30, 2013. As of June 30, 2013, our portfolio consisted of 250 medical office buildings and 19 other facilities that serve the healthcare industry, as well as a real estate note receivable secured by medical office buildings. Our portfolio is comprised of approximately 12.9 million square feet of GLA, with an occupancy rate of approximately 91.3%, including month-to-month leases and leases we have executed, but which have not yet commenced.

Our properties are primarily located on-campus or aligned with nationally and regionally recognized healthcare systems in the United States, including some of the largest in the United States, such as Allina Health, Ascension Health, Banner Health, Catholic Health East, Forest Park Medical Center, Greenville Hospital System, Highmark, Hospital Corporation of America, Indiana University Health, Piedmont Healthcare and Steward Health Care System. As of June 30, 2013, approximately 96% of our portfolio, based on GLA, is located on-campus or aligned with such healthcare systems. Our portfolio is diversified geographically across 27 states, with no state having more than 13% of the total portfolio GLA as of June 30, 2013. Each of our properties is 100% owned by HTALP, except for a medical office building which we own approximately 85.7% through HTALP.
Our properties include medical office buildings, specialty inpatient facilities (long term acute care hospitals or rehabilitation hospitals), and skilled nursing and assisted living facilities.
As of June 30, 2013, we owned fee simple interests in 192 of the 269 buildings comprising our portfolio. These 192 buildings represent approximately 68.1% of our total portfolio’s GLA. We hold long-term leasehold interests in the remaining 77 buildings within our portfolio, which represent approximately 31.9% of our total GLA. As of June 30, 2013, these leasehold interests had an average remaining term of approximately 55.5 years.
The following information generally applies to our properties:

•	we believe all of our properties are adequately covered by insurance and are suitable for their intended purposes;

•	our properties are located in markets where we are subject to competition in attracting new tenants and retaining current tenants; and

•	depreciation is provided on a straight-line basis over the estimated useful lives of the buildings, up to 39 years, and over the shorter of the lease term or useful lives of the tenant improvements.
As of June 30, 2013, we leased our principal executive offices and some of our regional offices.

Portfolio Diversification by Type	Number of Buildings	GLA (In thousands)	Percent of Total GLA	Number of States
Medical office buildings:
Single-tenant, net lease	71	2,911	22.6%	10
Single-tenant, gross lease	4	215	1.7	3
Multi-tenant, net lease	76	3,715	28.9	20
Multi-tenant, gross lease	99	4,808	37.3	15
Other facilities that serve the healthcare industry:
Hospitals, single-tenant, net lease	10	641	5.0	4
Seniors housing, single-tenant, net lease	9	581	4.5	3
Total	269	12,871	100%

Lease Expirations
The following table presents the sensitivity of our annualized base rent due to lease expirations for the next 10 years:

Expiration (2)	Number of Leases Expiring	Total GLA of Expiring Leases (3)	Percent of GLA Represented by Expiring Leases	Annualized Base Rent Under Expiring Leases (1) (3)	Percent of Total Annualized Base Rent Represented by Expiring Leases
Month-to-month	81	159	1.4%	$2,748	1.1%
2013	137	354	3.0	7,717	3.1
2014	241	685	5.8	14,473	5.9
2015	222	864	7.4	19,592	8.0
2016	212	1,121	9.5	22,395	9.1
2017	236	1,103	9.4	22,725	9.2
2018	201	1,310	11.2	25,913	10.5
2019	95	718	6.2	17,153	7.1
2020	116	577	4.9	12,005	4.9
2021	123	1,200	10.2	23,381	9.5
2022	71	747	6.4	20,521	8.3
Thereafter	162	2,909	24.6	57,408	23.3
Total	1,897	11,747	100%	$246,031	100%
_______________________________

(1)	The annualized base rent percentage is based on the total annual contractual base rent as of June 30, 2013, excluding the impact of abatements, concessions, and straight-line rent.

(2)	Leases scheduled to expire on December 31 of a given year are included within that year in the table.

(3)	Amounts in thousands.
Significant Tenants
As of June 30, 2013, none of our tenants at our properties accounted for 7% or more of our annualized base rent. The table below depicts our top 15 health system tenants in our medical office buildings as determined by GLA.

Tenant	Weighted Average Remaining Lease Term (years)	Total Leased GLA (In thousands)	Percent of Leased GLA	Annualized Base Rent (In thousands) (1)	Percent of Annualized Base Rent
Highmark	9	853	7.3%	$15,633	6.4%
Greenville Hospital System	11	761	6.5	13,455	5.5%
Steward Health Care System	14	317	2.7	7,124	2.9
Aurora Health Care	11	315	2.7	6,684	2.7
Indiana University Health	4	310	2.6	4,967	2.0
Community Health Systems	5	300	2.6	6,603	2.7
Deaconess Health System	10	272	2.3	4,173	1.7
Banner Health	2	225	1.9	4,835	2.0
Hospital Corporation of America	4	221	1.9	4,983	2.0
Capital District Physicians’ Health Plan	3	198	1.6	3,012	1.1
Wellmont Health System	9	160	1.4	2,633	1.1
Catholic Health Partners	4	154	1.3	2,352	1.0
Rush University Medical Center	7	137	1.1	4,425	1.8
Sisters of Mercy Health System	13	134	1.1	3,668	1.5
Ascension Health	6	112	1.0	2,755	1.1
Total		4,469	38.0%	$87,302	35.5%

________________________

(1)	Annualized base rent is based on the contractual base rent in effect as of June 30, 2013, excluding the impact of abatements, concessions, and straight-line rent.
Geographic Diversification/Concentration Table
As of June 30, 2013, our portfolio was comprised of approximately 12.9 million square feet of GLA and was concentrated in locations that we have determined to be strategic based on demographic trends and projected demand for healthcare. The following tables list the states and markets in which our properties are located and provide certain information regarding our portfolio’s geographic diversification/concentration as of June 30, 2013:

State	Number of Buildings (1)	GLA (In thousands)	Percent of GLA	Annualized Base Rent (In thousands) (2)	Percent of Annualized Base Rent
Arizona	45	1,367	10.6%	$25,702	10.4%
California	5	284	2.2	4,852	2.0
Colorado	3	145	1.1	3,010	1.2
Florida	20	944	7.3	18,278	7.4
Georgia	14	669	5.2	13,783	5.6
Illinois	1	139	1.1	4,487	1.8
Indiana	44	1,225	9.5	16,858	6.9
Kansas	1	63	0.5	1,619	0.7
Maryland	2	163	1.3	3,440	1.4
Massachusetts	13	406	3.2	8,506	3.5
Michigan	1	203	1.6	4,834	2.0
Minnesota	2	158	1.2	1,561	0.6
Missouri	5	297	2.4	7,147	2.9
Nevada	1	73	0.6	1,633	0.7
New Hampshire	1	70	0.5	1,259	0.5
New Mexico	2	54	0.4	1,322	0.5
New York	8	909	7.1	17,085	6.9
North Carolina	10	244	1.9	4,328	1.8
Ohio	13	526	4.1	5,845	2.4
Oklahoma	2	186	1.4	3,736	1.5
Pennsylvania	4	1,087	8.4	19,956	8.1
South Carolina	22	1,103	8.6	20,045	8.1
Tennessee	11	441	3.4	8,064	3.3
Texas	29	1,625	12.6	39,777	16.2
Utah	1	112	0.9	1,747	0.7
Virginia	3	63	0.5	473	0.2
Wisconsin	6	315	2.4	6,684	2.7
Total	269	12,871	100%	$246,031	100%
_______________________________________

(1)	Represents the number of buildings acquired within each particular state as of June 30, 2013.

(2)	Annualized base rent is based on contractual base rent from leases in effect as of June 30, 2013, excluding the impact of abatements, concessions, and straight-line rent.

Market	GLA (In thousands)	Percent of Portfolio
Phoenix, AZ	1,153	9.0%
Pittsburgh, PA	978	7.6
Greenville, SC	965	7.5
Indianapolis, IN	850	6.6
Albany, NY	879	6.8
Houston, TX	692	5.4
Atlanta, GA	597	4.6
Dallas, TX	591	4.6
Boston, MA	359	2.8
Raleigh, NC	244	1.9
Oklahoma City, OK	186	1.4
Total	7,494	58.2%
Competition
We compete with many other real estate investment entities, including financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors for the acquisition of medical office buildings and other facilities that serve the healthcare industry. During the acquisition process, we compete with others who have a competitive advantage in terms of size, capitalization, local knowledge of the marketplace, and extended contacts throughout the region. Any combination of these factors may result in an increased purchase price for real properties or other real estate related assets which may reduce the number of opportunities available to us that meet our investment criteria. If the number of opportunities that meet our investment criteria are limited, our ability to increase stockholder value may be adversely impacted.
We face competition in leasing available medical office buildings and other facilities that serve the healthcare industry to prospective tenants. As a result, we may have to provide rent concessions, incur charges for tenant improvements, offer other inducements, or we may be unable to timely lease vacant space, all of which may have an adverse impact on our results of operations. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties to locate suitable purchasers.
We believe our focus on medical office buildings, our experience and expertise, and our ongoing relationships with healthcare providers provide us with a competitive advantage. We have established an asset identification and acquisition network with healthcare providers and local developers, which provides for the early identification of and access to acquisition opportunities. In addition, we believe this broad network allows for us to effectively lease available medical office space, retain our tenants, and maintain and improve our assets.
Government Regulations
Healthcare-Related Regulations
Overview.  The healthcare industry is heavily regulated by federal, state and local governmental bodies. Our tenants generally are subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations could negatively affect the ability of our tenants to satisfy their contractual obligations, including making lease payments to us.

Healthcare Legislation.  The Patient Protection and Affordable Care Act of 2010, or the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act, which in part modified the Patient Protection and Affordable Care Act, together serve as the primary vehicle for comprehensive healthcare reform in the United States and will become effective through a phased approach, which began in 2010 and will conclude in 2018. The laws are intended to reduce the number of individuals in the United States without health insurance and significantly change the means by which healthcare is organized, delivered and reimbursed. The Patient Protection and Affordable Care Act includes program integrity provisions that both create new authorities and expand existing authorities for federal and state governments to address fraud, waste and abuse in federal healthcare programs. In addition, the Patient Protection and Affordable Care Act expands reporting requirements and responsibilities related to facility ownership and management, patient safety and care quality. In the ordinary course of their businesses, our tenants may be regularly subjected to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. If they do not comply with the additional reporting requirements and responsibilities, our tenants' ability to participate in federal healthcare programs may be adversely affected. Moreover, there may be other aspects of the comprehensive healthcare reform legislation for which regulations have not yet been adopted, which, depending on how they are implemented, could adversely affect our tenants and their ability to meet their lease obligations.
On June 28, 2012, the U.S. Supreme Court ruled on the constitutionality of the two laws generally upholding the entirety of the Patient Protection and Affordable Care Act including holding that the “individual mandate”-the centerpiece of the legislation that requires all individuals to purchase some form of health insurance-is permissibly construed as a tax imposed on those who do not obtain health insurance. Notably, the portions of the health reform laws addressing fraud, waste and abuse remain intact. The only aspect of the laws held unconstitutional is the mandated Medicaid expansion that would have required states to cover nonelderly persons with incomes up to 133 percent of the poverty level. The Supreme Court held that Congress could not require states to implement such an expansion or risk losing all federal Medicaid funding. As a result of the Supreme Court's decision, states may opt to expand Medicaid coverage in accordance with the laws but are not required to do so. Despite the Supreme Court's decision, it remains difficult to predict the impact of these laws on us due to their complexity, lack of implementing regulations or interpretive guidance, and the gradual implementation of the laws over a multi-year period. In addition, there have been numerous Congressional attempts to amend and repeal the laws both prior to and subsequent to the Supreme Court's ruling; we cannot predict whether any of these attempts to repeal or amend the laws will be successful. Moreover, a number of states have indicated that they will not take steps to implement certain aspects of the laws notwithstanding the Court's ruling. Consequently, it remains difficult to foresee how individuals and business will respond to the choices afforded them by law. Because of the many variables involved, we are unable to predict how these laws may impact our tenants' operations or the net effect of these laws on us. Both our tenants and us may be adversely affected.
Reimbursement Programs.  Sources of revenue for our tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers, health maintenance organizations, preferred provider arrangements, self-insured employers and the patients themselves, among others. Medicare and Medicaid programs, as well as numerous private insurance and managed care plans, generally require participating providers to accept government-determined reimbursement levels as payment in full for services rendered, without regard to a facility's charges. Changes in the reimbursement rate or methods of payment from third-party payors, including Medicare and Medicaid, could result in a substantial reduction in our tenants’ revenues. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. Further, revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable or because additional documentation is necessary or because certain services were not covered or were not medically necessary. The recently enacted healthcare reform law and regulatory changes could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs. The financial impact on our tenants could restrict their ability to make rent payments to us.
Fraud and Abuse Laws.  There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Our lease arrangements with certain tenants may also be subject to these fraud and abuse laws. These laws include, but are not limited to:

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the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral or recommendation for the ordering of any item or service reimbursed by a federal healthcare program, including Medicare or Medicaid;

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the Federal Physician Self-Referral Prohibition, commonly referred to as the Stark Law, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

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the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs;

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the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts and to exclude violators from participating in federal healthcare programs; and

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the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, which protects the privacy and security of personal health information.

Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of our tenants could jeopardize that tenant's ability to operate or to make rent payments to us.
Healthcare Licensure and Certification.  Some of our medical properties and their tenants may require a license or multiple licenses or certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON would prevent a facility from operating in the manner intended by the tenant. This event could adversely affect our tenants’ ability to make rent payments to us. State and local laws also may regulate plant expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of healthcare-related facilities, by requiring a CON or other similar approval. State CON laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state CON laws on our development of facilities or the operations of our tenants.
Real Estate Ownership-Related Regulations
Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.
Costs of Compliance with the Americans with Disabilities Act.  Under the Americans with Disabilities Act of 1990, as amended, or the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. Although we believe that we are in substantial compliance with present requirements of the ADA, none of our properties have been audited and we have only conducted investigations of a few of our properties to determine compliance. We may incur additional costs in connection with compliance with the ADA. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. We may incur substantial costs to comply with the ADA or any other legislation.
Costs of Government Environmental Regulation and Private Litigation.  Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances which may be on our properties. These laws could impose liability on us without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances and such person often must incur the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner and operator of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
Use of Hazardous Substances by Some of Our Tenants.  Some of our tenants routinely handle hazardous substances and wastes on our properties as part of their routine operations. Environmental laws and regulations subject these tenants, and potentially us, to liability resulting from such activities. We require our tenants in their leases to comply with these environmental laws and regulations and to indemnify us for any related liabilities. We are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.

Other Federal, State and Local Regulations.  Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are currently in material compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely affect our ability to pay dividends to HTA’s stockholders. We believe, based in part on engineering reports which are generally obtained at the time we acquire the properties, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and to pay dividends could be adversely affected.
Employees
As of June 30, 2013, we had approximately 150 employees, of which two are subject to a collective bargaining agreement.
Legal Proceedings
We are subject to claims and litigation arising in the ordinary course of business. We do not believe any liability from any reasonably foreseeable disposition of such claims and litigation, individually or in the aggregate, would have a material adverse effect on our consolidated financial statements.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by Healthcare Trust of America, Inc.’s board of directors and, in general, may be amended and revised from time to time at the discretion of Healthcare Trust of America, Inc.’s board of directors without notice to or a vote of Healthcare Trust of America, Inc.’s stockholders.
Investment Policies
Investment in Real Estate or Interests in Real Estate
We conduct substantially all of our investment activities through HTALP, our operating partnership, and its subsidiaries. We seek to leverage our significant experience in investing and managing healthcare real estate primarily by acquiring quality medical office buildings and other facilities that serve the healthcare industry that generate sustainable long-term growth in operating cash flow. As such, we are focused on fostering strategic relationships with key healthcare systems. Our investment objectives are to acquire properties that generate sustainable growth in cash flow from operations, to preserve, protect and return investors capital contributions and to realize growth in the value of our investments.
We currently focus primarily on acquiring, owning and operating high quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems. We may also invest, to a lesser extent, in other facilities that serve the healthcare industry and other real estate related assets. Future investment activities will not be limited to any geographic area although we expect to target geographic areas experiencing economic growth, favorable demographic trends and are otherwise business friendly.
While we may diversify in terms of property locations, size and market or submarket, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in investment activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income. In addition, we may purchase or lease income-producing medical office buildings and other types of healthcare-related properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.
We may participate with third parties in property ownership, through joint ventures or other types of co-ownership, and we may engage in such activities in the future if we determine that doing so would be the most effective means of owning or acquiring properties. We do not expect, however, to enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, preferred stock, limited partnership units or options to purchase stock.
While not prohibited from doing so, we have no current plans to pursue ground up development. However, in the future we may construct and develop real estate assets or render services in connection with these activities. Developing and constructing properties would expose us to risks such as cost overruns, carrying costs of projects under construction or development, availability and costs of materials and labor, weather conditions and government regulation. We expect to pursue redevelopment opportunities of properties that we own.
Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these investments. Principal and interest on our debt will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.
Investments in Real Estate Mortgages
Although we expect the significant majority or our investments will continue to be equity interests, we may, at the discretion of HTA’s Board of Directors, or the Board, elect to invest in debt securities, such as commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies, provided, in each case, that such investment is consistent with our qualification as a REIT. If we choose to invest in mortgages, we expect to primarily invest in mortgages secured by healthcare-related real estate assets. There is no restriction, however, on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
Subject to the asset tests and gross income tests necessary for REIT qualification, we may invest in securities issued by other public or private real estate companies (including other public REITs). We do not currently have any policy limiting the types of entities in which we may invest or the proportion of assets to be so invested, whether through acquisition of an entity’s common stock, preferred stock, convertible preferred securities, limited liability or partnership interests, interests in another REIT or entry into a joint venture.
Investment in Other Securities
Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.
Dispositions
While our strategy is to acquire and hold well-located and well-designed medical office buildings and other facilities that serve the healthcare industry on a long-term basis, we may from time to time dispose of properties, subject to REIT qualification and prohibited transaction rules, if, based upon management’s periodic review of our portfolio, the Board determines such action would be in the best interests of HTA’s stockholders.
Financing Policies
Debt Financing. We expect to employ leverage in our capital structure in amounts determined from time to time by the Board. Although the Board has not adopted a formal policy that limits the total amount of indebtedness that we may incur or limits the amount of such indebtedness that will either be fixed or variable. We intend to maintain a conservative leverage profile and target a leverage ratio between 30% to 40%. HTA’s charter and bylaws do not limit the amount or percentage of indebtedness that we may incur nor do they restrict the form in which our indebtedness will be taken (including recourse or non-recourse debt, cross collateralized debt, etc.). We are, however, subject to certain debt limitations pursuant to the restrictive covenants of our outstanding indebtedness, including our existing credit facilities and the indenture governing the Notes. See “Risk Factors - Risks Related to this Offering - Our existing credit facilities and the indenture governing the Notes contain restrictions that limit our flexibility in operating our business.” The Board may from time to time modify our debt policy in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity securities, fluctuations in the market price of HTA’s common stock, growth and acquisition opportunities and other factors.
Equity Financing. We may, without stockholder approval, issue debt or equity securities, retain earnings (subject to the REIT distribution requirements for U.S. federal income tax purposes) or pursue a combination of these methods. Subject to applicable law and the requirements for listed companies on the New York Stock Exchange, or NYSE, the Board has the authority, without further stockholder approval, to amend HTA’s charter to increase or decrease the aggregate number of stock HTA is authorized to issue or the number of authorized shares of any class or series. We may offer common stock, preferred stock, options to purchase stock or other securities in exchange for property, repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future.
Board Review of Our Investment Policies.
The Board has established written policies on investments and borrowing. HTA’s board is responsible for monitoring the administrative procedures, investment operations and performance of our company and our management to ensure such policies are carried out, and that such policies are updated and adjusted consistent with HTA’s charter, our strategic plan and business model, and any changes in law or regulation. HTA’s charter requires that HTA’s independent directors review our investment policies at least annually to determine that our policies are in the best interest of our stockholders. Each determination and the basis therefor is required to be set forth in the minutes of the applicable meetings of HTA’s directors. Implementation of our investment policies also may vary as new investment techniques are developed.
As required by its charter, HTA’s independent directors have reviewed the policies referred to above and determined that they are in the best interest of HTA’s stockholders because they provide the basis for and increase the likelihood that we will be able to acquire a diversified portfolio of stable income producing properties, thereby properly managing risk and creating stable yield and long term value in our portfolio, and they define the attributes we seek when evaluating the sufficiency of our acquisition opportunities.

Conflict of Interest Policies
In order to reduce or eliminate certain potential conflicts of interest, HTA’s charter contains restrictions and conflict resolutions relating to transactions we enter into with HTA’s directors or officers or their respective affiliates. We also have adopted certain policies designed to eliminate or minimize certain potential conflicts of interest. Specifically, we adopted a code of ethics that generally prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand. Our code of ethics will also generally limit our employees, officers and directors from competing with our company or taking for themselves opportunities that are discovered through use of property or information of or position with our company. Waivers, if any, of our code of ethics for our principal executive officer, principal financial officer, principal accounting officer and controller and HTA’s directors are at the sole and absolute discretion of HTA’s audit committee. In addition, certain provisions of Maryland law are also designed to minimize conflicts. However, we cannot assure you these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.
In addition, conflicts of interest could arise in the future as a result of the relationship between us and our affiliates, on the one hand, and HTALP or any partner thereof, on the other. HTA’s directors and our officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, HTA, as the general partner of HTALP, has fiduciary duties and obligations to HTALP and its other partners under Delaware law and the partnership agreement in connection with the management of HTALP. HTA’s fiduciary duties and obligations, as the general partner of HTALP, may come into conflict with the duties of HTA’s directors and our officers to our company.
Policies with Respect to Other Activities
Share Repurchases. We maintain a share repurchase plan pursuant to which we may purchase up to $100.0 million of HTA’s Class A common stock, par value $0.01 per share, from time to time prior to August 5, 2014. As of June 30, 2013, we have not repurchased any shares of HTA’s Class A common stock pursuant to our share repurchase plan. The Board has no present intention of causing us to repurchase any of HTA’s Class A common stock, although we may do so in the future. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.
REIT Qualifications. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury Regulations the Board determines that it is no longer in our best interest to qualify as a REIT.
Loans to Third Parties. We may make loans to third parties, including, without limitation, to joint ventures in which we participate.
1940 Act Compliance. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.
Reporting Policies
We intend to make available to our stockholders our annual reports, including our audited financial statements. We are subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors
Background
This section reflects information with respect to the directors and executive officers of Healthcare Trust of America, Inc. (“HTA”). Healthcare Trust of America Holdings, LP (“HTALP”) is managed by HTA, its sole general partner. Consequently, HTALP does not have its own separate directors or executive officers, and all references in this section to directors or executive officers are references to the directors or executive officers, as applicable, of HTA unless otherwise noted.
HTA held its annual meeting of stockholders on July 9, 2013. At that time, HTA’s stockholders voted on the election of directors. At the annual meeting, all of the nominees for election as directors of HTA were elected.
The following table and biographical descriptions set forth information with respect to the directors of HTA:

Name	Age	Position
Scott D. Peters	55	Chief Executive Officer, President and Chairman of the Board
W. Bradley Blair, II	69	Independent Director
Maurice J. DeWald	73	Independent Director
Warren D. Fix	75	Independent Director
Larry L. Mathis	70	Independent Director
Gary T. Wescombe	70	Independent Director

Scott D. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company, or Grubb & Ellis, our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as Director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company's Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.
W. Bradley Blair, II has served as an independent director of our company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (AMEX: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During such term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.

Maurice J. DeWald has served as an independent director of our company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. and Emmaus Holdings, Inc. and as non-executive Chairman of Integrated Healthcare Holdings, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
Warren D. Fix has served as an independent director of our company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., First Foundation Bank, Accel Networks, and CT Realty Investors. Until November of 2008, when he completed a process of dissolution, he served for five years as the chief executive officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and a development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, of The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors' Consortium.
Larry L. Mathis has served as an independent director of our company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance, and strategy and is the author of The Mathis Maxims, Lessons in Leadership. For over 35 years, Mr. Mathis has held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis is the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives, and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to present a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., both U.S. publicly traded companies. Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.
Gary T. Wescombe has served as an independent director of our company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.

Board Experience and Director Qualifications
HTA’s directors have diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our directors have extensive and broad legal, auditing and accounting experience. Our directors have numerous years of hands-on and executive commercial real estate experience drawn from a wide range of disciplines. The directors have unique skills, on an individual basis:

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The Chairman, Mr. Peters, has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with our company. Mr. Peters co-founded our company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as Chief Financial Officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of our company, as well as our current investment strategy.

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Mr. Blair provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as Chief Executive Officer, president and Chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

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Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

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Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

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Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He is the founding president and chief executive officer of The Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

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Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young, LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

Executive Officers
The following table and biographical descriptions set forth information with respect to HTA’s executive officers:

Name	Age	Position	Term of Office
Scott D. Peters	55	Chief Executive Officer, President and Chairman of the Board	Since 2006
Kellie S. Pruitt	47	Chief Financial Officer, Secretary and Treasurer	Since 2009
Mark D. Engstrom	53	Executive Vice President - Acquisitions	Since 2009
Amanda L. Houghton	32	Executive Vice President - Asset Management	Since 2011
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see above.

Kellie S. Pruitt has served as our Chief Financial Officer since May 2010, as our Treasurer since April 2009, and as our Secretary since July 2009. She also served as our Chief Accounting Officer from January 2009 until May 2010, as our Assistant Secretary from March 2009 to July 2009, and as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a senior manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. Ms. Pruitt received a B.A. degree in Accounting from the University of Texas at Arlington and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.
Mark D. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a vice president of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.
Amanda L. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton comes from a varied background with experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manger of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management, and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation, was appointed to the NAIOP Medical and Life Sciences Forum and is a member of the CFA Institute and Commercial Real Estate Women (CREW).

EXECUTIVE COMPENSATION
This section reflects information with respect to the directors and executive officers of Healthcare Trust of America, Inc. (“HTA”). Healthcare Trust of America Holdings, LP (“HTALP”) is managed by HTA, its sole general partner. Consequently, HTALP does not have its own separate directors or executive officers, and all references in this section to “directors” or “executive officers,” including references to “our named executive officers,” are references to the directors or executive officers, as applicable, of HTA unless otherwise noted.
Compensation Discussion and Analysis
In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. In this section you will find a series of tables containing specific data about the compensation earned in 2012 by the following individuals, our named executive officers:

•	Scott D. Peters, Chief Executive Officer, President and Chairman of the Board;

•	Kellie S. Pruitt, Chief Financial Officer, Secretary and Treasurer;

•	Mark D. Engstrom, Executive Vice President - Acquisitions; and

•	Amanda L. Houghton, Executive Vice President - Asset Management.
Executive Summary
Our executive compensation program is guided by the principle that the compensation of our executive officers should encourage creation of value for stockholders and achievement of strategic corporate objectives. In furtherance of this principle, our executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features are described in more detail below in this “Compensation Discussion and Analysis” and include the following:

•
The majority of our executives' compensation is at-risk. For fiscal year 2012, approximately 94.5% of Mr. Peters’, 89.9% of Ms. Pruitt’s, 88.2% of Mr. Engstrom’s and 90.6% of Ms. Houghton’s target total direct compensation was performance-based and/or linked to the value of HTA’s stock price. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive's base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in HTA’s financial reporting.

•
Executives' bonuses under our annual incentive program are determined each year by the Compensation Committee of HTA’s Board of Directors, or the Compensation Committee, based on its assessment of our performance and the individual executive during the year. The annual bonus for Mr. Peters is subject to a cap, and the Compensation Committee has complete discretion to determine the amount that will be awarded to each executive (subject to the cap) or to award no bonus at all.

•
Executives were awarded one-time grants of long-term incentive awards, or LTIP awards, in 2012 that will vest only if HTA’s stock price achieves specified levels of appreciation (based on HTA’s average closing price over a period of 20 consecutive trading days). These awards consist of equity interests in HTALP that, following the vesting of the award, may be converted into shares of HTA’s common stock if certain conditions are met. We believe these awards play an important role in linking the interests of our executives with those of HTA’s stockholders as the awards will have value only if HTA’s stock price increases substantially above the price of HTA’s stock in June 2012 when it was listed on the New York Stock Exchange. The awards also provide a retention incentive as the executive generally must remain employed with us through the achievement of a particular stock price goal in order for the LTIP units subject to that goal to vest.

•
Executives were also granted equity awards in 2012 in the form of restricted stock. These awards provide a retention incentive as they vest over a multi-year period and, as the ultimate value of the award depends on HTA’s stock price, further link the interests of our executives with those of HTA’s stockholders.

•	We do not provide any tax gross-up payments or material perquisites to our named executive officers.

Compensation Philosophy and Objectives
The Compensation Committee is charged with the responsibility of setting compensation for our named executive officers and other executive officers and employees. Pursuant to the terms of the Compensation Committee charter, the Compensation Committee has oversight over all compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards. The objectives of the executive compensation programs are to attract, incentivize and retain executive management in a manner that is tied to achieving our business objectives and aligning the financial interests of our executives with the long-term interests of stockholders. The compensation programs shall be determined based on a number of factors that the Compensation Committee believes most appropriately aligns these interests, including primary factors such as:

•	the competitive market data of comparable peer companies and other companies with whom we compete for talent;

•	the achievement of our overall financial results;

•	individual contributions;

•	individual experience and qualifications; and

•	a compensation philosophy of “pay for performance.”
An important objective of the Compensation Committee is to align the financial interests of the executives with those of HTA’s stockholders by providing significant equity-based, long-term incentives to the executives.
Our Business, Performance and Strategic Actions
Key accomplishments in the year ended December 31, 2012 and performance that we considered in determining compensation were as follows:
Listing. On June 6, 2012, we listed HTA’s Class A common stock on the New York Stock Exchange, or the NYSE, under the symbol “HTA” (the “Listing”). The Listing was a transformational accomplishment for us moving HTA’s initial stockholders from a non-liquid, non-traded REIT to a staged liquidity event beginning on June 6, 2012 and scheduled to end by December 6, 2013. This was more than a year earlier than our initial projected liquidity date of September 2013. This execution was unique and saved stockholders millions of dollars in fees that are normally paid to investment banks in a traditional initial public offering, or IPO, process. Further, HTA’s stockholders were not diluted at the time of the Listing with a contemporaneous additional equity raise at a discounted price to our valuation, which is also customary in a traditional IPO. The management team, and the board of directors that managed our company before the management team was formed, designed and accomplished a number of strategic steps that made the Listing possible, including the following:

•	made the decision in early 2008 to become purely focused on medical office buildings without development, which differentiates us from our publicly traded peers;

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strategic decisions were made to manage the economic recession in 2008 by slowing our acquisition pace, building a strong cash position and making $1.8 billion of opportunistic investments when the market adjusted in 2008, 2009 and 2010;

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negotiated reduced fees paid to our external advisor in October 2008 through September 2009 and made the decision to transition from an externally advised REIT to a self-managed REIT, which eliminated all external fees, saving over $87 million of fees, net of our cost, through the date of our Listing;

•	left our external advisor in 2009 and from the ground up, built our infrastructure, accumulated, hired and trained our employees building a quality organization of over 130 people today;

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became the first non-traded REIT to leave its external advisor without paying an internalization fee, which can typically range between approximately $100 - $200 million depending on the size of the applicable company;

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in 2010 eliminated the 15% contractual promote fee pursuant to our initial offering to be paid to the external advisor upon liquidity and in 2012, eliminated the 8% contractual promote fee pursuant to our follow-on offering to be paid to management and directors upon a liquidity event;

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assembled a top quality portfolio of medical office buildings comprised of 12.6 million square feet, 95.7% on-campus or aligned with nationally and regionally recognized healthcare systems, 91% occupied with 56% credit rated tenants of which 40% are investment grade;

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developed and maintained a corporate philosophy of low leverage and flexible capital structure, which achieved investment grade ratings in July 2011 by Moody’s and Standards & Poors. This allowed us to accomplish the Listing without raising additional equity and diluting HTA’s initial stockholders;

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implemented, developed and managed the roll out of our in-house property management and leasing platform through four regional offices, which today directly manages approximately 80% of our portfolio and successfully managed a geographically diverse portfolio, developed key industry relationships with nationally and regionally recognized healthcare systems, and

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obtained approval from the NYSE to list HTA’s Class A common stock on the NYSE without an offering - the first non-traded REIT to obtain such an approval from the NYSE. This execution saved stockholders millions of dollars in fees that are normally paid to investment banks in a traditional IPO process and we did not dilute HTA’s stockholders by raising additional equity at a discounted price to our valuation, which is also customary in a traditional IPO.

Acquisitions: We acquired $294.9 million of accretive, high quality, on-campus or affiliated medical office buildings in the year ended December 31, 2012. These acquisitions totaled over 1.3 million square feet and expanded our asset base by more than 10%. These properties were acquired directly from local developers or health systems and we believe are located in the key markets of Boston, Pittsburgh, Dallas and Atlanta. The buildings were over 99% occupied at the time of our purchase and were acquired at unlevered yields in the mid 7% range.
Asset Management: In 2012, we transitioned approximately 4.9 million square feet of gross leasable area, or GLA, to our in-house property management and leasing platform. As of December 31, 2012, approximately 70% of our current GLA was managed internally, which we believe contributed to our tenant retention rate of 86.5%. We believe this tenant retention rate is one of the highest in the healthcare real estate industry. We maintained our occupancy at 91% throughout 2012.
Balance Sheet.    We significantly improved our balance sheet by maintaining low leverage of 32.8%, increasing the flexibility of our capital structure, lengthening our maturities and reducing our overall borrowing costs with the following:

•	refinancing our $575 million unsecured line of credit, thereby reducing our funded borrowing costs by 55 bps, and extending the maturity of the line of credit to 2016;

•	closing on $455 million of 4 and 7 year unsecured term loans;

•	reducing our secured leverage ratio from 24.9% in 2011 to 18.3% in 2012; and

•	reducing our average borrowing cost by more than 100 bps from 5.25% per annum for the year ended December 31, 2011 to 4.06% per annum for the year ended December 31, 2012.
How We Determine our Compensation Arrangements
The Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In addition, the employment agreements of our named executive officers require that their base salary be reviewed by the Compensation Committee not less frequently than annually. In conducting these reviews in 2012, in addition to the requirements in the Compensation Committee charter, the Compensation Committee took into account, among other things, the following:

•	our financial performance and business achievements as discussed above under “Our Business, Performance and Strategic Actions;”

•	our continued growth and productivity through our self-managed entity;

•	the quality of our acquisitions completed in 2012;

•	the expansion of our healthcare system relationships, which we believe are a key factor impacting the success of our future growth;

•	the expansion of our operations;

•	our increasing coverage of distributions with cash flow from operations;

•	our overall financial strength and growth;

•	our high degree of financial flexibility and capital capacity, which we believe provides us with the ability to continue to execute a prudent growth strategy; and

•	the additional responsibilities required in 2012 and beyond required of a publicly traded company.

The Compensation Committee's independent consultant, Towers Watson, conducted a competitive market assessment of the compensation levels of each of our named executive officers compared to survey data from the 2012 NAREIT Compensation Survey, as well as a peer group consisting of the following companies:

Healthcare Realty Trust Incorporated	Health Care REIT, Inc.
Omega Healthcare Investors, Inc.	Medical Properties Trust, Inc.
HCP, Inc.	Alexandria Real Estate Equities, Inc.
Senior Housing Properties Trust	BioMed Realty Trust, Inc.
Ventas, Inc.	Brandywine Realty Trust
The companies reviewed by Towers Watson from the 2012 NAREIT Compensation Survey included healthcare REITs from a variety of sectors with total capitalization within a range of $2.5 billion to $5.0 billion. The peer group companies were selected by the Compensation Committee, with input from Towers Watson, based on (i) financial scope ($1.6 billion to $17.4 billion in assets and median assets of $4.5 billion), (ii) business segment (healthcare-related and office REITs) and (iii) structure (self-managed and publicly traded). For market pay comparisons, Towers Watson considers an executive to be paid “competitively” and within the range of competitive practice if such executives’: (i) base salary is within +/-10% of the competitive pay standard; (ii) total cash compensation is within +/-15% of the competitive pay standard; and (iii) total direct compensation is within +/-20% of the competitive pay standard. For purposes of this discussion, “total direct compensation” consists of base salary, target annual bonus and grant date value of equity awards, with the equity award value being determined under generally accepted accounting principles and excluding the one-time LTIP unit awards granted to the executives in May 2012 and discussed below.
In the case of our Chief Executive Officer, Towers Watson reported that total cash compensation (which consists of base salary and annual bonus) is competitive at about the market median based on both the peer companies and the NAREIT survey and the equity award value is low relative to the market median.
In the case of our other named executive officers, excluding our Chief Executive Officer, Towers Watson reported that total direct compensation (excluding the one-time LTIP unit awards discussed below) was below the median when compared to both the 2012 NAREIT Compensation Survey data and the proxy data available for the peer group at the time Towers Watson completed its review.
Towers Watson also reported that our named executive officers’ total equity holdings were low relative to current total equity holdings of named executive officers at our peer companies. As noted below, the Compensation Committee took the executives’ equity holding levels into account in determining to vest certain shares held by the executives upon the Listing.
Finally, Towers Watson reported that the current levels of severance benefits (if triggered) (a) for the Chief Executive Officer, would be above competitive practice, and for (b)  the other named executive officers, would be somewhat below competitive levels.
The Compensation Committee uses this information from Towers Watson as a reference point in making its compensation decisions, however, it does not benchmark to a particular percentile within the peer group or otherwise target any element of compensation at a particular level or quartile within the peer group.
The Role of Stockholder Say-on-Pay Votes.    We provide HTA’s stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At HTA’s annual meeting of stockholders held in November 2011, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this result affirms stockholders' support of our approach to executive compensation and, thus, the Compensation Committee did not change its approach in making its executive compensation decisions after the 2011 annual meeting. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our named executive officers.
Consistent with the stockholder advisory vote on the frequency of advisory votes to approve named executive officer compensation held in 2011, we decided that we would include an advisory vote on the compensation of our named executive officers in the proxy materials for our future annual meetings of stockholders every three years until the next required vote on the frequency of future advisory votes on the compensation of our named executive officers. The next say-on-pay vote to approve the compensation of our named executive offices would occur no later than HTA’s annual meeting of stockholders in 2014. The next required vote on the frequency of advisory votes to approve named executive officer compensation will occur no later than HTA’s annual meeting of stockholders in 2017.

Employment Agreements.    Prior to 2012, we entered into an employment agreement with each of our named executive officers. Effective as of January 1, 2013, we entered into new employment agreements with each named executive officer. The new agreement with Mr. Peters has a four-year term, and the new employment agreements with each of the other named executive officers has a three-year term. In considering the appropriate terms of the employment agreements, the Compensation Committee focused on the increased duties and responsibilities of the executive following the Listing. Each of these executives has served and we expect will continue to serve a major role in hiring, supervising and overseeing our employees, the transition and implementation of self-management and our post-transition management. In particular, as part of and as a result of this transition, the role of Mr. Peters, as our Chief Executive Officer and President, has been significantly expanded on a number of levels. We believe that these employment agreements are important in helping us attract and retain key executive and help promote the stability of our management team. A summary of the terms of the new employment agreements are described below under “Employment Agreements.”
Elements of our 2012 Compensation Program
During 2012, the key elements of compensation for our named executive officers were base salary, annual bonus and long- term equity incentive awards, as described in more detail below. In addition to these key elements, we also provide severance protection for our named executive officers, as discussed below.
Base Salary.    Base salary provides the fixed portion of compensation for our named executive officers and is intended to reward core competence in their role relative to skill, experience and contributions to us. The Compensation Committee reviewed the base salary levels for each of our named executive officers and the market compensation data described above and, based thereon, determined that the base salary levels for Messrs. Peters and Engstrom and Ms. Pruitt would not be changed for 2012. In connection with entering into an employment agreement with Ms. Houghton in March 2011, the Compensation Committee approved an initial annual base salary of $165,000 in light of Ms. Houghton’s experience and responsibilities with us and its assessment of competitive market pay levels. In January 2012, Ms. Houghton’s annual base salary was increased to $200,000, in connection with her promotion in December 2011 to Executive Vice President - Asset Management. In September 2012, her salary was increased to $250,000 based on her continued demonstrated performance and her increased responsibilities upon our transition to a publicly traded company and internalization of the property management and leasing function.
Annual Bonus.    Annual bonuses are intended to reward and recognize contributions to our financial goals and achievement of individual objectives. Each of our named executive officers is eligible to earn an annual performance bonus in an amount determined in the sole discretion of the Compensation Committee. Pursuant to the terms of their employment agreements in effect during 2012, Mr. Peters’ maximum bonus was 200% of base salary, and the other named executive officers’ target bonuses were 100% of base salary. Mr. Peters did not have a “target” bonus amount.
In determining the bonuses to award to our named executive officers for 2012, the Compensation Committee considered the executives’ contributions to our accomplishments during 2012, as further described above under “Our Business, Performance and Strategic Actions,” as well as the individual performance of each executive. In assessing Mr. Peters’ performance, the Compensation Committee, in consultation with Mr. Peters, developed a broad list of goals and objectives for him at the beginning of 2012. No particular weighting was assigned to any of these goals, and the Compensation Committee retained discretion to determine any bonus amount to be awarded to Mr. Peters. In reviewing Mr. Peters’ performance at the end of 2012, the Compensation Committee concluded that Mr. Peters accomplished, and in many cases exceeded, such goals and objectives, including, among others, the following:

•	accomplished our listing on the NYSE without any public offering and, therefore, without any dilution to HTA’s stockholders;

•
provided HTA’s stockholders a staged liquidity event beginning with the Listing on June 6, 2012, more than a year earlier than the projected initial liquidity date of September 2013, without issuing any additional equity that would dilute HTA’s stockholders through a dilutive equity raise through a traditional IPO;

•	led our expansion, including growing our portfolio through the acquisition of quality, performing assets;

•	negotiated substantial and creative value-added transaction terms and conditions for our acquisitions;

•	coordinated refinancing transactions during a time of significant dislocations in the credit markets;

•	maintained a strong balance sheet;

•	recruited and effectively supervised our employees;

•	implemented additional risk management procedures at all key levels of our company;

•	established and enhanced our relationships with commercial and investment banks;

•	maintained and enhanced our “stockholder first,” performance-driven philosophy;

•	established our independent brand name as an asset to our company;

•	facilitated an open and effective dialogue with HTA’s Board of Directors, or the Board;

•	facilitated regular dialogue with HTA’s stockholders; and

•	devoted significant time and effort in meeting with existing and potential future institutional investors.
Based on its review of these accomplishments, and its subjective assessment of Mr. Peters’ performance during 2012, the Compensation Committee awarded Mr. Peters a bonus equivalent to 200% of his base salary.
In determining the bonus amounts for Mr. Engstrom, Mses. Pruitt and Houghton, the Compensation Committee also took into account the recommendations of Mr. Peters and its subjective assessment of the performance of each such named executive officer during 2012. In the case of Mr. Engstrom, the Compensation Committee considered the quality of the acquisitions that Mr. Engstrom negotiated and completed and his management of our acquisitions team. In the case of Ms. Pruitt, the Compensation Committee considered Ms. Pruitt’s key role in (i) obtaining unsecured financing for our company and developing relationships with key commercial and investment banks, (ii) accomplishing the refinancing of our unsecured credit facility, (iii) accomplishing our listing, and (iv) developing our corporate office and infrastructure, building our accounting team and assisting in the coordination of ongoing stockholder relations. In the case of Ms. Houghton, the Compensation Committee considered her strong performance with regard to managing our $2.6 billion portfolio (based on purchase price), as well as her key accomplishments during the year, including successfully transitioning approximately 4.9 million square feet of GLA to our in-house property management and leasing platform. As of December 31, 2012, approximately 70% of our current GLA was managed internally. The Compensation Committee considered Mr. Peters’ recommendations and approved bonuses for Mr. Engstrom at 75% of his target bonus amount, Ms. Pruitt at 100% of her target bonus amount, and Ms. Houghton at 70% of her target bonus amount.
The Compensation Committee did not establish any specific financial performance targets or other objective performance criteria for purposes of determining the bonuses to be awarded to our named executive officers for 2012. However, the Compensation Committee is currently completing a comprehensive review of compensation best practices and anticipates setting specific targets for determining the executives’ incentive compensation for future years. At this time, we expect that future performance targets will be commensurate with our peers and will focus on stockholder value creation through sustained growth in revenue and net operating income, accretive growth through acquisitions, maintaining an investment grade balance sheet and effective management of our capital allocation strategy. However the Compensation Committee retains flexibility as to the design of our executive compensation program and the performance metrics (if any) to be used for purposes of determining executive compensation.
Long-Term Equity Incentive Awards.    We believe that long-term equity incentive awards are an important element of our compensation program because we believe these awards align the interests of our named executive officers with those of HTA’s stockholders and provide a strong retentive component to the executive’s compensation arrangement. In recent years, restricted stock has been the primary equity award vehicle offered to our named executive officers. Restricted stock has a number of attributes that makes it an attractive equity award for our named executive officers. The vesting schedule provides a retention element to their compensation package -- if the executive voluntarily terminates employment, the executive forfeits any unvested restricted stock. At the same time, the executive retains the attributes of stock ownership through voting rights and distributions. Prior to our Listing on June 6, 2012, there was no readily available market providing liquidity for HTA’s common stock, and in light of the limitation in our governing documents that poses an obstacle to our withholding shares from the restricted stock when it vests, the Compensation Committee designed Mr. Peters’ awards so that he could elect to receive a portion of the value of the award in cash in order to satisfy his tax obligations. Awards granted after our Listing do not include the cash award election.
In May 2010, the Board approved an employee retention program pursuant to which we have granted, and expect in the future to grant, our named executive officers and employees restricted shares of HTA’s common stock. The purpose of this program is to incentivize our named executive officers and employees to remain with us throughout the vesting period of the award. The Board and the Compensation Committee determined that this program is consistent with our overall goal of hiring and retaining highly qualified employees. In determining the number of shares to grant under the program, the Compensation Committee reviews the grant practices of the peer group companies and generally grants to our named executive officers equity awards with a value that it determines is consistent with the equity grants provided by the peer group companies on an annual basis to similarly situated executives, while also taking into account the demonstrated performance of the executive to date, and expected ongoing performance and correlated added value to us in the future.

Pursuant to this retention program, Messrs. Peters and Engstrom and Mses. Pruitt and Houghton were awarded grants of 150,000, 50,000, 50,000, and 40,000 shares of restricted stock, respectively, on January 1, 2012. These grant levels were generally consistent with the grants made to these executives under the program in prior years. Mr. Peters elected to receive a restricted cash award in lieu of 75,000 of the restricted shares granted to him. The restricted shares and the restricted cash award granted to Mr. Peters vested with respect to one-third on the grant date and the remainder would vest in two additional equal installments on each of the first two anniversaries of the grant date, and the restricted shares granted to Mr. Engstrom and Mses. Pruitt and Houghton would vest 100% on the third anniversary of the grant date, in each case provided that the applicable executive is employed by us on the applicable vesting date. In view of the low level of equity holdings of the management team, as assessed by Towers Watson, these awards vested upon our Listing on June 6, 2012. In addition, on June 6, 2012, and consistent with our past grant practices for Mr. Peters under the program, Mr. Peters received 120,000 restricted shares and elected to receive a restricted cash award in lieu of 60,000 shares in order to satisfy state and federal tax requirements. This stock award was granted pursuant to the retention program and the final year of Mr. Peters' contract, which was originally entered into in 2009. The restricted shares and restricted cash award granted to Mr. Peters on June 6, 2012 vested in full upon the grant date. Upon entering into new employment agreements as further discussed below under “Employment Agreements,” on December 24, 2012, Ms. Pruitt, Mr. Engstrom, and Ms. Houghton received grants of 60,000, 40,000, and 40,000 shares of restricted stock, respectively. In determining the number of shares subject to each grant, the Compensation Committee generally considered the annual long-term incentive compensation levels awarded by the peer group and the relative responsibilities and contributions of the respective executives. All of the shares granted to Mses. Pruitt and Houghton and Mr. Engstrom will vest 100% on the third anniversary of the grant date, provided the grantee is employed by us on the applicable vesting date. In addition, Mr. Peters was awarded 150,000 shares on December 24, 2012 based on the Compensation Committee's subjective determination of Mr. Peters’ performance relative to the Listing and smooth transition to a publicly traded company. These restricted shares were vested one-third upon grant, and the remaining shares will vest in installments on each of the first two anniversaries of the grant date, provided Mr. Peters is employed by us on the applicable vesting date. For additional information regarding these grants, see the “Grants of Plan-Based Awards” table and the narrative following such table below.
As a result of the stock awards noted above, as of December 31, 2012, our named executive officers had holdings of HTA’s common stock, including all owned stock, both restricted and unrestricted, as a multiple of the applicable executive's base salary as follows:

Fair Market Value of Stock Holdings
Name	as a Multiple of Current Base Salary
Scott D. Peters	8.7x
Kellie S. Pruitt	6.2x
Mark D. Engstrom	5.9x
Amanda L. Houghton	3.1x

Equity Awards Related to Prior Performance
The table below shows our named executive officer’s salary, bonus, and annual long-term equity incentive award value for services performed in 2012, 2011 and 2010. In contrast to the Summary Compensation Table below, which discloses as compensation the grant date fair value of equity awards in the year the awards are granted, the table below discloses as compensation the grant date fair value of equity awards in the year immediately before the year in which they are granted. For example, the table below discloses the grant date fair value of equity awards granted in January 2012 as being compensation for our named executive officer in 2011. In 2012, annual grants were awarded in December 2012 instead of January 2013. In granting these awards, the Compensation Committee took into account our substantial achievements in 2012 described above. The following information should be read in conjunction with the Summary Compensation Table and the tables and narrative descriptions that follow such table.

Name	Performance Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Total (3) ($)	Listing-Related Compensation (3) ($)
Scott D. Peters	2012	750,000	1,500,000	2,690,400	4,940,400	5,620,100
	2011	750,000	1,200,000	2,700,000	4,650,000	—
	2010	655,208	1,500,000	3,200,000	5,355,208	—
Kellie S. Pruitt	2012	300,000	300,000	600,000	1,200,000	1,264,523
	2011	300,000	200,000	500,000	1,000,000	—
	2010	207,937	225,000	800,000	1,232,937	—
Mark D. Engstrom	2012	300,000	225,000	400,000	925,000	1,124,020
	2011	300,000	200,000	500,000	1,000,000	—
	2010	275,000	275,000	800,000	1,350,000	—
Amanda L. Houghton	2012	214,583	175,000	400,000	789,583	1,095,920
	2011	165,000	75,000	400,000	640,000	—
_______________________________

(1)
The amounts in this column reflect the annual cash bonuses earned by our named executive officers for the applicable year. This column does not include the cash portion of his restricted stock grants that were used to pay federal and state taxes. Such amounts are included in the “Bonus” column of the Summary Compensation Table below and are based on the vesting of such awards and not the value on grant date. The cash portion of such awards are included in the value of the stock awards and represent the grant date value for purposes of this table.

(2)
The amounts reported in this column for each year reflect the fair value on the grant date of the restricted stock awards granted to our named executive officers shortly following the particular year and that, in the Compensation Committee’s view, are intended to serve as compensation for that particular year (e.g., the grant-date fair value of the awards that were granted in January 2012 are shown as compensation for performance year 2011). In 2012, annual grants were awarded in December 2012 instead of January 2013. In the case of Mr. Peters, the amounts also include annual grants of 120,000 shares that were contractually paid in July of each year pursuant to his employment contract. Note however, the 2012 contractual amount was awarded in June upon our Listing. In addition, the amounts shown for Mr. Peters represent the full grant date value of the restricted stock award without regard to the portion that he elected to receive in cash in order to satisfy his federal and state tax requirements. As noted above in footnote (1), such amounts are included in the “Bonus” column of the Summary Compensation Table below.

(3)
The amounts reported in the “All Other Compensation” column of the Summary Compensation Table below and the value of the one-time LTIP awards described below are excluded from the table above and not reflected in the “Total” compensation column. The grant date fair values of these LTIP awards (as determined under applicable accounting rules based on the probable outcome of the performance-based conditions applicable to these awards) are reported in the “Listing-Related Compensation” column of the table.

May 2012 Awards of LTIP Units
In 2011 and early 2012, the Compensation Committee and its independent compensation consultant, Towers Watson, completed an extensive review of our compensation program to help ensure that the program aligned our fundamentals as a non-traded company and as a potential future publicly traded company. Towers Watson worked closely with us to understand our multi-dimensional company and our overall business philosophy. A key element of the compensation review was to look at our company as a self-managed entity, and to take into account our future strategic direction and objectives, including potential stockholder value enhancement and liquidity events. Importantly, Towers Watson worked closely with us and analyzed our history, in order to help understand the scope and depth of the responsibilities and high level of performance and leadership expected of, and provided by, our executives, employees and directors to enable and promote our continued success and growth. We believe that Towers Watson developed a comprehensive understanding of our business, our culture, our corporate governance model, and our various short- and long-term goals. As part of self-management, we believe that we have established a company culture which puts HTA’s stockholders first and focuses our employees on performance that adds value to our company.
With the ongoing assistance of Towers Watson and legal counsel, the Compensation Committee developed a long-term incentive program, “LTIP”, in order to establish an equity position similar to “founders” shares in our company to incentivize future performance. Highlights of the significant contributions of the management team who built our company are listed above under our “Business, Performance and Strategic Actions” related to the Listing. Conceptually, the program was designed to incentivize future performance after our initial stockholders achieved liquidity at a specified level of return above $10.75 per share on their initial $10.00 per share investment. Specifically, these grants to our executives and other key employees under the LTIP program are intended to: (1) incentivize and reward future performance by our executives and other employees selected to participate, where such performance results in added value to our company and HTA’s stockholders, in the short, mid, and long term; (2) retain key executive personnel; (3) further align the interests of our executives with those of HTA’s stockholders; and (4) be consistent and competitive with our peers in the public marketplace.
The LTIP program is performance based and subject to achieving and exceeding objective benchmarks over a four-year period, as discussed below. The rationale of the program is to provide a structure that we believe will fairly reward our leadership team with appropriate deference to the interests of HTA’s stockholders. This compensation program is aimed at promoting and rewarding risk-managed decision-making that is in the best interests of our company and stockholders.
The LTIP program has three key components:

•
Performance. LTIP units only become convertible into common units of HTALP if the applicable vesting requirements and certain other conditions under the partnership agreement described below are met. Under the terms of the LTIP units granted prior to the Listing in May 2012, the vesting of the units was generally contingent on our completing a listing or a sale or merger transaction that resulted in a trading price or sale or merger consideration, as applicable, that met the pricing benchmarks set by the Compensation Committee. In the event of a listing, the LTIP units would generally remain eligible to vest if the pricing benchmarks were met prior to May 2016, subject to the executive's continued employment with us. The program is predicated on achieving targeted performance benchmarks, all above $10.75 per share, depending on the type of liquidity event and the timing of same. As a result, our executives are incentivized to execute our operating plan, grow the portfolio in a patient, prudent, disciplined manner and pursue strategic alternatives as appropriate and to enhance and maximize overall stockholder value.

•
Retention. Mr. Peters is the leader of our company. He has been responsible for the innovation, creativity and advancement of ideas and practices, which we believe have changed the non-traded REIT industry for the better. His leadership has always been based on what is best for HTA’s stockholders. Mr. Peters created the self-management team in 2009 and the asset management platform beginning in 2010 - actions that saved millions for HTA’s stockholders and positioned us for the Listing. Mr. Peters solely had the history with us, public company experience and had relationships with the broker dealers, financial advisors and brokerages that led to the successful execution of raising equity through our initial and follow-on offerings. Along with Mr. Peters, our executive team has played an integral role in positioning us to where we are today. Our management and governance teams have worked well together. They share our corporate stockholder-first philosophy and our emphasis on innovation, creative thinking and leadership. They have established and promoted a corporate culture focused on performance, productivity and innovation. The terms of the LTIP program require the executives to remain with our company, except in limited circumstances, in order for their awards to vest and the LTIP units to become convertible, further encouraging long-term retention.

•
Alignment of Interests with Stockholders. Increasing the overall equity holdings of our executives further align the interests of our executives with HTA’s stockholders. We want to ensure that our executives have substantial equity in our company. Assuming the benchmarks are met and the awards under the LTIP program convert in full into equity ownership of our company, our executives ownership interest in our company would be just under the median competitive ownership levels of our peers. We believe that such equity motivates their performance.

In general, none of the LTIP units will vest unless the per-share stock price is at least $10.75 or more, and the full number of LTIP units subject to an LTIP award will vest only if the per-share stock price is $13.00 or more. (For purposes of the LTIP program, HTA’s stock price is measured based on the average closing price over a period of 20 consecutive trading days). From January 2007 through May 2012, we paid cumulative distributions of $3.80 per share of stock purchased during that period for $10.00. At $10.75 to $13.00, these stock price targets would represent a total return of approximately $4.55, or 45.5%, to $6.80, or 68% on $10.00 invested in HTA’s stock in January 2007. The number of LTIP units granted to each of the executives that would vest on the achievement of specific stock price targets is as follows:

•	Mr. Peters: from 300,000 units at $10.75 to 1,000,000 units at $13.00 or more;

•	Ms. Pruitt: from 67,500 units at $10.75 to 225,000 units at $13.00 or more;

•	Mr. Engstrom: from 60,000 units at $10.75 to 200,000 units at $13.00 or more; and

•	Ms. Houghton: from 58,500 units at $10.75 to 195,000 units at $13.00 or more.
The Compensation Committee awarded these grants at levels it determined in its judgment to provide appropriate additional incentives to the executives to continue our growth and create value for HTA’s stockholders and to continue their employment with us. In addition, Mr. Peters was granted 450,000 additional LTIP units that are eligible to vest only upon a change in control of our company. These awards of LTIP units are not treated as a component of our named executive officers' annual compensation packages. In the future, however, we may grant LTIP units to attract and retain additional senior executives or to retain our named executive officers.
LTIP units are a special class of partnership interests under HTALP. Each LTIP unit awarded is deemed equivalent to an award of one common share under the Amended and Restated 2006 Incentive Plan, or the 2006 Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We do not receive a tax deduction for the value of any LTIP units granted to our employees. LTIP units that have not vested or vested LTIP units that have not reached full parity with the operating partnership units, receive 10% of the same per-unit profit distributions as our operating partnership units, which profit distribution generally equals per-share distributions on HTA’s common stock. Once an LTIP unit is vested and reaches full parity with the operating partnership unit, the units will receive the same per-unit profit distributions as our operating partnership units, which profit distribution generally equals per-share distributions on HTA’s common stock. This treatment with respect to distributions is similar to the treatment of our restricted share awards, which generally receive full distributions whether vested or not.
Severance Benefits.    We believe that severance protections can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for our named executive officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a named executive officer on a case-by-case basis and, in general, we consider these severance protections an important part of an executive's compensation and consistent with competitive practices. As described in more detail under “Potential Payments Upon Termination or Change in Control” below, our named executive officers would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without cause or by the executive for good reason.
Compensation-Related Risk.    The Risk Management Committee of the Board reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external exposures. Through this process of review, we have concluded that our compensation policies are not reasonably likely to have a material adverse effect on us.

Compensation of Directors and Executive Officers
Executive Compensation
Summary Compensation Table - Fiscal 2012, 2011 and 2010
The summary compensation table below reflects the total compensation earned by our named executive officers for the years ended December 31, 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus (3) ($)	Stock Awards (4) ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation (5) ($)	Total ($)
Scott D. Peters	2012	750,000	4,539,200	8,465,300	(6)	—	152,332	13,906,832
Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	2011	750,000	2,241,667	1,600,000		—	302,678	4,894,345
	2010	655,208	1,825,000	1,100,000		—	217,045	3,797,253
Kellie S. Pruitt (1)	2012	300,000	300,000	2,364,523	(7)	—	85,801	3,050,324
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2011	300,000	200,000	800,000		—	123,342	1,423,342
	2010	207,937	225,000	500,000		—	40,594	973,531
Mark D. Engstrom	2012	300,000	225,000	2,024,020	(8)	—	85,838	2,634,858
Executive Vice President - Acquisitions	2011	300,000	200,000	800,000		—	125,162	1,425,162
	2010	275,000	275,000	500,000		—	41,877	1,091,877
Amanda L. Houghton (2)	2012	214,583	175,000	1,895,920	(9)	—	44,700	2,330,203
Executive Vice President - Asset Management	2011	165,000	75,000	50,000		—	22,679	312,679

_______________________________

(1)	Ms. Pruitt was promoted to Chief Financial Officer in May 2010.

(2)	Ms. Houghton was appointed as Executive Vice President - Asset Management in December 2011. Ms. Houghton was not a named executive officer in 2010.

(3)
Reflects the annual cash bonuses earned by our named executive officers for the applicable year. In the case of Mr. Peters, amount includes annual cash bonuses of $1,500,000, $1,200,000 and $1,500,000 for 2012, 2011 and 2010, respectively. As described in the “Compensation Discussion and Analysis” above, Mr. Peters has had the opportunity to elect to receive a portion of his grants of restricted shares awarded on or before June 6, 2012 in the form of restricted cash awards in order to pay state and federal taxes on the vesting of restricted shares. No restricted cash awards remain unvested as of December 31, 2012. The amount reported in this column for each fiscal year also represents the amount of these restricted cash awards that vested during that year in the amount of $3,039,200, $1,041,667 and $325,000 for 2012, 2011 and 2010, respectively.

(4)
Reflects the aggregate grant date fair value of awards granted to the named executive officers in the reported year, including the May 2012 one-time LTIP award, as more fully described above, determined in accordance with Financial Accounting Standards Board Accounting Standard Codification 718 Stock Compensation, or ASC 718. ASC 718 establishes accounting and reporting standards for LTIP awards. Applying such standards and with the assistance of our independent valuation specialists, Equity Methods, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards of $5.62 per award. The amounts reported in the table above represent the maximum performance levels to be achieved. For more information regarding the grant date fair value of awards of restricted stock and LTIP units, see Note 12, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of HTA’s Annual Report on Form 10-K for the year ended December 31, 2012. This column does not include any amount for awards that Mr. Peters elected to receive in the form of cash as described in note (3) above.

(5)
Amounts in this column for 2012 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers in the amount of $13,695; and (2) distributions on unvested stock awards that were granted prior to the Listing in the following amounts: Mr. Peters, $138,637, Ms. Pruitt, $62,106, Mr. Engstrom, $62,143, and Ms. Houghton, $21,005. Amounts in this column for 2011 and 2010 include: (1) payments for 100% of the premiums of healthcare coverage under our group health plan for each of the named executive officers; (2) distributions on unvested stock awards; and (3) payments for unused earned vacation benefits. Such amounts reflect the aggregate cost to us of providing the benefit.

(6)
Includes the aggregate grant date fair value of restricted stock awards of $750,000 awarded in January 2012, $595,200 awarded in June 2012 pursuant to Mr. Peters’ employment contract and $1,500,000 awarded in December 2012. As discussed in the footnote above, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $1,686,030 at $10.75 to $5,620,100 at $13.00 or more. The amount also includes the grant date fair value of 450,000 LTIP units that are eligible to vest only if a change in control occurs. The 450,000 LTIP units have a grant date fair value of $0 based upon the probable outcome of the performance condition. The value of the award at the grant date assuming the highest value of the performance condition is achieved is $4,500,000.

(7)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $600,000 awarded in December 2012. As discussed in the footnote above, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $379,357 at $10.75 to $1,264,523 at $13.00 or more.

(8)
Includes the aggregate grant date fair value of restricted stock awards of $500,000 awarded in January 2012 and $400,000 awarded in December 2012. As discussed in the footnote above, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $337,206 at $10.75 to $1,124,020 at $13.00 or more.

(9)
Includes the aggregate grant date fair value of restricted stock awards of $400,000 awarded in January 2012 and $400,000 awarded in December 2012. As discussed in the footnote above, in 2012, annual grants were awarded in December 2012 instead of January 2013. Also includes the aggregate grant date fair value of the one-time LTIP awards issued to the executive in May 2012 in anticipation of the Listing. The vesting of the LTIP awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. The grant date fair value represents the maximum award upon achievement of a $13.00 stock price. The value based on the number of LTIP units granted that would vest on the achievement of specific stock price targets is from $328,776 at $10.75 to $1,095,920 at $13.00 or more.

Employment Agreements
Prior to 2012, we entered into employment agreements with each of our named executive officers that was in effect during the year. Mr. Peters’ employment agreement has an initial term of four and one-half years, with automatic one-year renewal periods unless either party gave prior notice of non-renewal. The employment agreements with each of the other executives had an initial term of two years. The agreements provided for the following initial annual base salaries: Mr. Peters, $500,000; Mr. Engstrom, $275,000; Ms. Pruitt, $180,000; and Ms. Houghton, $165,000. All salaries were subject to adjustment in the sole discretion of the Compensation Committee, provided that Mr. Peters' base salary may not be reduced. The salaries in effect in at the end of 2012 for each executive were as follows: Mr. Peters, $750,000; Mr. Engstrom, $300,000; Ms. Pruitt, $300,000; and Ms. Houghton, $250,000. The agreements provide that each of the executives will be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year. The executives' bonus opportunities for 2012 are described in “Compensation Discussion and Analysis” above. Each executive was entitled to all employee benefits and perquisites made available to our senior executives, provided that we will pay 100% of the premiums for each executive's healthcare coverage under our group health plan.

As noted in “Compensation Discussion and Analysis” above, the Compensation Committee approved new employment agreements with each of our named executive officers, effective as of January 1, 2013. Mr. Peters’ employment agreement has a term of four years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. The term of the employment agreements for each of the other named executive officers is three years, with the parties having the option to renew the agreement for two additional one-year terms thereafter. Under their respective employment agreements, the initial base salaries for Mr. Peters, Ms. Pruitt, Mr. Engstrom and Ms. Houghton are $800,000, $350,000, $325,000 and $275,000, respectively. Each executive is also eligible to receive an annual incentive bonus based on our company’s and the applicable executive’s performance criteria as determined by the Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for the other named executive officers each executive being 100% of the executive's base salary. In addition, the new employment agreement provides for Mr. Peters to be granted 250,000 shares of HTA’s common stock, with 25% of such shares being vested on the date of grant and the remaining 75% of such shares vesting in annual installments over the three-year period commencing January 1, 2013. The new employment agreements for each of the other named executive officers provide for the executive to be granted shares of HTA’s common stock that will vest in one installment on the third anniversary of the grant date, with the award for Ms. Pruitt being 60,000 shares and the awards for each of Mr. Engstrom and Ms. Houghton being 40,000 shares. Each new employment agreement also provides that the executive is entitled to participate in the benefit plans made available generally to our other senior executives.
For information on the benefits provided to our named executive officers in connection with a termination of employment or a change in control of our company, please see “Potential Payments Upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2012
The following table presents information concerning plan-based awards granted to our named executive officers for the year ended December 31, 2012. All equity awards were granted pursuant to the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan, as amended from time to time, or the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see “Compensation Discussion and Analysis” and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

		Estimated Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott D. Peters	1/1/2012	—	750,000	—
	6/6/2012	—	595,200	—
	1/1/2012							75,000	750,000
	6/6/2012							60,000	595,200
	5/16/2012				300,000	—	1,000,000		5,620,100
	5/16/2012				—	450,000	—		—
	12/24/2012							150,000	1,500,000
Kellie S. Pruitt	1/1/2012							50,000	500,000
	5/16/2012				67,500	—	225,000		1,264,523
	12/24/2012							60,000	600,000
Mark D. Engstrom	1/1/2012							50,000	500,000
	5/16/2012				60,000	—	200,000		1,124,020
	12/24/2012							40,000	400,000
Amanda L. Houghton	1/1/2012							40,000	400,000
	5/16/2012				58,500	—	195,000		1,095,920
	12/24/2012							40,000	400,000
_______________________________

(1)
Reflects restricted cash awards. There is no threshold, target or maximum payable pursuant to these awards; instead, the award vests based on Mr. Peters’ continued service with us. See the Compensation Discussion and Analysis for additional information regarding the 2012 restricted cash awards.

(2)	Reflects a grant of restricted common stock.

(3)
Reflects a grant of one-time LTIP units as further discussed above and 450,000 LTIP units that would vest only if a change in control occurs. The grant date fair value of these awards is based upon the probable outcome of the performance condition applicable to the awards as determined under applicable accounting rules.

Outstanding Equity Awards Table at Fiscal 2012 Year-End
The following table presents information concerning outstanding equity awards held by our named executive officers as of December 31, 2012. Our named executive officers do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Scott D. Peters	100,000	(3)	990,000	1,450,000	14,355,000
Kellie S. Pruitt	60,000	(4)	594,000	225,000	2,227,500
Mark D. Engstrom	40,000	(4)	396,000	200,000	1,980,000
Amanda L. Houghton	40,000	(4)	396,000	195,000	1,930,500
_______________________________

(1)	For the purposes of this table the market value of unvested restricted common stock is based on the closing price of HTA’s Class A common stock on the NYSE as of December 31, 2012, which was $9.90.

(2)
Reflects one-time LTIP awards issued to executives in May 2012 in anticipation of the Listing on June 6, 2012. The vesting of these awards are contingent on reaching stock prices ranging from $10.75 to $13.00 within a 4-year period. In the case of Mr. Peters, the amount also includes 450,000 LTIP units eligible to vest only if a change in control occurs. The market value represents the maximum awards in units upon achievement of a $13.00 stock price plus the 450,000 units eligible to vest upon a change in control calculated using the closing price of HTA’s Class A common stock on the NYSE as of December 31, 2012, which was $9.90.

(3)
Reflects restricted shares of HTA’s common stock, which vest and become non-forfeitable in equal installments on each of December 24, 2013 and December 24, 2014, provided Mr. Peters is employed by us on each such vesting date.

(4)	Reflects restricted shares of HTA’s common stock, which vest and become non-forfeitable on December 24, 2015, provided the executive is employed by us on such vesting date.
Option Exercises and Stock Vested Table - Fiscal 2012
The following table shows the number of shares acquired and the value realized upon vesting of stock awards for each of our named executive officers during 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (3) ($)
Scott D. Peters	355,833	(1)	3,539,207
Kellie S. Pruitt	188,333	(2)	1,868,263
Mark D. Engstrom	193,333	(2)	1,917,863
Amanda L. Houghton	65,000	(2)	644,800
_______________________________

(1)
Reflects 25,000 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on January 1, 2012, 25,000 shares that vested pursuant to the terms of Mr. Peters’ stock grant on January 3, 2011, 16,667 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on May 24, 2010, 239,166 shares that vested pursuant to the Listing on June 6, 2012 and 50,000 shares that vested pursuant to the terms of Mr. Peters’ restricted stock grant on December 24, 2012.

(2)	Reflects restricted stock and restricted stock units that vested pursuant to the Listing on June 6, 2012.

(3)
The value realized for awards that vested prior to June 6, 2012 was determined based upon the price per share of HTA’s common stock offered in our initial and follow-on offerings ($10.00). The value realized for all awards vesting on June 6, 2012 and, thereafter, was based upon the closing price of HTA’s Class A common stock on the NYSE.

Potential Payments Upon Termination or Change in Control
Summary of Potential Payments Upon Termination of Employment.    As mentioned above, we are a party to an employment agreement with each of our named executive officers, which provide benefits to the executive in the event of his or her termination of employment under certain conditions. The amount of the benefits varies depending on the reason for the termination. Following is a description of the benefits provided under each executive’s employment agreement as in effect through December 31, 2012. See “2013 Employment Agreements” below for the severance benefits provided to our named executive officers under their new employment agreements, which became effective as of January 1, 2013.
Termination without Cause; Resignation for Good Reason.    If we terminate the executive's employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the employment agreement), the applicable executive will be entitled to the following benefits:

•
in the case of Mr. Peters, a lump sum severance payment equal to (a) the sum of (1) three times his then-current base salary plus (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by (b) (1) if the date of termination occurs during the initial term, the greater of one, or the number of full calendar months remaining in the initial term, divided by 12, or (2) if the date of termination occurs during a renewal term after December 31, 2013, one; provided that in no event may the severance benefit be less than $3,000,000;

•	in the case of Mr. Engstrom and Ms. Pruitt, a lump sum severance payment equal to two times his or her then-current base salary;

•	in the case of Ms. Houghton, a lump sum severance payment equal to one year of her then-current base salary;

•	continued healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Engstrom and Ms. Pruitt with all premiums paid by us; and

•	for each named executive officer other than Ms. Houghton, immediate vesting of the executive's then-outstanding and unvested equity awards (other than the LTIP units).
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to continued healthcare coverage under COBRA, with all premiums paid by us, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Engstrom and Ms. Pruitt. In addition, unvested equity awards (other than the LTIP units) will become immediately vested.
Death.    In the event of a termination due to death, unvested equity awards (other than the LTIP units) will become immediately vested.
LTIP Units. If a named executive officer’s employment is terminated and the executive would be entitled to cash severance in the circumstances as described above, or if the executive’s employment terminates due to his or her death or disability, the executive’s LTIP units will remain eligible to vest based on HTA’s stock price levels for up to one year following the termination (and, in the case of a termination of Mr. Peters’ employment pursuant to which he would be entitled to cash severance, his award will vest to the extent necessary so that it is vested as to at least 500,000 LTIP units).
Non-Compete Agreement.    Each of our named executive officers entered into a non-compete and non-solicitation agreement with us. These agreements generally require the executives to refrain from competing with us within the United States and soliciting our customers, vendors, or employees during employment through the occurrence of a change in control (or such lessor period as required by applicable law). The agreements also limit the executives' ability to disclose or use any of our confidential business information or practices.
The following table summarizes the value of the termination payments and benefits that each of our named executive officers would receive if he or she had terminated employment on December 31, 2012 under the circumstances shown. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2012, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Termination for Cause or Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)		Death ($)	Disability ($)
Scott D. Peters
Cash Severance	—	3,600,000	(1)	—	—
Benefit Continuation (2)	—	27,166		—	27,166
Value of Unvested Equity Awards (3)	—	5,940,000		990,000	990,000
Total	—	9,567,166		990,000	1,017,166
Kellie S. Pruitt
Cash Severance	—	600,000	(4)	—	—
Benefit Continuation (2)	—	9,055		—	9,055
Value of Unvested Equity Awards (3)	—	594,000		594,000	594,000
Total	—	1,203,055		594,000	603,055
Mark D. Engstrom
Cash Severance	—	600,000	(4)	—	—
Benefit Continuation (2)	—	9,055		—	9,055
Value of Unvested Equity Awards (3)	—	396,000		396,000	396,000
Total	—	1,005,055		396,000	405,055
Amanda L. Houghton
Cash Severance	—	250,000	(5)	—	—
Value of Unvested Equity Awards (3)	—	—		396,000	396,000
Total	—	250,000		396,000	396,000
_______________________________

(1)
Represents a lump sum cash severance payment calculated using the following formula (as discussed above): the sum of (1) three times his then-current base salary, and (2) an amount equal to the average of the annual bonuses earned prior to the termination date, multiplied by one (which represents the number of full calendar months remaining in the initial term of Mr. Peters’ employment agreement (12), divided by 12).

(2)	Represents company-paid COBRA for medical, dental and vision coverage based on 2012 rates for (1) 18 months in the case of Mr. Peters, or (2) six months in the case of Mr. Engstrom and Ms. Pruitt.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Pursuant to the 2006 Incentive Plan, equity awards generally vest upon the executive’s termination of service with us due to death or disability or upon the executive’s termination by us without Cause or the executive’s resignation for Good Reason within one year after a change in control. In the case of Mr. Peters, this amount also includes 500,000 LTIP units that would vest upon a termination without cause or resignation for good reason, since the amount of vested LTIP units as of December 31, 2012 was zero. Awards of restricted stock and LTIP units are valued based upon the closing price of HTA’s common stock on the NYSE as of December 31, 2012, which was $9.90.

(4)	Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.

(5)	Represents a lump sum cash severance payment equal to the executive’s then-current base salary.
Summary of Potential Payments upon a Change in Control.    Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our named executive officers) would generally vest upon the occurrence of a change in control of our company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. See the “Value of Unvested Equity Awards” rows of the table below and the corresponding footnotes for the value of each executive's outstanding equity awards that may have vested in connection with a change in control of us as of December 31, 2012.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	990,000
Value of LTIP Units (2)	4,455,000
Total	5,445,000
Kellie S. Pruitt
Value of Unvested Equity Awards (1)	594,000
Total	594,000
Mark D. Engstrom
Value of Unvested Equity Awards (1)	396,000
Total	396,000
Amanda L. Houghton
Value of Unvested Equity Awards (1)	396,000
Total	396,000
_______________________________

(1)	Represents the value of unvested awards of restricted stock, which are valued based upon the closing price of HTA’s common stock on the NYSE as of December 31, 2012, which was $9.90.

(2)
Represents the value of 450,000 unvested LTIP units granted to Mr. Peters in May 2012 that would vest only upon a change in control, which are valued based upon the closing price of HTA’s common stock on the NYSE as of December 31, 2012, which was $9.90.

2013 Employment Agreements. Each of the new employment agreements we entered into with our named executive officers, effective as of January 1, 2013, provides for the executive to receive severance if his or her employment is terminated by us without cause or by the executive for good reason (as such terms are defined in the new employment agreements). In the case of Mr. Peters, he will be entitled to a cash severance benefit to be paid in a lump sum equal to three times the sum of (i) his base salary at the annualized rate in effect on his termination date, and (ii) his target annual bonus for the year in which the termination occurs. In addition, he would be entitled to a prorated bonus for the year in which the termination occurs, and each of his outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of LTIP units granted to Mr. Peters in May 2012 and any similar awards that may subsequently be granted to him). In the case of Ms. Pruitt, the severance payment will equal two times the sum of (i) her base salary at the annualized rate in effect on her termination date, and (ii) her target annual bonus for the year in which the termination occurs, and in the case of Mr. Engstrom and Ms. Houghton, the severance payment will equal two times the executive's base salary at the annualized rate then in effect. In addition, the executive would be entitled to a prorated bonus for the year in which the termination occurs, and each of his or her outstanding equity awards, to the extent then outstanding and unvested, would become fully vested upon the termination date (except that this acceleration provision does not apply to the awards of LTIP units granted to the executives in May 2012 and any similar awards that may subsequently be granted to the executive). In addition, in the event of termination of the executive's employment as described above, the executive would generally be entitled to reimbursement for COBRA premiums for continued health coverage, in the case of Mr. Peters, for up to 18 months following the termination date and in the case of the other named executive officers for up to six months following the termination date. If a change in control of our company occurs, Mr. Peters would be entitled to terminate his employment for any reason within 90 days after the change in control and receive the severance benefits described above. In each case, the executive's right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of us.
Director Compensation
HTA’s independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of HTA’s 2006 Incentive Plan, as amended. In 2010, the Compensation Committee reviewed the compensation payable to HTA’s independent directors. In conducting this review, the Compensation Committee took into account, among other things, the substantial time and effort required of HTA’s directors, the value to our company of retaining experienced directors with a history at our company, and our overall financial strength and growth, as well as the results of a 2008 NAREIT survey regarding director compensation and a 2009 report from Towers Watson. On May 20, 2010, based upon the recommendation of the Compensation Committee, the Board approved certain amendments to HTA’s independent director compensation plan. Our current director compensation policy is as follows:
Annual Retainer.     HTA’s independent directors receive an annual retainer of $50,000.

Annual Retainer, Committee Chairman.     The chairman of the Audit Committee receives an annual retainer of $15,000, and the chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Risk Management Committee receive an annual retainer of $12,500. These retainers are in addition to the annual retainer payable to all independent board members for Board service.
Meeting Fees.     HTA’s independent directors receive $1,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone. An additional $500 is paid to the committee chair for each committee meeting attended in person or by telephone. If a Board meeting is held on the same day as a committee meeting, the independent directors will receive a fee for each meeting attended.
Equity Compensation.     Upon initial election to the Board, an independent director receives an award of 5,000 restricted shares of HTA’s common stock. Upon his or her re-election to the Board at an annual meeting of HTA’s stockholders, an independent director receives an award of 7,500 restricted shares. The awards of restricted stock granted to HTA’s independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Director Stock Purchase.     The Board has approved a policy whereby each existing member of the Board shall be required to purchase (subject to HTA’s Insider Trading Policy and applicable securities laws) by no later than May 16, 2014 and hold not less than 25,000 shares in the aggregate of HTA’s common stock (independent of all grants from us) for so long as each such member of the Board remains a member of the Board.  As of April 19, 2013, the members of the Board have acquired and hold in the aggregate 136,000 shares of HTA’s common stock.
May 2012 One-Time Awards of LTIP Units. As more fully described under “Elements of our 2012 Compensation Program,” in May 2012, the Board approved LTIP awards for each of HTA’s independent directors in order to establish an equity position similar to “founders” shares in our company. Highlights of the significant contributions of the management team and the Board who built our company are listed above under our “Business, Performance and Strategic Actions” related to the Listing. The depth of our management team is complemented by proactive and effective corporate governance. We have an experienced and talented Board who have committed to actively govern our company. Four of HTA’s directors have been with our company since its formation and one since early 2007. These Board members actively managed our company prior to and during our transition from an externally advised company to a self-managed company. We view their history with our company and their pro-active corporate governance as a critical value-added asset of our company. Specifically as it relates to HTA’s directors, the LTIP program is intended to: (1) retain and motivate our existing directors to continue to provide proactive and effective governance and make themselves available for future service to us; (2) further align the interests of HTA’s directors with those of HTA’s stockholders; and (3) be consistent and competitive with the equity holding levels of our peers in the public marketplace.
In general, none of the LTIP units will vest unless HTA’s per-share stock price is at least $11.00 or more, and the full number of LTIP units subject to an LTIP award will vest only if the per-share stock price is $13.00 or more. From January 2007 through May 2012, we have paid cumulative distributions of $3.80 on a share of stock purchased at that time for $10.00. At $11.00 to $13.00, these stock price targets would represent a total return of approximately $4.80, or 48%, to $6.80, or 68% on $10.00 invested in HTA’s stock in January 2007. The number of LTIP units granted to each of the directors that would vest on the achievement of specific stock price targets is from 54,000 units at $11.00 to 135,000 units at $13.00 or more. These awards of one-time LTIP units are not treated as a component of the directors' annual compensation packages. In the future, however, we may grant LTIP units to attract and retain additional directors or to retain our existing directors.
Expense Reimbursement.     We reimburse HTA’s directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of the Board.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented above under “Executive Compensation.”

Director Compensation Table for 2012
The following table sets forth the compensation earned by HTA’s independent directors for the year ended December 31, 2012.

Name	Fees Paid or Earned in Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total (2) ($)
W. Bradley Blair, II	135,000	801,602	3,925	940,527
Maurice J. DeWald	129,500	801,602	3,925	935,027
Warren D. Fix	130,000	801,602	3,925	935,527
Larry L. Mathis	121,500	801,602	3,925	927,027
Gary T. Wescombe	129,500	801,602	3,925	935,027
_______________________________

(1)
Includes the aggregate grant date fair value of restricted stock awards granted to the independent Directors in 2012 of $74,100, determined in accordance with ASC 718. On July 9, 2012, each of the independent Directors received 7,500 shares of restricted stock and as of December 31, 2012, each of the independent Directors had 6,000 unvested shares of restricted stock. Also includes the aggregate grant date fair value of LTIP units granted to the independent Directors in 2012 of $727,502, determined in accordance with ASC 718. With the assistance of our independent valuation specialists, Equity Methods, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards of $5.39 per award. For more information regarding the grant date fair value of awards of restricted stock and LTIP units, see Note 12, Stockholders’ Equity, of the Company’s financial statements filed with the SEC as part of HTA’s Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Given the one-time nature of the LTIP award, the table below shows the total annual compensation of our Directors, excluding the one-time award in order to provide our stockholders with a more complete picture of normalized annual compensation for our Directors for 2012.

Name	Total Compensation as Reported ($)	Less One-Time LTIP Awards ($)	Total Compensation Excluding One-Time Award ($)
W. Bradley Blair, II	940,527	727,502	213,025
Maurice J. DeWald	935,027	727,502	207,525
Warren D. Fix	935,527	727,502	208,025
Larry L. Mathis	927,027	727,502	199,525
Gary T. Wescombe	935,027	727,502	207,525
Compensation Committee Interlocks and Insider Participation
During 2012, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors of HTA, served on the Compensation Committee. None of HTA’s independent directors was an officer or employee of our company in 2012 or any time prior thereto. During 2012, none of the members of the Compensation Committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, one of whose executive officer(s) served as a member of HTA’s Board of Directors or Compensation Committee.
Equity Compensation Plans
The following table gives information as of December 31, 2012 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	412,000	—	—
Equity compensation plans not approved by security holders	2,488,000	—	5,512,000
Total	2,900,000	—	5,512,000
_______________________________

(1)
The 2006 Incentive Plan was initially approved by HTA’s stockholders. In February 2011, the Board approved an increase in the shares that may be issued under the plan from 2,000,000 to 10,000,000. This increase was not approved by stockholders. Accordingly, the shares under the 2006 Incentive Plan that were approved by stockholders are reflected in the table above under “Equity compensation plans approved by security holders,” and the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2)	Does not include 376,500 outstanding restricted shares granted under the 2006 Incentive Plan.
Amended and Restated 2006 Incentive Plan and Independent Directors Compensation Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, HTA’s common stock.
The 2006 Incentive Plan provides for the granting of awards to participants in the following forms to those independent directors, employees, and consultants selected by the plan administrator for participation in the 2006 Incentive Plan:

•	options to purchase shares of HTA’s common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of HTA’s common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of HTA’s common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of HTA’s common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of HTALP.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of HTA’s common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in HTA’s charter.
The Board or a committee of HTA’s independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under HTA’s charter.
The maximum number of shares of HTA’s common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 10,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of HTA’s common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by our company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant's service due to death or disability (as defined in the plan), (i) all of that participant's outstanding options and stock appreciation rights will become fully vested and exercisable, (ii) all time-based vesting restrictions on that participant's outstanding awards will lapse, and (iii) the payout level under all of that participant's outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of our company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or the Board: (i) all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and (iii) the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control. In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant's employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then: (i) all of that participant's outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable; (ii) all time-based vesting restrictions on that participant's outstanding awards will lapse as of the date of termination; and (iii) the payout level under all of that participant's performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board. The Board may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by HTA’s stockholders. As a qualifying REIT, HTA does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in HTA’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS; DIRECTOR INDEPENDENCE
Conflicts of Interest
The independent directors of Healthcare Trust of America, Inc. (“HTA”) have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of HTA’s stockholders. However, we cannot assure you that HTA’s independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which HTA’s directors, our officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which HTA’s directors or our officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, HTA’s charter contains restrictions and conflict resolution procedures relating to transactions we enter into with HTA’s directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of HTA’s directors or our officers or any of their affiliates has an interest without a determination by a majority of HTA’s directors, including a majority of HTA’s independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of HTA’s directors or our officers or any of their affiliates unless a majority of HTA’s directors, including a majority of HTA’s independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of HTA’s independent directors.

•
We will not make any loans to any of HTA’s directors or our officers or any of their affiliates (other than loans to our wholly owned subsidiaries). In addition, any loans made to us by HTA’s directors or our officers or any of their affiliates must be approved by a majority of HTA’s directors, including a majority of HTA’s independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

The Board of Directors of HTA, or the Board, recognizes that transactions between us and any of HTA’s directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and HTA’s stockholders. Therefore, as a general matter and consistent with HTA’s charter and code of ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company and HTA’s stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in HTA’s charter, the Board has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of the Board will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are (i) in, or are not inconsistent with, the best interests of us and HTA’s stockholders, as the Nominating and Corporate Governance Committee determines in good faith, (ii) on terms comparable to those that could be obtained in arm's length dealings with an unrelated third person, and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director's independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director's immediate family members are related persons.
Director Independence
HTA has a six-member Board of Directors. We consider all of HTA’s directors other than Scott D. Peters, our Chief Executive Officer, to be independent under NYSE and SEC rules. HTA’s charter provides that a majority of its directors must be “independent directors.” We consider all of HTA’s directors other than Mr. Peters to be “independent directors” as defined in HTA’s charter. As currently defined in HTA’s charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director's spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Healthcare Trust of America, Inc.
The following table shows as of August 26, 2013 what we believe to be, based on publicly available information, the number and percentage of shares of common stock of HTA beneficially owned by (i) each director of HTA; (ii) each named executive officer of HTA; (iii) all directors and executive officers of HTA as a group; and (iv) each person who beneficially owns more than five percent of HTA’s outstanding shares of either Class A common stock or Class B common stock. The percent of common stock is based on 178,494,385 and 57,280,377 shares of HTA’s Class A common stock and Class B common stock, respectively, outstanding as of August 26, 2013.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Executive Officers:
Scott D. Peters	1,744,783	**	130,000	**
Kellie S. Pruitt	385,279	**	30,865	**
Mark D. Engstrom	343,838	**	34,252	**
Amanda L. Houghton	259,223	**	9,514	**
W. Bradley Blair, II	199,020	**	7,500	**
Maurice J. DeWald	190,020	**	7,500	**
Warren D. Fix	198,067	**	9,182	**
Larry L. Mathis	197,163	**	8,881	**
Gary T. Wescombe	228,020	**	7,500	**
Directors and executive officers as a group (9 persons)	3,745,413	2.1%	245,194	**
Other Stockholders:
The Vanguard Group Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	10,483,152	5.9%	—	—%

*	Unless otherwise indicated, the address is c/o HTA, 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.
**	Represents less than 1% of our outstanding Class A common stock or Class B common stock, as applicable.

(1)
Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2)
Amount includes vested LTIP units as of August 26, 2013, which are convertible into shares of Class A common stock as follows: 972,000 for Mr. Peters, 219,680 for Ms. Pruitt, 196,080 for Mr. Engstrom, 189,680 for Ms. Houghton and 130,520 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe. The future vesting of the unvested LTIP units is unknown at this time as the vesting is based on the future performance of our stock.

(3)
Based solely on the information in Schedule 13G, dated April 9, 2013, filed by The Vanguard Group, Inc., or Vanguard, with the SEC, with respect to HTA reporting beneficial ownership as of March 31, 2013. The report states that Vanguard has sole voting power over 25,061 shares, sole dispositive power over 10,460,891 shares and shared dispositive power over 22,261 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 22,261 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 2,800 shares as a result of its serving as investment manager of Australian investment offerings.

Healthcare Trust of America Holdings, LP
As of June 30, 2013, HTA owned approximately 98.89% of the partnership units of Healthcare Trust of America Holdings, LP. The remaining equity interest in Healthcare Trust of America Holdings, LP is owned by other limited partners, including some of HTA’s directors, executive officers and their affiliates pursuant to long-term incentive plan units that have vested pursuant to the terms thereof. As the sole general partner of Healthcare Trust of America Holdings, LP, HTA has the full, exclusive and complete responsibility for Healthcare Trust of America Holdings, LP’s day-to-day management and control.

DESCRIPTION OF OTHER INDEBTEDNESS
Senior Unsecured Revolving Credit and Term Loan Facility
On March 29, 2012, we entered into our senior unsecured revolving credit and term loan facility with JPMorgan Chase Bank, N.A., as administrative agent, the other agents named therein, and the lenders named therein to obtain an unsecured revolving credit facility in an aggregate maximum principal amount of $575.0 million and a term loan facility in an aggregate maximum principal amount of $300.0 million, subject to increase as discussed below. On March 7, 2013, we entered into an amendment to the senior unsecured revolving credit and term loan facility, pursuant to which we exercised the option to increase the commitments under the revolving credit facility by $75.0 million, bringing the total commitment under the revolving credit facility to $650.0 million. The proceeds of loans made under our senior unsecured revolving credit and term loan facility may be used for our working capital needs and general corporate purposes, including acquisitions and repayment of debt. The maturity date of our senior unsecured revolving credit and term loan facility is March 29, 2016, with a one-year extension option that may be exercised upon the satisfaction of certain conditions.
Subject to the terms of our senior unsecured revolving credit and term loan facility, the maximum principal amount of borrowings under our senior unsecured revolving credit and term loan facility may be increased by up to $175.0 million, for a total principal amount of $1.05 billion, subject to such additional financing being offered and provided by existing lenders or new lenders. On March 7, 2013, we exercised the option to increase the commitments under the revolving credit facility by $75.0 million, which reduced the amount by which the maximum principal amount of borrowings under our senior unsecured revolving credit and term loan facility may be increased to $100.0 million. As of June 30, 2013, we had $300.0 million outstanding under our senior unsecured revolving credit and term loan facility, comprised of the $300.0 million outstanding under the term loan facility.
At our option, loans under our senior unsecured revolving credit and term loan facility bear interest at per annum rates equal to (a) (i) the greatest of: (x) the prime rate publicly announced by JPMorgan Chase Bank, N.A., (y) the Federal Funds effective rate plus 0.5% and (z) the Adjusted LIBO Rate (as defined therein) plus 1.0%, plus (ii) a margin ranging from 0.10% to 1.25% based on our credit rating, or (b) (i) the Adjusted LIBO Rate plus (ii) a margin ranging from 1.10% to 2.25% based on our credit rating. Accrued interest under our senior unsecured revolving credit and term loan facility is payable quarterly and at maturity.
On March 29, 2012 and May 21, 2012, we entered into interest rate swaps that mature on March 29, 2017 and June 15, 2016, respectively. These swaps fix the interest rate on the term loan facility at 2.95% per annum, based on our current credit rating. As of June 30, 2013, the interest rate with respect to the revolving credit facility was 2.10% per annum.
We are required to pay a fee on the unused portion of the lenders’ revolving credit commitments under our senior unsecured revolving credit and term loan facility at a per annum rate ranging from 0.20% to 0.50% based on our credit rating.
The obligations of HTALP with respect to our senior unsecured revolving credit and term loan facility are guaranteed by HTA and may, from time to time, be guaranteed by certain of HTALP’s subsidiaries.
Our senior unsecured revolving credit and term loan facility requires compliance with certain financial and operating covenants, including, among other things: a maximum ratio of total indebtedness to total asset value; a maximum ratio of secured indebtedness to total asset value; a minimum ratio of EBITDA to fixed charges; a minimum tangible net worth; a maximum ratio of unsecured indebtedness to unencumbered asset value; and a minimum ratio of unencumbered net operating income to unsecured interest expense. Our senior unsecured revolving credit and term loan facility also contains customary events of default, including, but not limited to, non-payment of principal, interest fees or other amounts, breaches of covenants and bankruptcy or other insolvency events. HTA is also restricted from paying dividends to its stockholders in the event it is in default under our senior unsecured revolving credit and term loan facility, except to the extent necessary for it to maintain its REIT status. Management believes that it was in compliance with the covenants as of June 30, 2013.

Senior Unsecured Term Loan Facility
On July 20, 2012, we entered into our senior unsecured term loan facility with Wells Fargo Bank, N.A., as administrative agent, Wells Fargo Securities, LLC, as lead arranger, and the lenders named therein to obtain an unsecured term loan facility in an aggregate principal amount of $155.0 million, subject to increase as discussed below. The proceeds of loans made under our senior unsecured term loan facility were used for our working capital needs and general corporate purposes, including payment of tender offer obligations. Our senior unsecured term loan facility matures on July 19, 2019.
Subject to the terms of our senior unsecured term loan facility, the maximum principal amount of our senior unsecured term loan facility may be increased by up to $45.0 million, for a total principal amount of $200.0 million, subject to such additional financing being offered and provided by existing lenders or new lenders.
Loans under our senior unsecured term loan facility bear interest at per annum rates equal to LIBOR plus a margin ranging from 1.55% to 2.40% per annum based on our credit rating. Accrued interest under our senior unsecured term loan facility is payable monthly and at maturity.
On June 4, 2012, we entered into a $50.0 million interest rate swap with respect to our senior unsecured term loan facility that matures on July 17, 2019, and on November 1, 2012, we entered into a $105.0 million interest rate swap with respect to our senior unsecured term loan facility that matures on July 17, 2019. These swaps fix the interest rate on our $155.0 million senior unsecured term loan facility at 3.29% per annum, based on our current credit rating.
The obligations of HTALP with respect to our senior unsecured term loan facility are guaranteed by HTA and may, from time to time, be guaranteed by certain of HTALP’s subsidiaries.
Our senior unsecured term loan facility requires compliance with certain financial and operating covenants, including, among other things: a maximum ratio of total indebtedness to total asset value; a maximum ratio of secured indebtedness to total asset value; a minimum ratio of EBITDA to fixed charges; a minimum tangible net worth; a maximum ratio of unsecured indebtedness to unencumbered asset value; and a minimum ratio of unencumbered net operating income to unsecured interest expense. Our senior unsecured term loan facility also contains customary events of default, including, but not limited to, nonpayment of principal, interest fees or other amounts, breaches of covenants and bankruptcy or other insolvency events. HTA is also restricted from paying dividends to its stockholders in the event it is in default under our senior unsecured term loan facility, except to the extent necessary for us to maintain its REIT status. Management believes that it was in compliance with the covenants as of June 30, 2013.
Mortgage Debt
At June 30, 2013, we had a total of approximately $361.6 million of mortgage debt (including approximately $2.3 million in net premium) with 55 encumbered properties having a $689.1 million aggregate gross book value.
Our mortgage debt is generally recourse solely to the specific properties securing the debt except in case of fraud, misapplication of funds and certain other limited recourse carve-out provisions, which could extend recourse to us. Much of our secured debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
Much of our secured debt includes lock-box arrangements under certain circumstances. We are permitted to spend an amount required to cover our operating expenses, taxes, debt service, insurance and capital expenditure reserves even if revenues are flowing through a lock-box in cases where a specified debt service coverage ratio is not met. All of our consolidated loans subject to lock-box provisions currently exceed the applicable minimum debt service coverage ratios.

DESCRIPTION OF NOTES
The following description summarizes key terms and provisions of the Notes and the indenture, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the Notes and the indenture, which are incorporated herein by reference. We will provide copies of these documents to you upon request. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Healthcare Trust of America Holdings, LP” refer to Healthcare Trust of America Holdings, LP and not to any of its subsidiaries or Healthcare Trust of America, Inc., unless stated otherwise. Unless the context requires otherwise, references to “Notes” mean the Exchange Notes, the term “interest” includes additional interest, as described below, and references to dollars mean U.S. dollars.
General
The Private Notes were issued, and the Notes will be issued, pursuant to an indenture, dated as of March 28, 2013, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., as guarantor, and U.S. Bank National Association, as trustee. You may request copies of the indenture and the form of the Notes from us.
The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof, except under the limited circumstances described below under “- Book-Entry System.” The registered holder of a Note will be treated as its owner for all purposes.
If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.
The Notes will be fully and unconditionally guaranteed by Healthcare Trust of America, Inc. on an unsecured and unsubordinated basis. See “- Guarantee” below.
The terms of the Notes provide that we are permitted to reduce interest payments and payments upon a redemption of Notes otherwise payable to a holder for any amounts we are required to withhold by law. For example, non-United States holders of the Notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the Notes. We will set-off any such withholding tax that we are required to pay against payments of interest payable on the Notes and payments upon a redemption of Notes.
Ranking
The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with each other and with all of our existing and future unsecured and unsubordinated indebtedness. However, the Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The Notes will also be effectively subordinated in right of payment to all existing and future liabilities, whether secured or unsecured, of our subsidiaries. As of June 30, 2013, we had approximately $361.6 million of secured indebtedness (including approximately $2.3 million in net premium associated with our secured mortgage debt) and $752.6 million of unsecured and unsubordinated indebtedness (including approximately $2.4 million in net discount associated with the Notes) outstanding on a consolidated basis. Of such indebtedness, all of the secured indebtedness and none of the unsecured and unsubordinated indebtedness was attributable to our subsidiaries.
Except as described under “- Covenants” and “- Merger, Consolidation or Sale,” the indenture governing the Notes does not prohibit us or any of our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor does the indenture afford holders of the Notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction, (2) a change of control of us or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the Notes. We may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the Notes. See “Risk Factors - Risks Related to this Offering - Despite our substantial indebtedness, we or our subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to our indebtedness, including our inability to pay the principal of or interest on the Notes.”

Additional Notes
The Notes will initially be limited to an aggregate principal amount of $300.0 million. We may, without the consent of holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any difference in the issue date, issue price and interest accrued prior to the issue date of the additional Notes, and with the same CUSIP number as the Notes offered hereby so long as such additional Notes are fungible for U.S. federal income tax purposes with the Notes offered hereby. The Notes offered by this prospectus and any additional Notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.
Interest
Interest on the Notes will accrue at the rate of 3.70% per year and will be payable semi-annually in arrears on April 15 and October 15 of each year. The interest so payable will be paid to each holder in whose name a Note is registered at the close of business on the April 1 or October 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.
If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day.
If we redeem the Notes in accordance with the terms of such Note, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such Note for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.
Maturity
The Notes will mature on April 15, 2023 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option as described under “-Our Redemption Rights” below. The Notes will not be entitled to the benefits of, or be subject to, any sinking fund.
Our Redemption Rights
We may redeem the Notes at our option and in our sole discretion, at any time or from time to time prior to April 15, 2023, in whole or in part, at a redemption price equal to the greater of:
•100% of the principal amount of the Notes being redeemed; or
• as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 30 basis points (0.30%), plus, in each case, accrued and unpaid interest thereon to the applicable redemption date; provided, however, that if the redemption date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any (plus additional interest, if applicable), on such interest payment date to the holder of record at the close of business on the corresponding record date (instead of the holder surrendering its Notes for redemption).
Notwithstanding the foregoing, if the Notes are redeemed on or after January 15, 2023 (90 days prior to the maturity date), the redemption price will be equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to the applicable redemption date.
As used herein:
“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed on the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (1) a Primary Treasury Dealer (as defined below) selected by each of Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. or their respective successors, (2) J.P. Morgan Securities LLC or its successors and (3) any one other Primary Treasury Dealer selected by us; provided, however, that if any of the Reference Treasury Dealers referred to in clause (1) or (2) above ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
Notice of any redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.
If we decide to redeem the Notes in part, the trustee will select the Notes to be redeemed (in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof) on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the Notes.
In the event of any redemption of Notes in part, we will not be required to:

•
issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.
If the paying agent holds funds sufficient to pay the redemption price of the Notes on the redemption date, then on and after such date:
•such Notes will cease to be outstanding;
•interest on such Notes will cease to accrue; and
•all rights of holders of such Notes will terminate except the right to receive the redemption price.
Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.
We will not redeem the Notes on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.
Certain Covenants
Limitations on Incurrence of Debt.
Limitation on Total Outstanding Debt. The Notes will provide that we will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the indenture governing the Notes, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (1) Total Assets as of the end of our most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the Notes will provide that we will not, and will not permit any subsidiary to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the indenture governing the Notes, secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our or any of our subsidiaries’ property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our subsidiaries’ outstanding Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our or our subsidiaries' property is greater than 40% of the sum of (without duplication) (1) Total Assets as of the end of our most recently completed fiscal quarter prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any of our subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on our consolidated balance sheet shall be deducted from Debt and from Total Assets.
Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. Furthermore, the Notes also will provide that we will not, and will not permit any of our subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by us or our subsidiaries in compliance with the indenture governing the Notes, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on an unaudited pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that: (1) such Debt and any other Debt incurred by us and our subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (2) the repayment or retirement of any other Debt by us and our subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets or other placement of any assets in service or removal of any assets from service by us or any of our subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service or removal from service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service, being included in such unaudited pro forma calculation.
Maintenance of Unencumbered Total Asset Value. The Notes will provide that we, together with our subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all our and our subsidiaries’ unsecured Debt, taken as a whole.
Insurance. The Notes will provide that we will, and will cause each of our subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.
As used herein:
“Acquired Debt” means Debt of a person (1) existing at the time such person becomes a subsidiary or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.
“Annual Debt Service Charge” as of any date means the amount of interest expense determined on a consolidated basis in accordance with generally accepted accounting principles.
“Consolidated Income Available for Debt Service” means, for any period, Earnings from Operations of us and our subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) Annual Debt Service Charge of us and our subsidiaries, (2) provision for taxes of us and our subsidiaries based on income, (3) provisions for gains and losses on properties and depreciation and amortization, (4) increases in deferred taxes and other non-cash items, (5) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (6) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (7) amortization of deferred charges.

“Debt” means any of our or any of our subsidiaries’ indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the board of directors of such person or, in the case of us or a subsidiary of us, by Healthcare Trust of America, Inc.’s board of directors) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, or (4) any lease of property by us or any of our subsidiaries as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles; but only to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles. The term “Debt” also includes, to the extent not otherwise included, any obligation of us or any of our subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which we are a party and have assigned our interest, provided that such assignee of ours is not in default of any amounts due and owing under such leases), Debt of another person (other than us or any of our subsidiaries) (it being understood that Debt shall be deemed to be incurred by us or any of our subsidiaries whenever we or such subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“Earnings from Operations” means, for any period, net income or loss of us and our subsidiaries, excluding (1) provisions for gains and losses on sales of investments or joint ventures; (2) provisions for gains and losses on disposition of discontinued operations; (3) extraordinary and non-recurring items; and (4) impairment charges, property valuation losses and non-cash charges necessary to record interest rate contracts at fair value; plus amounts received as rent under leases which are accounted for as financing arrangements net of related interest income, as reflected in the consolidated financial statements of us and our subsidiaries for such period determined in accordance with generally accepted accounting principles.
“Intercompany Debt” means Debt to which the only parties are any of us, Healthcare Trust of America, Inc. and any subsidiary; provided, however, that with respect to any such Debt of which we or Healthcare Trust of America, Inc. is the borrower, such Debt is subordinate in right of payment to the Notes.
“Total Assets” as of any date means the sum of (1) our and all of our subsidiaries’ Undepreciated Real Estate Assets and (2) all of our and our subsidiaries’ other assets determined in accordance with generally accepted accounting principles (but excluding intangibles).
“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of our and our subsidiaries’ real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.
“Unencumbered Total Asset Value” as of any date means the sum of (1) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (2) all of our and our subsidiaries’ other assets on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that, in determining Unencumbered Total Asset Value for purposes of the covenant set forth above in “-Maintenance of Unencumbered Total Asset Value,” all investments by us and any subsidiary in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with generally accepted accounting principles shall be excluded from Unencumbered Total Asset Value.
Calculations in Respect of the Notes
Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of Notes upon request.

Guarantee
Healthcare Trust of America, Inc. will fully and unconditionally guarantee our obligations under the Notes, including the due and punctual payment of principal of and interest on the Notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantee will be an unsecured and unsubordinated obligation of Healthcare Trust of America, Inc. and will rank equally in right of payment with other unsecured and unsubordinated obligations of Healthcare Trust of America, Inc. Healthcare Trust of America, Inc. has no material assets other than its investment in us.
Merger, Consolidation or Sale
The indenture provides that we or Healthcare Trust of America, Inc. may consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity, provided that the following conditions are met:

•
we or Healthcare Trust of America, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than us or Healthcare Trust of America, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States and shall expressly assume payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•
immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.
In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which we are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and we shall be discharged from our obligations under the Notes, the indenture and the registration rights agreement.
Events of Default
The indenture provides that the following events are “Events of Default” with respect to the Notes:
•default for 90 days in the payment of any installment of interest under the Notes;

•
default in the payment of the principal amount or redemption price due with respect to the Notes, when the same becomes due and payable; provided, however, that a valid extension of the maturity of the Notes in accordance with the terms of the indenture shall not constitute a default in the payment of principal;

•
our failure to comply with any of our other agreements in the Notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the Notes then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after we receive such notice;

•
failure to pay any indebtedness for money borrowed by us, Healthcare Trust of America, Inc. or any of our Significant Subsidiaries in an outstanding principal amount in excess of $35.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding Notes); or

•
certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us, Healthcare Trust of America, Inc. or any of our Significant Subsidiaries or any substantial part of their respective property.

As used herein, “Significant Subsidiary” means any subsidiary which is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the SEC as in effect on the original issue date of the Notes.
If an Event of Default under the indenture with respect to the Notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to us, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately by written notice thereof to us and Healthcare Trust of America, Inc. (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding Notes may waive all defaults or Events of Default and rescind and annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the Notes have been cured or waived as provided in the indenture.

Notwithstanding the foregoing, the sole remedy for any violation of any obligations we may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or our and Healthcare Trust of America, Inc.’s covenant to provide certain reports under the indenture shall be the accrual of additional interest on the Notes as set forth below under “- Reports.”
The indenture also provides that the holders of not less than a majority in principal amount of the outstanding Notes may waive any past default with respect to the Notes and its consequences, except a default:

•
in the payment of the principal of or interest on the Notes, unless such default has been cured and we or Healthcare Trust of America, Inc. shall have deposited with the trustee all required payments of the principal of and interest on the Notes; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.
The trustee will be required to give notice to the holders of the Notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the Notes of any default with respect to the Notes (except a default in the payment of the principal of or interest on the Notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.
The indenture provides that no holders of the Notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 90 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the Notes from instituting suit for the enforcement of payment of the principal of and interest on the Notes at the respective due dates thereof.
Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the Notes then outstanding under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Notes (or of all Notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the Notes not joining therein.
Within 120 days after the close of each fiscal year, we and Healthcare Trust of America, Inc. must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Defeasance
We may, at our option and at any time, elect to have our obligations and the obligations of Healthcare Trust of America, Inc. discharged with respect to the outstanding Notes and guarantee (“Legal Defeasance”). Legal Defeasance means that we and Healthcare Trust of America, Inc. shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and guarantee, and to have satisfied all other obligations under such Notes, the guarantee and the indenture, except as to:

•
the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and additional interest, if any, on, such Notes when such payments are due from the trust funds referred to below;

•
our obligations with respect to such Notes concerning exchange and registration of transfer of Notes, mutilated, destroyed, lost or stolen Notes, issuing temporary Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trust, duties, and immunities of the trustee, and our and Healthcare Trust of America, Inc.’s obligations in connection therewith; and

•	the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and the obligations of Healthcare Trust of America, Inc. released with respect to certain covenants under the indenture, including the covenants listed under “- Certain Covenants” above, as described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a default or an Event of Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Except as specified herein, however, the remainder of the indenture and such Notes and guarantee will be unaffected by the occurrence of Covenant Defeasance, and the Notes will continue to be deemed “outstanding” for all other purposes under the indenture other than for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with any of the defeased covenants.
In order to exercise either Legal Defeasance or Covenant Defeasance:

•
we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and additional interest, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the redemption date of the Notes, as they case may be, and we must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

•in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel confirming that:

•
we have received from, or there has been published by the Internal Revenue Service a ruling, or since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•
in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•
no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other indebtedness being defeased, discharged or replaced), and the granting of liens to secure such borrowings);

•
such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other indebtedness being defeased, discharged or replaced) to which we or Healthcare Trust of America, Inc. is a party or by which we or Healthcare Trust of America, Inc. is bound;

•
we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•
we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:
•either:

•
all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

•
all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) are to be called for redemption under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we, in the case of clause (1) or (2) above, have irrevocably deposited or caused to be irrevocably deposited with the trustee or the paying agent (other than us or any of our affiliates), as applicable, as trust funds in trust cash in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of Notes which have become due and payable) or to the maturity date or redemption date, as the case may be; provided, however, that there shall not exist, on the date of such deposit, a default or Event of Default; provided, further, that such deposit shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or to which we are bound;

•	we have paid or caused to be paid all other sums payable under the indenture by us; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification, Waiver and Meetings
Modifications and amendments of, and supplements to, the indenture (other than certain modifications, supplements and amendments for administrative purposes or for the benefit of Note holders, in each case as further described below) will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Notes; provided, however, that no modification or amendment may, without the consent of the holder of each Note affected thereby:

•
change the stated maturity of the principal of or any installment of interest on the Notes issued under such indenture, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the Notes, or adversely affect any right of repayment of the holder of the Notes, change the place of payment, or the coin or currency, for payment of principal of or interest on any Note or impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

•
reduce the above-stated percentage of outstanding Notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or change voting requirements set forth in the indenture;

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest; or

•
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the Notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by us, Healthcare Trust of America, Inc. and the trustee without the consent of any holder of the Notes for any of the following purposes:

•	to evidence a successor to us as obligor or Healthcare Trust of America, Inc. as guarantor under the indenture;

•
to add to our covenants or those of Healthcare Trust of America, Inc. for the benefit of the holders of the Notes or to surrender any right or power conferred upon us or Healthcare Trust of America, Inc. in the indenture;

•	to add Events of Default for the benefit of the holders of the Notes;

•	to amend or supplement any provisions of the indenture; provided, that no amendment or supplement shall materially adversely affect the interests of the holders of any Notes then outstanding;

•	to secure the Notes;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to provide for rights of holders of the Notes if any consolidation, merger or sale of all or substantially all of our property or assets occurs;

•	to cure any ambiguity, defect or inconsistency in the indenture; provided, that this action shall not adversely affect the interests of holders of the Notes in any material respect;

•	to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture;

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the Notes; provided, that the action shall not adversely affect the interests of the holders of the Notes in any material respect; or

•
to conform the text of the indenture, any guarantee or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the Notes.

In addition, without the consent of any holder of the Notes, Healthcare Trust of America, Inc., or a subsidiary thereof, may directly assume the due and punctual payment of the principal of, any premium and interest on all the Notes and the performance of every covenant of the indenture on our part to be performed or observed. Upon any assumption, Healthcare Trust of America, Inc. or the subsidiary shall succeed us, and be substituted for and may exercise every right and power of ours, under the indenture with the same effect as if Healthcare Trust of America, Inc. or the subsidiary had been the issuer of the Notes, and we shall be released from all obligations and covenants with respect to the Notes. No assumption shall be permitted unless Healthcare Trust of America, Inc. has delivered to the trustee (1) an officers’ certificate and an opinion of counsel, stating, among other things, that the guarantee and all other covenants of Healthcare Trust of America, Inc. in the indenture remain in full force and effect and (2) an opinion of independent counsel that the holders of the Notes shall have no materially adverse U.S. federal tax consequences as a result of the assumption, and that, if any Notes are then listed on the New York Stock Exchange, that the Notes shall not be delisted as a result of the assumption.
In determining whether the holders of the requisite principal amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the Notes, the indenture provides that Notes owned by us or any other obligor upon the Notes or any of our affiliates or of the other obligor shall be disregarded.
The indenture contains provisions for convening meetings of the holders of the Notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us, Healthcare Trust of America, Inc. or the holders of at least 10% in principal amount of the outstanding Notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each Note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding Notes. Any resolution passed or decision taken at any meeting of holders of the Notes duly held in accordance with the indenture will be binding on all holders of the Notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding Notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Notes, holders holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum.
Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the Notes with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding Notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding Notes.
Rule 144A Information
If so required by Rule 144A, we and Healthcare Trust of America, Inc. will promptly furnish to the holders, beneficial owners and prospective purchasers of the Private Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) to facilitate the resale of the Private Notes pursuant to Rule 144A.

Reports
Whether or not we are subject to Section 13 or 15(d) of the Exchange Act and for so long as any Notes are outstanding, we will furnish to the trustee (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within 15 days after we file such reports with the SEC or would be required to file such reports with the SEC pursuant to the applicable rules and regulations of the SEC, whichever is earlier. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants relating to the Notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate). Notwithstanding the foregoing, (i) prior to the consummation of the exchange offer contemplated by the registration rights agreement and (ii) after consummation of the exchange offer, if permitted by the SEC, we may satisfy our obligation to furnish the reports described above by furnishing such reports filed by Healthcare Trust of America, Inc.
The sole remedy for any violation of any obligations we may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described above shall be the accrual of additional interest on the Notes (in the manner set forth above under “The Exchange Offer- Liquidated Damages” as if such deemed violation were a “registration default”) at a rate of 0.25% per annum, payable semiannually. In no event shall additional interest accrue at a combined per annum rate in excess of 0.50% per annum pursuant to both the indenture and the registration rights agreement, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.
Trustee
U.S. Bank National Association will initially act as the trustee, registrar, exchange agent and paying agent for the Notes, subject to replacement at our option.
If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.
If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.
No Conversion or Exchange Rights
The Notes will not be convertible into or exchangeable for any capital stock of us or Healthcare Trust of America, Inc.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator, stockholder or limited partner of ours or Healthcare Trust of America, Inc., as such, will have any liability for any of our obligations or those of Healthcare Trust of America, Inc. under the Notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Book-Entry, Delivery and Form
The Notes will initially be represented by a global Note in registered form without interest coupons attached (the “Global Note”). The Global Note will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “- Exchange of Global Note for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).
All interests in the Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the Notes for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on, the Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the Notes. Under the terms of the indenture, we, Healthcare Trust of America, Inc. and the trustee will treat the persons in whose names the Notes, including the Global Note, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, Healthcare Trust of America, Inc., the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC’s records or any Participant's or Indirect Participant’s records relating to the beneficial ownership interests in the Global Note; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount at maturity of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Note for Certificated Notes
The Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the Notes.
In addition, beneficial interests in the Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for the Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Note
Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture governing the Notes) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.
Same Day Settlement and Payment
We will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in the Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Notices
Except as otherwise provided in the indenture, notices to holders of the Notes will be given by mail to the addresses of holders of the Notes as they appear in the Note register; provided that notices given to holders holding Notes in book-entry form may be given through the facilities of DTC or any successor depository.
Governing Law
The indenture, the Notes, the guarantee and the registration rights agreement will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
The following is a summary of material provisions in Healthcare Trust of America Holdings, LP’s partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein.
General
HTALP is a Delaware limited partnership that was formed on April 20, 2006 to acquire, own and operate properties on HTA’s behalf. HTA is HTALP’s sole general partner and, as of June 30, 2013, owned an approximately 98.89% equity percentage interest in HTALP, consisting of 226,079,083 common limited partnership units (“Common Series A Units”)). The remaining equity interest in HTALP is owned by individual physician investors (the “Individual Investors”) that elected to exchange their partnership interests in the partnership that owns a medical office building for Common Series A Units, and certain of HTA’s directors, executive officers and their affiliates, whose LTIP Units (as defined below) have vested pursuant to the terms thereof. The units owned by HTA and the individual investors in HTALP constitute 100% of the Common Series A Units outstanding at this time. As the sole general partner, HTA has the exclusive power to manage and conduct the business of HTALP.
Capital Contributions
If HTALP issues additional units to any new or existing partner in exchange for cash capital contributions, the contributor will receive a number of Common Series A Units and a percentage interest in HTALP calculated based upon the amount of the capital contribution and HTALP’s value at the time of such contribution. As HTA accepts subscriptions for shares, it will transfer the net proceeds of the offering to HTALP as a capital contribution; however, HTA will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. HTALP will assume the obligation to pay, and will be deemed to have simultaneously paid, the selling commissions and other costs associated with the offering. If HTALP requires additional funds at any time in excess of capital contributions made by HTA or from borrowing, HTA may borrow funds from a financial institution or other lender and lend such funds to HTALP on the same terms and conditions as are applicable to HTA’s borrowing of such funds, or HTA may cause HTALP to borrow such funds.
Issuance of Additional Units
As general partner, HTA can, without the consent of the limited partners, cause HTALP to issue additional units representing general or limited partnership interests. A new issuance may include preferred units, which may have rights which are different and/or superior to those of general partnership units that HTA holds and/or limited partnership units. Further, HTA is authorized to cause HTALP to issue partnership interests for less than fair market value if it concludes in good faith that such issuance is in its best interest and the best interest of HTALP.
In May 2012, we amended HTALP’s partnership agreement to, among other things, add a new class of units of limited partnership (“LTIP Units”). HTA may at any time cause us to issue LTIP Units to members of HTA’s senior management team. The LTIP Units will be earned and will vest on such terms as are determined by the board of directors of HTA. As of June 30, 2013, there were 519,300 unvested LTIP Units issued and outstanding.
Operations
The partnership agreement of HTALP provides that it is to be operated in a manner that will enable HTA to:
•satisfy the requirements for being classified as a REIT for tax purposes;
•avoid any U.S. federal income or excise tax liability; and

•
ensure that HTALP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), which classification could result in us being taxed as a corporation, rather than as a partnership.

In addition to the administrative and operating costs and expenses incurred by HTALP in acquiring and operating real estate, HTALP will assume and pay when due or reimburse HTA for payment of all of its administrative and operating costs and expenses and such expenses will be treated as HTALP’s expenses.
Distributions and Allocations
The partnership agreement of HTALP provides that it will distribute cash flow from operations and net sales proceeds to its partners in accordance with their overall ownership interests at such times and in such amounts as HTA determines as general partner. All distributions shall be made such that a holder of one Common Series A Unit will receive annual distributions from HTALP in an amount equal to the annual distributions paid to the holder of one of HTA’s shares.

Holders of LTIP Units that have not vested or reached full capital account parity with Common Series A Units are entitled to receive, with respect to each LTIP Unit, distributions equal to ten percent (10%) of the distributions on each Common Series A Unit.
LTIP Units do not have full capital account parity with Common Series A Units under any circumstances at the time of grant of such LTIP Units. In general, upon the occurrence of certain revaluation events permitted under the Code and Treasury regulations, HTALP will make special allocations of net increases in valuation (if any) of its assets to the LTIP Units. These revaluation events include: (i) the acquisition of an additional interest in HTALP by a new or existing partner in exchange for more than a de minimis capital contribution, (ii) the distribution by HTALP of more than a de minimis amount of property as consideration for an interest in HTALP, (iii) the acquisition of more than a de minimis additional interest in HTALP by a new or existing partner as consideration for the provision of services to HTALP or (iv) the liquidation of HTALP.
In order for LTIP Units to have full capital account parity with the Common Series A Units, the capital accounts of the holders of LTIP Units with respect to such LTIP Units would have to be equalized (on a per unit basis) with the capital accounts of the holders of the Common Series A Units. After capital account parity occurs, any LTIP Unit that has fully vested will be automatically converted into a common limited partnership unit (“Common Series B Unit”) subject to certain restrictions. Upon such conversion, the holder of the Common Series B Unit will be entitled to receive per-unit distributions equal to those on the Common Series A Units.
Under the partnership agreement of HTALP, HTALP may issue preferred limited partnership units that entitle their holders to distributions prior to the payment of distributions for other units and/or the units of general partnership interest that we hold.
The partnership agreement of HTALP provides that net profits will be allocated to the partners in accordance with their overall interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective overall interests in HTALP.
Upon the liquidation of HTALP, after payment of debts and obligations, and after any amounts payable to preferred units, any of our remaining assets will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. LTIP Units initially will not have full parity, on a per unit basis, with the Common Series A Units with respect to liquidating distributions, and a holder of LTIP Units would receive nothing if HTALP were liquidated immediately after the LTIP Unit is awarded.
Amendments
In general, HTA may amend HTALP’s partnership agreement as general partner. Certain amendments to the partnership agreement, however, require the consent of each limited partner that would be adversely affected by the amendment, including amendments that would:
•convert a limited partner’s interest into a general partnership interest;
•require the limited partners to make additional capital contributions; or
•adversely modify the limited liability of any limited partner.
Additionally, the written consent of the general partner and any partner adversely affected is required to amend our partnership agreement to amend these amendment limitations.
Redemption Rights
HTALP’s limited partners have the right to cause HTALP to redeem their Common Series A Units for, at HTALP’s option, cash equal to the value of an equivalent number of shares of HTA’s common stock or a number of HTA’s shares equal to the number of Common Series A Units redeemed. Unless HTA elects in its sole discretion to satisfy a redemption right with a cash payment, these redemption rights may not be exercised if and to the extent that the delivery of shares of HTA’s common stock upon such exercise would:

•	adversely affect HTA’s ability to qualify as a REIT under the Code or subject HTA to any additional taxes under Section 857 or Section 4981 of the Code;
•violate any provision of HTA’s charter or bylaws;
•constitute or be likely to constitute a violation of any applicable federal or state securities laws;
•result in HTA being “closely held” within the meaning of Section 856(h) of the Code;

•	cause HTA to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code;
•cause us to become a “publicly traded partnership” under the Code; or

•cause us to cease to be classified as a partnership for U.S. federal income tax purposes.
Subject to the foregoing limitations, limited partners may exercise their redemption rights at any time after one year following the date of issuance of their Common Series A Units.
Any common stock issued to the limited partners upon redemption of their respective Common Series A Units may be sold only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from registration. HTA may grant holders of partnership interests registration rights for such shares of common stock.
At any time on or after the conversion of LTIP Units into Common Series B Units, holders of such Common Series B Units may request that HTALP redeem all or a portion of such Common Series B Units, in the form of an equivalent number of shares of HTA’s common stock and HTA, in its sole discretion, may grant such request.
As a general partner, HTA will have the right to grant similar redemption rights to holders of other classes of units, if any, in HTALP, and to holders of equity interests in the entities that own HTALP’s properties.
Transferability of Interests
HTA may not voluntarily withdraw as HTALP’s general partner or transfer its general partnership interest (except to a wholly-owned subsidiary), unless the limited partners not affiliated with HTA approve the transaction by majority vote. With certain exceptions, the limited partners may not transfer their interests in HTALP, in whole or in part, without the written consent of the general partner.
Term
HTALP will be dissolved and its affairs wound up upon the earliest to occur of certain events, including:
•the expiration of HTALP’s partnership term on December 31, 2036;
•HTA’s determination as general partner to dissolve HTALP;
•the sale of all or substantially all of HTALP’s assets; or
•HTA’s withdrawal as general partner, unless the remaining partners determine to continue HTALP’s business.
Tax Matters
HTA is HTALP’s tax matters partner and, as such, has the authority to handle tax audits and to make tax elections under the Code on HTALP’s behalf.
Indemnification
The partnership agreement of HTALP requires it to indemnify HTA, as general partner (and its directors, officers and employees), and the limited partners against damages and other liabilities to the extent permitted by Delaware law, except to the extent that any claim for indemnification results from:

•	in the case of HTA, as general partner, and the limited partners, HTA’s or the limited partners’ fraud, willful misconduct or gross negligence;

•	in the case of HTA’s directors, officers and employees (other than its independent directors), such person’s negligence or misconduct; or
•in the case of HTA’s independent directors, such person’s gross negligence or willful misconduct.
In addition, HTALP must reimburse HTA for any amounts paid in satisfaction of HTA’s indemnification obligations under its charter. HTALP may not provide indemnification or advancement of expenses to HTA (or its directors, officers or employees) to the extent that HTA could not provide such indemnification or advancement of expenses under the limitations of its charter.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Exchange Notes but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, current, temporary and proposed U.S. Treasury Regulations issued thereunder (the “Treasury Regulations”), the legislative history of the Code, Internal Revenue Service (“IRS”) rulings, pronouncements, interpretations and practices, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. For example, except to the extent discussed under the heading “- Non-U.S. Holders,” special rules not discussed here may apply to you if you are:
•a broker-dealer or a dealer in securities or currencies;
•an S corporation;
•a bank, thrift or other financial institution;
•a regulated investment company or a REIT;
•an insurance company;
•a tax-exempt organization;
•subject to the alternative minimum tax provisions of the Code;
•subject to the Medicare contribution tax;

•	holding the Exchange Notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;
•holding the Exchange Notes through a partnership or other pass-through entity;
•a non-U.S. corporation or partnership, or person who is not a resident or citizen of the United States;
•a U.S. person whose “functional currency” is not the U.S. dollar; or
•a U.S. expatriate or former long-term resident.
In addition, this discussion is limited to persons that originally purchased the Private Notes in their initial offering for cash at their “issue price” (as defined below in “- U.S. Holders - Original Issue Discount”), exchange the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and hold the Private Notes and the Exchange Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the effect of any applicable state, local, non-U.S. or other tax laws, including gift and estate tax laws.
As used herein, “U.S. Holder” means a beneficial owner of the Exchange Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons that have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If any entity treated as a partnership for U.S. federal income tax purposes holds Exchange Notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Exchange Notes, you should consult your tax advisor regarding the tax consequences of the Exchange Offer and ownership and disposition of the Exchange Notes.
We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Exchange Notes or that any such position would not be sustained.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, POTENTIAL CHANGES IN APPLICABLE TAX LAWS AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.
Exchange Pursuant to the Exchange Offer
We believe that the exchange of the Private Notes for the Exchange Notes in the Exchange Offer will not be treated as an “exchange” for U.S. federal income tax purposes, because we believe that the Exchange Notes will not be considered to differ materially in kind or extent from the Private Notes. Accordingly, we believe that the exchange of Private Notes for Exchange Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, we believe that the Exchange Notes will have the same tax attributes as the Private Notes exchanged therefor and the same tax consequences to holders as the Private Notes have to holders, including without limitation, the same issue price, adjusted tax basis and holding period.
U.S. Holders
Interest
A U.S. Holder generally will be required to recognize and include in gross income any stated interest as ordinary income at the time it is paid or accrued on the Exchange Notes in accordance with such holder’s method of accounting for U.S. federal income tax purposes.
Original Issue Discount
Because the issue price of a Private Note was less than its stated redemption price at maturity by less than a statutory de minimis amount, a Private Note and the Exchange Note will be treated as being issued with de minimis original issue discount (“OID”) for U.S. federal income tax purposes. Generally, the “issue price” of a Private Note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a Private Note is the total of all payments to be made under the Private Note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). The stated interest on the Exchange Notes will qualify as qualified stated interest, and the stated redemption price at maturity will equal the principal amount of the Exchange Notes.
The amount of OID on the Exchange Notes is de minimis. Rather than being characterized as interest, any payment attributable to such de minimis OID is characterized as if it were gain from the sale of the Exchange Notes, and a pro rata amount of such de minimis OID must be included in income as principal payments are received on the Exchange Notes.

Additional Amounts
As described under “Description of Notes - Our Redemption Rights,” upon the occurrence of certain events, we may be required to make certain payments in excess of stated interest and the principal amount of the Exchange Notes in connection with our redemption of the Exchange Notes. In addition, as described under “Description of Notes - Reports,” we may be obligated to pay additional interest if we violate any obligations we may be deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act or our covenant to provide certain reports under the indenture as described under “Description of Notes - Reports” (“Additional Interest”). These contingencies may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the Exchange Notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on our belief that, as of the date of issuance of the Exchange Notes, the likelihood that such additional amounts will have to be paid is remote. Assuming such position is respected, any amounts paid to a holder pursuant to any such redemption would be taxable as described below in “- U.S. Holders - Sale or Other Taxable Disposition of the Exchange Notes,” and any payments of Additional Interest should be taxable as additional ordinary income when received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the Exchange Notes. If the IRS were to successfully challenge our determination and the Exchange Notes were treated as contingent payment debt instruments, a holder would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the Exchange Notes regardless of its method of tax accounting and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of an Exchange Note. Holders are urged to consult their tax advisors regarding the potential application to the Exchange Notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the Exchange Notes are not treated as contingent payment debt instruments.
Sale or Other Taxable Disposition of the Exchange Notes
A U.S. Holder will recognize gain or loss on the sale, exchange, redemption (including a partial redemption), retirement or other taxable disposition of an Exchange Note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less a portion allocable to any accrued and unpaid stated interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. Holder’s adjusted tax basis in the Exchange Note. This gain or loss will generally constitute capital gain or loss. In the case of a non-corporate U.S. Holder, including an individual, if the Exchange Note has been held for more than one year, such capital gain may be subject to tax at a reduced rate. The deductibility of capital losses is subject to certain limitations.
Information Reporting and Backup Withholding
The amount of any interest paid on the Exchange Notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. U.S. Holders may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange, redemption or retirement of Exchange Notes unless (1) the U.S. Holder is a corporation or comes within certain exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely furnished by the U.S. Holder to the IRS and other applicable requirements are satisfied.
Non-U.S. Holders
For purposes of this discussion, “Non-U.S. Holder” means a beneficial owner of the Exchange Notes that is not a “U.S. Holder” nor a partnership nor any other entity treated as a partnership for U.S. federal income tax purposes. Special rules may apply to holders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes and to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest
Subject to the discussion of backup withholding and foreign account tax compliance below, under the “portfolio interest exemption,” payments of interest on the Exchange Notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax provided that such payments are not effectively connected with the conduct of a U.S. trade or business conducted by the Non-U.S. Holder, and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of our capital or profits;

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code;

•	the Non-U.S. Holder is not a foreign tax-exempt organization or a foreign private foundation for U.S. federal income tax purposes; and

•	such holder properly certifies on IRS Form W-8BEN or a successor form, under penalties of perjury, that such holder is not a U.S. person and certain other requirements are met.
If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the Exchange Note provides us or our agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable treaty, or

•
IRS Form W-8ECI (or successor form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to U.S. federal income tax on a net basis as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.
If interest on the Exchange Notes is effectively connected with a U.S. trade or business of the beneficial owner, and, if required by an applicable income tax treaty as a condition to taxation, is attributable to a U.S. permanent establishment, the Non-U.S. Holder, although exempt from the withholding tax described above, generally will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and, if required by an applicable treaty, interest is attributable to a U.S. permanent establishment, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments.
Additional Amounts
As described above under “- U.S. Holders - Additional Amounts,” additional amounts may be paid on the Exchange Notes under certain circumstances. It is possible that some or all of such payments might be subject to U.S. federal withholding tax as described above under “- Interest” Each Non-U.S. Holder that is considering the purchase of Exchange Notes should consult its own tax advisor regarding the tax consequences that relate to the potential payment of additional amounts or other contingencies.
Sale or Other Taxable Disposition of the Exchange Notes
Subject to the discussion of backup withholding and foreign account tax compliance below, any gain realized by a Non-U.S. Holder upon the sale, exchange, redemption or disposition of Exchange Notes will not be subject to U.S. federal income or withholding taxes unless: (i) such gain is effectively connected with a U.S. trade or business of the Holder (and, if required by an applicable income tax treaty as a condition to taxation, is attributable to a U.S. permanent establishment), in which case the Non-U.S. Holder will be subject to U.S. federal income tax on such gain as if it were a U.S. person; (ii) in the case of an individual, such Holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange or disposition and certain other conditions are met, in which case such gain (net of certain losses) would generally be taxed at a rate of 30%, subject to elimination under an applicable income tax treaty; or (iii) such gain represents accrued interest, in which case the rules for interest would apply, as described in “-Interest” above.

U.S. Trade or Business
If interest paid on an Exchange Note or gain from a disposition of an Exchange Note is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty as a condition to taxation, is attributable to a U.S. permanent establishment), the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. A Non-U.S. Holder that is a non-U.S. corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on an Exchange Note or gain from a disposition of an Exchange Note will be included in effectively connected earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.
Backup Withholding and Information Reporting
The amount of any interest paid on the Exchange Notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Non-U.S. Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.
Payments of the proceeds from the sale of an Exchange Note held by a Non-U.S. Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following;
•a U.S. person,
•a controlled foreign corporation for U.S. federal income tax purposes,

•
a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

•a foreign partnership with specified connections to the U.S.
Information reporting and backup withholding may apply to payment of the proceeds from a sale of an Exchange Note held by a Non-U.S. Holder to or through the U.S. office of a broker unless the Non-U.S. Holder establishes an exemption from one or both.
Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided the required information is timely furnished by the Non-U.S. Holder to the IRS and other applicable requirements are satisfied.
FATCA Withholding
The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” and certain non-financial foreign entities (including in certain instances where such institutions or entities are acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Under recently issued final Treasury regulations, these rules generally apply to interest payments in respect of securities (such as the Exchange Notes) paid on or after July 1, 2014, and to gross proceeds from the sale, redemption or other disposition of securities (such as the Exchange Notes), including returns of principal, paid on or after January 1, 2017. FATCA does not apply to debt instruments issued before July 1, 2014 (such as the Exchange Notes), unless such debt instruments are significantly modified on or after that date.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of Exchange Notes received in exchange for Private Notes where the broker-dealer acquired the Private Notes as a result of market-making activities or other trading activities. We have agreed that we will cause this registration statement to remain effective for one year following the consummation of this Exchange Offer. Until 90 days after the date of delivery of this prospectus, all broker-dealers effecting transactions in the Notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Broker-dealers may sell Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell Exchange Notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the Notes (including any broker-dealers) against liabilities under the Securities Act.
By its acceptance of the Exchange Offer, any broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees to notify us before using the prospectus in connection with the sale or transfer of Exchange Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished (or made available) copies of any amendment or supplement to the prospectus to the broker-dealer.

WHERE YOU CAN FIND MORE INFORMATION
HTA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy reports, proxy statements and other information HTA files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. HTA files information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
This prospectus “incorporates by reference” certain information HTA and HTALP file with the SEC. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents:

•	HTA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 1, 2013;

•	HTA’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013 filed with the SEC on May 8, 2013 and August 2, 2013, respectively;

•	HTA’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2013;

•
HTA’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on December 21, 2012, January 4, 2013, January 7, 2013, January 22, 2013, March 12, 2013, March 13, 2013, March 27, 2013, March 28, 2013, April 30, 2013 and August 2, 2013;

•	the description of HTA’s Class A common stock contained in HTA’s Registration Statement on Form 8-A (File No. 001-35568) filed with the SEC on June 5, 2012; and

•
all documents filed by HTA and HTALP with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of any offering of the securities made under the registration statement of which this prospectus forms a part.

It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus, except as expressly incorporated herein.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference), excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. Requests should be directed to HTA at 16435 North Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, telephone (480) 998-3478.

LEGAL MATTERS
Certain legal matters, including the validity of the Notes offered hereby and HTA’s qualification as a REIT, will be passed upon for us by O’Melveny & Myers LLP and Venable LLP.

EXPERTS

The consolidated financial statements of Healthcare Trust of America Holdings, LP included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedules are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of Healthcare Trust of America, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Healthcare Trust of America Holdings, LP

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit data)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Real estate investments:
Land	$182,313	$183,651
Building and improvements	2,102,743	2,044,113
Lease intangibles	360,937	352,884
Property held for sale, net	21,138	—
	2,667,131	2,580,648
Accumulated depreciation and amortization	(392,102)	(349,118)
Real estate investments, net	2,275,029	2,231,530
Real estate notes receivable, net	20,000	20,000
Cash and cash equivalents	120,871	15,956
Restricted cash and escrow deposits	18,268	17,623
Receivables and other assets, net	97,289	84,970
Other intangibles, net	42,237	44,011
Non-real estate assets of property held for sale, net	1,059	—
Total assets	$2,574,753	$2,414,090
LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Debt, net	$1,114,204	$1,037,359
Accounts payable and accrued liabilities	71,661	63,443
Derivative financial instruments - interest rate swaps	2,065	9,370
Security deposits, prepaid rent and other liabilities	28,966	24,450
Intangible liabilities, net	10,823	11,309
Total liabilities	1,227,719	1,145,931
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	1,844	1,960
Partners’ Capital:
Limited partners’ capital, 3,055,718 units issued and outstanding as of June 30, 2013 and December 31, 2012	14,403	11,663
General partners’ capital, 226,079,083 and 214,652,641 units issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1,330,787	1,254,536
Total partners’ capital	1,345,190	1,266,199
Total liabilities and partners’ capital	$2,574,753	$2,414,090
The accompanying notes are an integral part of these condensed consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Revenues:
Rental income	$152,432	$143,757
Interest income from real estate notes receivable and other income	1,239	2,616
Total revenues	153,671	146,373
Expenses:
Rental	46,461	47,294
General and administrative	12,665	10,915
Non-traded REIT	—	3,847
Acquisition-related	1,683	5,292
Depreciation and amortization	57,973	57,863
Listing	4,405	12,544
Total expenses	123,187	137,755
Income before other income (expense)	30,484	8,618
Other income (expense):
Interest expense:
Interest related to debt	(23,397)	(20,476)
Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	8,167	(6,234)
Debt extinguishment costs	—	(1,886)
Other income	18	91
Income (loss) from continuing operations	15,272	(19,887)
Income from discontinued operations	345	267
Net income (loss)	$15,617	$(19,620)
Net (income) loss attributable to noncontrolling interests	(30)	(8)
Net income (loss) attributable to controlling interest	$15,587	$(19,628)
Earnings (losses) per unit attributable to controlling interest - basic:
Continuing operations	$0.07	$(0.09)
Discontinued operations	0.00	0.00
Net income (loss)	$0.07	$(0.09)
Earnings (losses) per unit attributable to controlling interest - diluted:
Continuing operations	$0.07	$(0.09)
Discontinued operations	0.00	0.00
Net income (loss)	$0.07	$(0.09)
Weighted average number of units outstanding:
Basic	224,436	230,029
Diluted	224,436	230,029
Distributions declared per common unit	$0.29	$0.35
The accompanying notes are an integral part of these condensed consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
(In thousands)
(Unaudited)

	General Partners’ Capital		Limited Partners’ Capital		Total Partners’ Capital
	Units	Amount	Units	Amount
Balance as of December 31, 2011	228,491	$1,567,510	156	$1,417	$1,568,927
Issuance of units under the DRIP	3,362	31,916	—	—	31,916
Redemptions of general partner units	(3,070)	(31,935)	—	—	(31,935)
Share-based award transactions, net	626	6,190	2,875	1,457	7,647
Distributions	—	(80,272)	—	(55)	(80,327)
Net income (loss) attributable to controlling interest	—	(19,636)	—	8	(19,628)
Balance as of June 30, 2012	229,409	$1,473,773	3,031	$2,827	$1,476,600

Balance as of December 31, 2012	214,652	$1,254,536	3,056	$11,663	$1,266,199
Issuance of general partner units	11,043	124,397	—	—	124,397
Redemptions of general partner units	(27)	(272)	—	—	(272)
Share-based award transactions, net	411	1,486	—	3,177	4,663
Distributions	—	(64,735)	—	(649)	(65,384)
Net income (loss) attributable to controlling interest	—	15,375	—	212	15,587
Balance as of June 30, 2013	226,079	$1,330,787	3,056	$14,403	$1,345,190
The accompanying notes are an integral part of these condensed consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$15,617	$(19,620)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other	57,577	56,966
Share-based compensation expense	4,663	7,647
Bad debt expense	10	476
Change in fair value of derivative financial instruments	(10,528)	5,295
Changes in operating assets and liabilities:
Receivables and other assets	(4,497)	(4,122)
Accounts payable and accrued liabilities	4,892	1,297
Security deposits, prepaid rent and other liabilities	4,084	(78)
Net cash provided by operating activities	71,818	47,861
Cash flows from investing activities:
Acquisition of real estate operating properties and other assets	(94,139)	(213,900)
Capital expenditures	(6,110)	(12,349)
Restricted cash, escrow deposits and notes receivable	(645)	(511)
Release of restricted cash	—	580
Real estate deposits paid	—	(2,810)
Real estate deposits used	—	3,800
Net cash used in investing activities	(100,894)	(225,190)
Cash flows from financing activities:
Proceeds from unsecured senior notes	297,558	—
Borrowings on unsecured revolving credit facility	103,000	268,000
Payments on unsecured revolving credit facility	(175,000)	(268,000)
Borrowings on unsecured term loans	—	300,000
Payments on secured real estate term loan and mortgage loans	(148,672)	(79,774)
Deferred financing costs	(3,011)	(4,934)
Derivative financial instrument termination payments	(1,195)	—
Security deposits	—	193
Proceeds from issuance of general partner units, net	125,584	—
Repurchase of general partner units	(272)	(31,935)
Distributions to general partner	(63,098)	(51,237)
Payment on earnout liability	(92)	(328)
Distributions to limited partners and redeemable noncontrolling interest	(811)	(170)
Net cash provided by financing activities	133,991	131,815
Net change in cash and cash equivalents	104,915	(45,514)
Cash and cash equivalents - beginning of period	15,956	69,491
Cash and cash equivalents - end of period	$120,871	$23,977
The accompanying notes are an integral part of these condensed consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The use of the words “we,” “us” or “our” refers to Healthcare Trust of America Holdings, LP and its subsidiaries, except where the context otherwise requires.

1. Organization and Description of Business
Healthcare Trust of America, Inc., or HTA, is a real estate investment trust, or REIT. As of June 30, 2013, HTA owned approximately 98.89% general partner interest in Healthcare Trust of America Holding, LP, or HTALP. HTA and HTALP are structured as an umbrella REIT, or UPREIT, in which the subsidiaries of HTALP own all the properties. HTALP is a Delaware limited partnership and was formed on April 20, 2006.
We invest primarily in high-quality medical office buildings in our target markets, and have acquired high-quality medical office buildings and other facilities that serve the healthcare industry with an aggregate purchase price of $2.7 billion through June 30, 2013. As of June 30, 2013, our portfolio consisted of 250 medical office buildings and 19 other facilities that serve the healthcare industry, as well as real estate notes receivable secured by medical office buildings.
The principal executive offices are located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.

2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.
Basis of Presentation
The accompanying condensed consolidated financial statements include our accounts, our subsidiaries and any consolidated variable interest entities. All inter-company balances and transactions have been eliminated in the consolidated financial statements. We operate in a structure in which our limited liability company subsidiaries own all of the properties acquired on our behalf. Because we are either the sole or majority owners of our subsidiaries and have sole or majority control over management and retain major operating decision-making ability, the accounts of our subsidiaries are consolidated.
Real Estate Depreciation
Depreciation expense of buildings and improvements for the six months ended June 30, 2013 and 2012 was $36.6 million and $35.2 million, respectively.
Listing Expenses
On June 6, 2012, HTA listed its Class A common stock on the New York Stock Exchange, or the NYSE, under the symbol “HTA,” or the Listing. The expenses primarily included professional fees, other previously deferred offering costs and share-based compensation expense. The Listing has enabled HTALP to expand its access to capital markets and obtain additional sources of capital for new acquisitions.
Interim Unaudited Financial Data
Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable for the full year. Our accompanying condensed consolidated financial statements should be read in conjunction with our accompanying audited consolidated financial statements and the notes thereto.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Recently Issued or Adopted Accounting Pronouncements
In January 2013, the Financial Accounting Standards Board, or the FASB, issued Accounting Standards Update, or ASU, 2013-01, Balance Sheet (Topic 210) - Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, or ASU 2013-01, which clarifies the scope of ASU 2011-11, Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 requires entities to disclose both gross and net information about derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse purchase agreements and securities borrowing and securities lending transactions that are subject to an agreement similar to a master netting arrangement. Entities are required to apply these disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity must provide the disclosures required by those amendments retrospectively for all comparative periods presented. We adopted ASU 2011-11 and ASU 2013-01 in fiscal 2013 and have reflected the adoption in our disclosures to our interim condensed consolidated financial statements.

3. Business Combinations
For the six months ended June 30, 2013, we have completed three acquisitions for an aggregate purchase price of $94.1 million, in addition to closing costs attributable to these acquisitions of $0.5 million. Results of operations for these acquisitions are reflected in our condensed consolidated statement of operations for the six months ended June 30, 2013 for the period subsequent to the acquisition dates.
The aggregate purchase price of the 2013 acquisitions was allocated in the amounts set forth in the table below. Since the acquisitions were determined to be individually not significant, but material on a collective basis, the allocations for these acquisitions are set forth below in the aggregate (in thousands):

Total
Land	$3,772
Building and improvements	72,235
Above market leases	77
In place leases	12,288
Tenant relationships	6,063
Below market leases	(296)
Aggregate purchase price	$94,139
The weighted average lives of the above acquired intangible assets and liabilities were 7.7 years and 8.3 years, respectively.
The property acquisitions completed during the six months ended June 30, 2013, were all cash transactions. No mortgage loans payable were assumed or put in place, and we acquired a 100% ownership interest in each property acquisition. See below for a brief description of each of the acquisitions.

•	On March 11, 2013, we completed the acquisition of a medical office building located in Dallas, Texas for $48.7 million.

•	On March 22, 2013, we completed the acquisition of a medical office building located in Bryan - College Station, Texas for $39.8 million.

•	On June 18, 2013, we completed the acquisition of a medical office building located in Atlanta, Georgia for $5.6 million.
Subsequent to the end of the quarter, we completed the following additional acquisitions.

•	On July 12, 2013, we completed the acquisition of a medical office property located in Monroeville, Pennsylvania for $15.1 million.

•	On July 29, 2013, we completed the acquisition of a medical office building located in Denver, Colorado for $42.0 million.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

4. Real Estate Notes Receivable
Real estate notes receivable consisted of the following as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
Real estate notes receivable	$20,000	$20,000
The promissory notes were set to mature on May 1, 2013, but were extended by us to November 1, 2013. We monitor the credit quality of our real estate notes receivable on an ongoing basis by tracking possible credit quality indicators. As of June 30, 2013, all of our real estate notes receivable are current and we have not provided for any allowance for losses or recorded any impairments with respect to our notes receivable. We made no purchases or sales of real estate notes receivable during the six months ended June 30, 2013.

5. Intangible Assets and Liabilities
Intangible assets and liabilities consisted of the following as of June 30, 2013 and December 31, 2012 (in thousands, except weighted average remaining amortization period):

	June 30, 2013		December 31, 2012
	Balance	Weighted Average Remaining Amortization Period in Years	Balance	Weighted Average Remaining Amortization Period in Years	Balance Sheet Classification
Assets:
In place leases	$180,262	9.3	$174,615	9.7	Lease intangibles
Tenant relationships	180,675	11.2	178,269	11.6	Lease intangibles
Above market leases	24,719	6.6	25,387	6.9	Other intangibles, net
Below market leasehold interests	30,587	69.0	30,587	69.4	Other intangibles, net
	416,243		408,858
Accumulated amortization	(137,595)		(125,924)
Total	$278,648		$282,934

Liabilities:
Below market leases	$12,841	13.8	$12,823	13.7	Intangible liabilities, net
Above market leasehold interests	3,827	33.6	3,827	34.0	Intangible liabilities, net
	16,668		16,650
Accumulated amortization	(5,845)		(5,341)
Total	$10,823		$11,309
The following is a summary of the net intangible amortization for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended June 30,
	2013	2012
Amortization recorded against rental income related to above or below market leases	$881	$715
Rental expense related to above or below market leasehold interests	189	307
Amortization expense related to in place leases and tenant relationships	19,957	21,446

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

6. Receivables and Other Assets
Receivables and other assets consisted of the following as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
Accounts and other receivables, net	$17,217	$13,317
Tenant note receivable	3,231	3,287
Deferred financing costs, net	11,888	11,006
Deferred leasing costs, net	11,912	10,554
Lease inducements, net	751	880
Straight-line rent receivables, net	42,862	39,095
Prepaid expenses, deposits, equipment and other	5,010	6,831
Derivative financial instruments - interest rate swaps	4,418	—
Total	$97,289	$84,970
As of June 30, 2013, the tenant’s promissory note is current and we have not provided for any allowance for losses, and we have had no impairment with respect to this note.
The following is a summary of amortization of deferred leasing costs, deferred financing costs and lease inducements for the six months ended June 30, 2013 and 2012 in thousands):

	Six Months Ended June 30,
	2013	2012
Amortization expense related to deferred leasing costs	$1,158	$868
Interest expense related to deferred financing costs	2,225	2,091
Amortization recorded against rental income related to lease inducements	100	166

7. Assets Held for Sale and Discontinued Operations
During the six months ended June 30, 2013, we classified one of our properties as held for sale as we committed to an approved plan to seek to dispose of the property. The sale of the property is expected to occur within one year. The following table represents the major classes of assets and liabilities and the balance sheet classification as of June 30, 2013 (in thousands):

June 30, 2013
Land	$5,109
Building and improvements, net	15,181
Lease intangibles, net	848
Property held for sale, net	$21,138

Receivables and other assets, net	$1,059
Non-real estate assets of property held for sale, net	$1,059

Security deposits, prepaid rent and other liabilities	$131
Security deposits, prepaid rent and other liabilities	$131

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The table below reflects the results of operations of the property classified as held for sale, which are included in discontinued operations for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Month Ended June 30,
	2013	2012
Revenues:
Rental income	$814	$1,131
Expenses:
Rental	137	151
Depreciation and amortization	171	458
Total expenses	308	609
Income before other income (expense)	506	522
Other income (expense):
Interest expense related to debt	(161)	(255)
Income from discontinued operations	$345	$267

8. Debt
Debt consisted of the following as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013	December 31, 2012
Unsecured revolving credit facility	$—	$72,000
Unsecured term loans	455,000	455,000
Unsecured senior notes	300,000	—
Fixed rate mortgages	359,284	382,456
Secured real estate term loan	—	125,500
	1,114,284	1,034,956
Net (discount) premium	(80)	2,403
Total	$1,114,204	$1,037,359
Unsecured Credit Agreement
On March 7, 2013, we executed an amendment pursuant to an existing provision to increase the principal amount of the unsecured revolving credit facility. The amendment added an additional lender and increased the unsecured revolving credit facility by $75.0 million to $650.0 million. The other existing terms of the unsecured credit agreement were unchanged.
As of June 30, 2013, the margin associated with borrowings on the unsecured revolving credit facility was 1.55% per annum and the facility fee was 0.35% per annum. As of June 30, 2013, no amount was outstanding on our unsecured revolving credit facility.
The margin associated with borrowings on the unsecured term loan as of June 30, 2013 was 1.85% per annum. We have interest rate swaps that fix the interest rate on our $300.0 million unsecured term loan at 2.95% per annum, based on our current credit rating.
$155.0 million Unsecured Term Loan
The margin associated with the borrowings as of June 30, 2013 was 2.00% per annum. We have interest rate swaps in place that fix the interest rate on our $155.0 million unsecured term loan at 3.29% per annum, based on our current credit rating.
$300.0 million Unsecured Senior Notes
On March 28, 2013, we issued $300.0 million of unsecured senior notes that mature on April 15, 2023. The unsecured senior notes bear interest at 3.70% per annum payable semi-annually and were offered at 99.186% of the principal amount thereof. The unsecured senior notes contain registration rights to the holders.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Fixed Rate Mortgages
As of June 30, 2013, we had fixed rate mortgages with interest rates ranging from 4.90% to 12.75% per annum and a weighted average interest rate of 5.93% per annum.
Secured Real Estate Term Loan
On March 28, 2013, we repaid in full the $125.5 million secured real estate term loan. In connection with the repayment, we terminated the secured real estate term loan (and the commitments thereunder) and the related security documents and guarantees. In addition, we terminated the $75.0 million interest rate swap associated with the secured real estate term loan.
Future Debt Maturities
As of June 30, 2013, the principal payments due on our debt for the six months ending December 31, 2013 and each of the next four years ending December 31 and thereafter is as follows (in thousands):

Year	Amount
2013	$8,235
2014	6,392
2015	72,625
2016	404,696
2017	99,963
Thereafter	522,373
Total	$1,114,284
The above scheduled debt maturities does not include the available extensions.
We are required by the terms of the applicable credit agreements to meet various affirmative and negative covenants that we believe are customary for these types of facilities, such as limitations on the incurrence of debt by us and our subsidiaries that own unencumbered assets, limitations on the nature of our business, and limitations on our distributions and including our subsidiaries that own unencumbered assets. The credit agreements also impose a number of financial covenants on us, such as a maximum ratio of total indebtedness to total asset value, a minimum ratio of EBITDA to fixed charges, a minimum tangible net worth covenant, a maximum ratio of unsecured indebtedness to unencumbered asset value, rent coverage ratios and a minimum ratio of unencumbered net operating income to unsecured interest expense. As of June 30, 2013, we believe that we were in compliance with all such financial covenants and reporting requirements. In addition, certain credit agreements include events of default provisions that we believe are customary for these types of facilities, including restricting us from making distributions in the event we are in default.

9. Derivative Financial Instruments
The following table lists the derivative financial instruments held by us as of June 30, 2013 (in thousands):

Notional Amount	Index	Rate	Fair Value	Instrument	Maturity
$200,000	LIBOR	1.23%	$(1,628)	Swap	3/29/2017
100,000	LIBOR	0.86	(437)	Swap	6/15/2016
50,000	LIBOR	1.39	1,117	Swap	7/17/2019
105,000	LIBOR	1.24	3,301	Swap	7/17/2019

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table lists the derivative financial instruments held by us as of December 31, 2012 (in thousands):

Notional Amount		Index	Rate	Fair Value	Instrument	Maturity
$17,304	(a)	LIBOR	3.79%	$(459)	Swap	9/28/2013
75,000	(a)	LIBOR	1.07	(659)	Swap	12/31/2013
200,000		LIBOR	1.23	(5,180)	Swap	3/29/2017
100,000		LIBOR	0.86	(1,310)	Swap	6/15/2016
50,000		LIBOR	1.39	(909)	Swap	7/17/2019
105,000		LIBOR	1.24	(853)	Swap	7/17/2019
(a) The interest rate swaps were terminated in March 2013.
As of June 30, 2013 and December 31, 2012, the fair value of our derivative financial instruments was as follows (in thousands):

	Asset Derivatives				Liability Derivatives
	June 30, 2013		December 31, 2012		June 30, 2013		December 31, 2012
Derivatives Not Designated as Hedging Instruments:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Receivables and other assets	$4,418	n/a	n/a	Derivative financial instruments	$2,065	Derivative financial instruments	$9,370
There were no derivatives offset in our balance sheet as of June 30, 2013 and December 31, 2012. As of June 30, 2013 and December 31, 2012, we had derivatives subject to enforceable master netting arrangements which allow for net cash settlement with respective counterparties (in thousands):

	June 30, 2013			December 31, 2012
	Gross Amounts	Amounts Subject to Enforceable Master Netting Arrangements	Net Amounts	Gross Amounts	Amounts Subject to Enforceable Master Netting Arrangements	Net Amounts
Asset derivatives	$4,418	$(1,628)	$2,790	$—	$—	$—
Liability derivatives	2,065	(1,628)	437	9,370	—	9,370
For the six months ended June 30, 2013 and 2012, the derivative financial instruments had the following effect on our condensed consolidated statements of operations (in thousands):

Derivatives Not Designated as Hedging Instruments:	Location of (Loss) Gain Recognized	Six Months Ended June 30,
		2013	2012
Interest rate swaps	Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	$10,528	$(5,206)
Interest rate cap	Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	—	(89)
We have agreements with each of our interest rate swap derivative counterparties that contain a provision whereby if we default on certain of our unsecured indebtedness, then our counterparties could declare us in default on our interest rate swap derivative obligations resulting in an acceleration of the indebtedness. In addition, we are exposed to credit risk in the event of non-performance by our derivative counterparties. We believe we mitigate the credit risk by entering into agreements with credit-worthy counterparties. We record counterparty credit risk valuation adjustments on interest rate swap derivative assets in order to properly reflect the credit quality of the counterparty. In addition, our fair value of interest rate swap derivative liabilities is adjusted to reflect the impact of our credit quality. As of June 30, 2013, there have been no termination events or events of default related to the interest rate swaps, except for the voluntary termination discussed above.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

10. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material effect on our condensed consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our condensed consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability at our properties that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In our opinion, these matters are not expected to have a material effect on our condensed consolidated financial position, results of operations or cash flows.

11. Partners’ Capital
Description of Partnership Agreement and Partnership Units
HTALP is made up of a sole general partner, HTA, and limited partners comprised of individual physician investors who exchanged their ownership interests in a medical office building for partnership units, and certain of our directors, executive officers and their affiliates, who hold LTIP units (as defined below).
As the sole general partner, HTA has the exclusive power to manage and conduct the business of HTALP.
The partnership agreement of HTALP provides that it will distribute cash flow from operations and net sales proceeds to its partners in accordance with their overall ownership interests at such times and in such amounts as the general partner determines. Except for certain LTIP units that have not reached full capital account parity, distributions are made such that a holder of one unit will receive annual distributions from HTALP in an amount equal to the annual dividends paid to the holder of one of HTA’s shares.
In addition, for each share of common stock issued or redeemed by HTA, HTALP issues or redeems a corresponding number of units.
Common Stock Transactions of HTA
Offerings
On January 7, 2013, HTA commenced an equity at-the-market, or ATM, offering of Class A common stock with an aggregate sales price of up to $250.0 million. During the six months ended June 30, 2013, HTA issued and sold 11,042,934 shares, at an average price of $11.53 per share.
Dividends
On July 3, 2013, HTA paid a quarterly cash dividend of $32.5 million to Class A and B common stockholders of record on June 27, 2013.
On August 1, 2013, HTA’s Board of Directors authorized a quarterly cash dividend to be paid on October 4, 2013 to stockholders of record on September 27, 2013. This dividend of $0.14375 per share represents an annualized rate of $0.575 per share and will be paid on all Class A and B common stock.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Incentive Plan
HTA’s Amended and Restated 2006 Plan, or the Plan, permits the grant of incentive awards to employees, officers, non-employee directors, and consultants as selected by HTA’s Board of Directors or the Compensation Committee. As of June 30, 2013, there were 5,095,500 awards available for grant under the Plan.
Long Term Incentive Program of Partnership Units
For the six months ended June 30, 2013 and 2012, we recognized compensation expense of $3.1 million and $1.5 million, respectively, which was recorded in listing expenses. As of June 30, 2013, there was approximately $4.5 million of unrecognized expense associated with 450,000 units that will only vest as a result of a change in control. We will not recognize any expense associated with these units until such event occurs or is probable.
The following is a summary of activity of the LTIP units during 2013:

	LTIP Units	Weighted Average Grant Date Fair Value
Balance as of December 31, 2012	2,900,000	$6.25
Granted	—	—
Vested	(2,380,700)	5.56
Forfeited	—	—
Balance as of June 30, 2013	519,300	$9.41

Restricted Common Stock
For the six months ended June 30, 2013, we recognized compensation expense of $1.5 million, of which $0.9 million was recorded in general and administrative expenses and $0.6 million was recorded in listing expenses. For the six months ended June 30, 2012, we recognized compensation expense of $6.2 million, of which $4.7 million was recorded in listing expenses, and $1.5 million was recorded in non-traded REIT expenses.
As of June 30, 2013, there was approximately $4.4 million of unrecognized compensation expense net of estimated forfeitures, related to nonvested shares of restricted common stock which will be recognized over a remaining weighted average period of 2.4 years.
The following is a summary of activity of the restricted common stock during 2013:

	Restricted Common Stock/Units	Weighted Average Grant Date Fair Value
Balance as of December 31, 2012	376,500	$9.98
Granted	410,500	10.51
Vested	(62,500)	10.03
Forfeited	—	—
Balance as of June 30, 2013	724,500	$10.28

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

12. Fair Value of Financial Instruments
Financial Instruments Reported at Fair Value
Derivative Financial Instruments
Currently, we use interest rate swaps to manage interest rate risk associated with variable rate debt. The valuation of these instruments is determined with the assistance of an independent valuation specialist using a proprietary model that utilizes widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative, and observable inputs. As such, we classify these inputs as Level 2. The proprietary model reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we have determined that the majority of the inputs used to value our interest rate swap derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our interest rate swap derivative positions and have determined that the credit valuation adjustments are not significant to their overall valuation. As a result, we have determined that our interest rate swap derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Assets and Liabilities at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of June 30, 2013, aggregated by the level in the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1 )	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative financial instruments	$—	$4,418	$—	$4,418
Total assets at fair value	$—	$4,418	$—	$4,418
Liabilities
Derivative financial instruments	$—	$(2,065)	$—	$(2,065)
Total liabilities at fair value	$—	$(2,065)	$—	$(2,065)
The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, aggregated by the level in the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1 )	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative financial instruments	$—	$—	$—	$—
Total assets at fair value	$—	$—	$—	$—
Liabilities
Derivative financial instruments	$—	$(9,370)	$—	$(9,370)
Total liabilities at fair value	$—	$(9,370)	$—	$(9,370)
There have been no transfers of assets or liabilities between levels. We will record any such transfers at the end of the reporting period in which a change of event occurs that results in a transfer.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Financial Instruments Disclosed at Fair Value
We consider the carrying values of cash and cash equivalents, accounts and other receivables (net), restricted cash and escrow deposits, and accounts payable and accrued liabilities to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. All of these financial instruments are considered Level 2. The following table sets forth the carrying value and fair value of our real estate notes receivable, tenant note receivable and debt (in thousands):

		June 30, 2013		December 31, 2012
	Fair Value Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Real estate notes receivable	2	$20,000	$20,509	$20,000	$20,000
Tenant note receivable	2	3,231	3,151	3,287	3,337
Debt, net	2	1,114,204	1,140,535	1,037,359	1,087,168

13. Per Unit Data
Diluted earnings (losses) per unit are computed based on the weighted average number of units and all potentially dilutive securities, if any. The following reconciliation is in thousands, except per unit data:

	Six Months Ended June 30,
	2013	2012
Numerator:
Income (loss) from continuing operations attributable to controlling interest	$15,242	$(19,895)
Discontinued operations	345	267
Net income (loss) attributable to controlling interest	$15,587	$(19,628)
Denominator:
Weighted average number of units outstanding — basic	224,436	230,029
Dilutive units	—	—
Weighted average number of units outstanding — diluted	224,436	230,029
Basic and diluted earnings (losses) per unit attributable to controlling interest:
Income (loss) from continuing operations attributable to controlling interest	$0.07	$(0.09)
Discontinued operations	0.00	0.00
Net income (loss) attributable to controlling interest	$0.07	$(0.09)

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

14. Supplemental Cash Flow Information
The following is the supplemental cash flow information for the six months ended June 30, 2013 and 2012 (in thousands):

	Six Months Ended June 30,
	2013	2012
Interest paid	$18,674	$19,531
Income taxes paid	604	621

Supplemental Disclosure of Noncash Activities:
Investing Activities:
Accrued capital expenditures	$1,991	$(3,795)
The following represents the significant increase (decrease) in certain assets and liabilities in connection with our acquisitions of operating properties:
Real estate investments	$—	$43,497
Real estate notes receivable	—	(37,403)
Intangible assets	—	10,503
Accounts payable and accrued liabilities	—	16,597
Financing Activities:
Issuance of units under the DRIP	$—	$31,916
Distributions declared, but not paid, including units issued under the DRIP	32,493	11,284
Offering costs transferred to partners’ capital	1,187	—

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Partners of
Healthcare Trust of America Holdings, LP
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of Healthcare Trust of America Holdings, LP and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, partners' capital, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the consolidated financial statement schedules listed in the Index to Consolidated Financial Statements. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Healthcare Trust of America Holdings, LP and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
August 30, 2013

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit data)

	December 31, 2012	December 31, 2011
ASSETS
Real estate investments:
Land	$183,651	$168,065
Building and improvements	2,044,113	1,803,190
Lease intangibles	352,884	320,419
	2,580,648	2,291,674
Accumulated depreciation and amortization	(349,118)	(253,335)
Real estate investments, net	2,231,530	2,038,339
Real estate notes receivable, net	20,000	57,459
Cash and cash equivalents	15,956	69,491
Restricted cash and escrow deposits	17,623	16,718
Receivables and other assets, net	84,970	69,100
Other intangibles, net	44,011	40,522
Total assets	$2,414,090	$2,291,629
LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Debt, net	$1,037,359	$639,149
Accounts payable and accrued liabilities	63,443	47,801
Derivative financial instruments - interest rate swaps	9,370	1,792
Security deposits, prepaid rent and other liabilities	24,450	19,930
Intangible liabilities, net	11,309	11,832
Total liabilities	1,145,931	720,504
Commitments and contingencies
Redeemable noncontrolling interest of limited partners	1,960	2,198
Partners’ Capital:
Limited partners’ capital, 3,055,718 and 155,718 units issued and outstanding as of December 31, 2012 and 2011, respectively	11,663	1,417
General partners’ capital, 214,652,641 and 228,491,312 units issued and outstanding as of December 31, 2012 and 2011, respectively	1,254,536	1,567,510
Total partners’ capital	1,266,199	1,568,927
Total liabilities and partners’ capital	$2,414,090	$2,291,629
The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Rental income	$293,076	$267,385	$193,080
Interest income from real estate notes receivable and other income	4,304	4,792	7,585
Total revenues	297,380	272,177	200,665
Expenses:
Rental	95,046	88,483	65,307
General and administrative	21,741	20,879	16,008
Non-traded REIT	4,340	7,816	2,745
Acquisition-related	8,843	2,130	11,317
Depreciation and amortization	115,497	106,551	77,499
Listing	22,573	—	—
Redemption, termination, and release payment to former advisor	—	—	7,285
Total expenses	268,040	225,859	180,161
Income before other income (expense)	29,340	46,318	20,504
Other income (expense):
Interest expense:
Interest related to debt	(39,868)	(39,040)	(25,915)
Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	(12,611)	(2,279)	(2,816)
Debt extinguishment costs	(1,886)	—	—
Other income	89	174	119
Income (loss) from continuing operations	(24,936)	5,173	(8,108)
Income from discontinued operations	568	420	189
Net income (loss)	$(24,368)	$5,593	$(7,919)
Net (income) loss attributable to noncontrolling interests	(40)	(30)	25
Net income (loss) attributable to controlling interest	$(24,408)	$5,563	$(7,894)
Earnings (losses) per unit attributable to controlling interest - basic
Continuing operations	$(0.11)	$0.02	$(0.05)
Discontinued operations	0.00	0.00	0.00
Net income (loss)	$(0.11)	$0.02	$(0.05)
Earnings (losses) per unit attributable to controlling interest - diluted
Continuing operations	$(0.11)	$0.02	$(0.05)
Discontinued operations	0.00	0.00	0.00
Net income (loss)	$(0.11)	$0.02	$(0.05)
Weighted average number of units outstanding:
Basic	224,681	224,056	165,715
Diluted	224,681	224,056	165,715
The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
(In thousands)

	General Partners’ Capital		Limited Partners’ Capital		Total Partners’ Capital
	Units	Amount	Units	Amount
Balance as of December 31, 2009	140,591	$1,071,317	20	$196	$1,071,513
Issuance of general partner units	61,191	594,677	—	—	594,677
Offering costs	—	(56,621)	—	—	(56,621)
Issuance of units under the DRIP	5,953	56,551	—	—	56,551
Redemption of general partner units	(5,448)	(51,856)	—	—	(51,856)
Share-based award transactions, net	357	1,313	—	—	1,313
Valuation adjustment	—	275	—	—	275
Issuance of units for interest in real estate	—	—	156	1,557	1,557
Redemption of units of former advisor	—	—	(20)	(197)	(197)
Distributions ($0.73 per common unit)	—	(120,451)	—	(56)	(120,507)
Net income (loss) attributable to controlling interest	—	(7,904)	—	10	(7,894)
Balance as of December 31, 2010	202,644	$1,487,301	156	$1,510	$1,488,811
Issuance of general partner units	21,682	214,641	—	—	214,641
Offering costs	—	(18,896)	—	—	(18,896)
Issuance of units under the DRIP	7,986	75,864	—	—	75,864
Redemptions of general partner units	(3,883)	(37,680)	—	—	(37,680)
Share-based award transactions, net	62	3,221	—	—	3,221
Distributions ($0.73 per common unit)	—	(162,483)	—	(114)	(162,597)
Net income (loss) attributable to controlling interest	—	5,542	—	21	5,563
Balance as of December 31, 2011	228,491	$1,567,510	156	$1,417	$1,568,927
Issuance of units under the DRIP	3,362	31,916	—	—	31,916
Redemptions of general partner units	(18,172)	(185,486)	—	—	(185,486)
Share-based award transactions, net	971	6,964	2,900	10,444	17,408
Distributions ($0.64 per common unit)	—	(141,944)	—	(214)	(142,158)
Net income (loss) attributable to controlling interest	—	(24,424)	—	16	(24,408)
Balance as of December 31, 2012	214,652	$1,254,536	3,056	$11,663	$1,266,199
The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(24,368)	$5,593	$(7,919)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other	114,575	104,045	72,678
Share-based compensation expense	17,408	3,221	1,313
Bad debt expense	1,064	1,447	1,022
Change in fair value of derivative financial instruments	7,667	856	(6,095)
Changes in operating assets and liabilities:
Receivables and other assets	(4,765)	(2,964)	(10,309)
Accounts payable and accrued liabilities	2,684	295	7,815
Accounts payable due to affiliates, net	—	—	(4,776)
Security deposits, prepaid rent and other liabilities	2,520	(686)	4,774
Net cash provided by operating activities	116,785	111,807	58,503
Cash flows from investing activities:
Acquisition of real estate operating properties and other assets	(257,386)	(61,385)	(597,097)
Capital expenditures	(22,909)	(16,034)	(14,888)
Restricted cash, escrow deposits and notes receivable	(4,830)	(4,502)	(12,614)
Release of restricted cash	580	14,463	—
Real estate deposits	—	—	(2,250)
Real estate deposits paid	(3,810)	(4,500)	—
Real estate deposits used	4,810	6,000	—
Net cash used in investing activities	(283,545)	(65,958)	(626,849)
Cash flows from financing activities:
Borrowings on secured real estate term loan and mortgage loans	—	125,500	79,125
Borrowings on unsecured revolving credit facility	360,000	—	7,000
Payments on unsecured revolving credit facility	(288,000)	(7,000)	—
Borrowings on unsecured term loans	455,000	—	—
Payments on secured real estate term loan and mortgage loans	(128,601)	(192,083)	(123,117)
Deferred financing costs	(6,436)	(3,401)	(7,507)
Derivative financial instrument termination payments	—	—	(793)
Purchase of noncontrolling interest	—	—	(4,097)
Security deposits	765	596	2,144
Proceeds from issuance of general partner units, net	—	214,641	594,677
Repurchase of general partner units	(182,602)	(37,680)	(51,856)
Payment of offering costs	(2,884)	(21,137)	(56,621)
Distributions to general partner	(93,273)	(84,800)	(60,176)
Payment on earnout liability	(328)	—	—
Distributions to limited partners and redeemable noncontrolling interest	(416)	(264)	(164)
Net cash provided by (used in) financing activities	113,225	(5,628)	378,615
Net change in cash and cash equivalents	(53,535)	40,221	(189,731)
Cash and cash equivalents - beginning of period	69,491	29,270	219,001
Cash and cash equivalents - end of period	$15,956	$69,491	$29,270
The accompanying notes are an integral part of these consolidated financial statements.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The use of the words “we,” “us” or “our” refers to Healthcare Trust of America Holdings, LP and its subsidiaries, except where the context otherwise requires.
1. Organization and Description of Business
Healthcare Trust of America, Inc., or HTA, is a real estate investment trust, or REIT. As of December 31, 2012, HTA owned approximately 99.93% general partner interest in Healthcare Trust of America Holdings, LP, or HTALP. HTA and HTALP are structured an umbrella REIT, or UPREIT, which the subsidiaries of HTALP own all the properties. HTALP is a Delaware limited partnership and was formed on April 20, 2006.
We invest primarily in high-quality medical office buildings in our target markets, and have acquired high-quality medical office buildings and other facilities that serve the healthcare industry with an aggregate purchase price of $2.6 billion through December 31, 2012. As of December 31, 2012, our portfolio consisted of 247 medical office buildings and 19 other facilities that serve the healthcare industry, as well as a mortgage loan receivable secured by medical office buildings.
The principal executive offices are located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.

2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such consolidated financial statements and the accompanying notes are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements our accounts, our subsidiaries and any consolidated variable interest entities, or VIEs, as defined in the Financial Accounting Standards Board, or the FASB, Accounting Standard Codification, or ASC, 810, Consolidation, or ASC 810. All inter-company balances and transactions have been eliminated in the consolidated financial statements. We operate in a structure in which our limited liability company subsidiaries own all of the properties acquired on our behalf. Because we are either the sole or majority owners of our subsidiaries and have sole or majority control over management and retain major operating decision-making ability, the accounts of our subsidiaries are consolidated.
Use of Estimates
The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in adverse ways, and those estimates could be different under different assumptions or conditions.
Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.
Restricted Cash
Restricted cash is comprised of impound reserve accounts for property taxes, insurance, capital improvements and tenant improvements as well as collateral accounts for debt and interest rate swaps.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts
In accordance with ASC 840, Leases, or ASC 840, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between rental income recognized and amount contractually due under the lease agreements will be credited or charged, as applicable, to deferred rent receivables. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC 605-45, Revenue - Principal Agent Considerations. This guidance requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier, and have credit risk. We recognize lease termination fees if there is a signed termination letter agreement, all of the conditions of the agreement have been met, and the tenant is no longer occupying the property. Rental income is reported net of amortization recorded on lease inducements.
Tenant receivables and straight-line rent receivables are carried net of the allowances for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their leases. We maintain an allowance for straight-line rent receivables arising from the straight-lining of rents. Such allowance is charged to bad debt expense which is included in general and administrative expense on our accompanying consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. As of December 31, 2012, 2011 and 2010, we had $2.2 million, $1.5 million and $1.9 million, respectively, in allowances for uncollectible accounts. During the years ended December 31, 2012, 2011 and 2010, we recorded bad debt expense of $1.1 million, $1.4 million and $1.0 million, respectively.
Purchase Price Allocation
In accordance with ASC 805, Business Combinations, or ASC 805, we, with the assistance of independent valuation specialists, allocate the purchase price of completed acquisitions to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were to be replaced and vacant using discounted cash flow models similar to those used by market participants. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable completed acquisition property is allocated to above or below market leases, above or below market leasehold interests, in place leases, tenant relationships, above or below market debt assumed and any contingent consideration.
The value allocable to above or below market leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be received pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be received using fair market rates over the remaining term of the lease including any bargain renewal periods. The amounts allocated to above market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.
The value allocable to above or below market leasehold interests is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term, and (2) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease including any bargain renewal periods. The amounts allocated to above market leasehold interests are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and amortized to rental expense over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market leasehold interests are included in identified intangible assets, net in our accompanying consolidated balance sheets and amortized to rental expense over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The total amount of other intangible assets acquired is further allocated to in place leases and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in place leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and will be amortized over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to tenant relationships are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized over the average remaining non-cancelable lease term of the acquired leases plus a market lease term.
The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage. The amounts allocated to above or below market debt are included in debt, net on our accompanying consolidated balance sheets and are amortized to interest expense over the remaining term of the assumed debt.
These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.
In accordance with the provisions of ASC 805, we expense acquisition-related costs for acquisitions.
Real Estate Investments
Operating properties are carried at the lower of historical cost less accumulated depreciation or fair value less costs to sell. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings is depreciated on a straight-line basis over the estimated useful lives of the buildings up to 39 years and for tenant improvements, the shorter of the lease term or useful life, ranging from one month to 240 months, respectively. Furniture, fixtures and equipment is depreciated over five years. When depreciable property is retired, replaced or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $71.4 million, $64.4 million and $48.0 million, respectively.
Real Estate Held-for-Sale
We evaluate the held-for-sale classification of our owned real estate each quarter. Assets that are classified as held-for-sale are recorded at the lower of their carrying amount or fair value less cost to sell. The fair value is based on discounted cash flow analyses, which involve management’s best estimate of market participants’ holding period, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods, and capital requirements. Assets are generally classified as held-for-sale once management commits to a plan to sell the properties and has determined that the sale of the asset is probable and transfer of the asset is expected to occur within one year. The results of operations of these real estate properties are reflected as discontinued operations in all periods reported, and the properties are presented separately on our balance sheet at the lower of their carrying value or their fair value less costs to sell. As of December 31, 2012, we determined that no real estate within our portfolio should be classified as held-for-sale. Subsequent to December 31, 2012, we classified one of our properties as held for sale as we committed to an approved plan to seek to dispose of the property. Refer to Note 7, Assets Held for Sale and Discontinued Operations for further discussion.
Recoverability of Real Estate Investments
Operating properties are evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The fair value is based on discounted cash flow analyses, which involve management’s best estimate of market participants’ holding periods, market comparables, future occupancy levels, rental rates, capitalization rates, lease-up periods, and capital requirements. For the years ended December 31, 2012, 2011 and 2010, there were no impairment losses.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Real Estate Notes Receivable
We evaluate the carrying values of real estate notes receivable on an individual basis. Management periodically evaluates the realizability of future cash flows from real estate notes receivable when events or circumstances, such as the non-receipt of principal and interest payments and/or significant deterioration of the financial condition of the borrower, indicate that the carrying amount of the real estate notes receivable may not be recoverable. An impairment loss is recognized in current period earnings and is calculated as the difference between the carrying amount of the real estate notes receivable and the discounted cash flows expected to be received, or if foreclosure is probable, the fair value of the collateral securing the real estate notes receivable. For the years ended December 31, 2012, 2011 and 2010, there were no impairment losses.
Derivative Financial Instruments
We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts is to add stability to interest expense and to manage our exposure to interest rate movements. We utilize derivative instruments, including interest rate swaps and caps, to effectively convert a portion of our variable rate debt to fixed rate debt. We do not enter into derivative instruments for speculative purposes.
Derivatives are recognized as either assets or liabilities in our consolidated balance sheets and are measured at fair value in accordance with ASC 815, Derivatives and Hedging, or ASC 815. Since our derivative instruments are not designated as hedge instruments, they do not qualify for hedge accounting under ASC 815, and accordingly, changes in fair value are included as a component of interest expense in our consolidated statements of operations in the period of change.
Fair Value Measurements
ASC 820, Fair Value Measurements and Disclosures, or ASC 820, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement and is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 13, Fair Value of Financial Instruments for further discussion.
Receivables and Other Assets
Other assets consist of accounts and other receivables, tenant note receivable, deferred financing costs, deferred leasing costs, lease inducements, straight-line rent receivables and prepaid expenses, deposits and other. Deferred financing costs include amounts paid to lenders and others to obtain financing and are amortized to interest expense on a straight-line basis over the term of the related loan which approximates the effective interest method. Deferred leasing costs are amounts incurred in executing a lease, both for external broker and marketing costs, plus a portion of internal leasing related costs. Deferred leasing costs are amortized on a straight-line basis method over the term of the applicable lease. Deferred leasing costs are included in operating activities in our consolidated statements of cash flows. Lease inducements are amortized on a straight-line basis against rental income over the term of the applicable lease. Management periodically evaluates the realizability of future cash flows from tenant notes receivable when events or circumstances, such as the non-receipt of principal and interest payments and/or significant deterioration of the financial condition of the borrower, indicate that the carrying amount of the tenant notes receivable may not be recoverable. An impairment charge is recognized in current period earnings and is calculated as the difference between the carrying amount of the tenant notes receivable and the discounted cash flows expected to be received.
Redeemable Noncontrolling Interests of Limited Partners
Redeemable noncontrolling interests relate to the interests in our consolidated entities that are not wholly owned by us. As these redeemable noncontrolling interests provide for redemption features not solely within the control of the issuer, we classify such interests outside of permanent equity in accordance with ASC 480, Distinguishing Liabilities from Equity, or ASC 480. See Note 11, Redeemable Noncontrolling Interest of Limited Partners for further discussion.
Listing Expenses
On June 6, 2012, HTA listed its Class A common stock on the New York Stock Exchange, or the NYSE, under the symbol “HTA,” or the Listing. The expenses primarily included professional fees, other previously deferred offering costs and share-based compensation expense. The Listing has enabled HTALP to expand its access to capital markets and obtain additional sources of capital for new acquisitions.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Income Taxes
As a partnership, the allocated share of our income is included in the income tax returns of the general partner and limited partners. Accordingly, no accounting for income taxes is required in the accompanying consolidated financial statements. We may be subject to certain state or local taxes on its income and property.
ASC 740, Income Taxes requires us to recognize, measure, present and disclose in our consolidated financial statements uncertain tax positions that we have taken or expect to take on. We do not have any liability for uncertain tax positions that we believe should be recognized in our consolidated financial statements.
Segment Disclosure
ASC 280, Segment Reporting establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. We have determined that we have one reportable segment, with activities related to investing in medical office buildings, healthcare-related facilities, commercial office properties and other real estate-related assets. Our investments in real estate and other real estate-related assets are geographically diversified and our chief operating decision maker evaluates operating performance on an individual asset level. As each of our assets has similar economic characteristics, tenants, and products and services, our assets have been aggregated into one reportable segment.
Recently Issued or Adopted Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update, or ASU, 2011-04, Fair Value Measurement (Topic 820) -Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, or ASU 2011-04, which amends existing guidance to provide common fair value measurements and related disclosure requirements between GAAP and International Financial Reporting Standards. Additional disclosure requirements in the amendment include: (1) for Level 3 fair value measurements, a description of the valuation processes used by the entity and a discussion of the sensitivity of the fair value measurements to changes in unobservable inputs; (2) discussion of the use of a non-financial asset that differs from the asset’s highest and best use; and (3) the level of the fair value hierarchy of financial instruments for items that are not measured at fair value but for which disclosure of fair value is required. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, with early adoption not permitted. We adopted ASU 2011-04 in fiscal 2012 and have reflected the adoption in our disclosures to the consolidated financial statements.
In July 2012, the FASB issued ASU 2012-02, Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment, or ASU 2012-02, which allows an entity to use a qualitative approach to test indefinite-lived intangible assets for impairment. ASU 2012-02 is effective for interim and annual impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. We evaluated this topic and determined it will not have a material impact to our consolidated financial statements as we do not have any indefinite-lived intangible assets.
In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210) - Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, or ASU 2013-01, which clarifies the scope of ASU 2011-11, Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 requires entities to disclose both gross and net information about derivatives, including bifurcated embedded derivatives, repurchase agreements and reverse purchase agreements and securities borrowing and securities lending transactions that are subject to an agreement similar to a master netting arrangement. Entities are required to apply these disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity must provide the disclosures required by those amendments retrospectively for all comparative periods presented. We will adopt ASU 2011-11 and ASU 2013-01 in fiscal 2013 and determined that the impact on the derivative disclosures is not expected to be material to our consolidated financial statements.
3. Business Combinations
For the year ended December 31, 2012, we completed six acquisitions for an aggregate purchase price of $294.9 million, in addition to closing costs attributable to these acquisitions of $3.0 million. Results of operations for these acquisitions are reflected in our consolidated statement of operations for the year ended December 31, 2012 for the period subsequent to the acquisition dates.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The aggregate purchase price of the 2012 acquisitions was allocated in the amounts set forth in the table below. Since the acquisitions were determined to be individually not significant, but material on a collective basis, the allocations for these acquisitions are set forth below in the aggregate (in thousands):

Total
Land	$13,479
Building and improvements	225,924
Below market leasehold interests	3,284
Above market leases	4,199
In place leases	27,136
Tenant relationships	22,100
Below market leases	(1,472)
Net assets acquired	294,650
Other liability	287
Aggregate purchase price	$294,937
The weighted average lives of the above acquired intangible assets and liabilities were 14.2 years and 7.6 years, respectively.
For the year ended December 31, 2011, we completed four acquisitions for an aggregate purchase price of $68.3 million, in addition to closing costs attributable to these acquisitions of $0.9 million. Since the acquisitions were determined to be individually not significant, but material on a collective basis, the allocations for these acquisitions are set forth below in the aggregate (in thousands):

Total
Land	$945
Building and improvements	54,072
Below market leasehold interests	603
Above market leases	209
In place leases	7,671
Tenant relationships	4,691
Below market leases	(149)
Above market debt	(76)
Net assets acquired	67,966
Other liability	348
Aggregate purchase price	$68,314
The weighted average lives of the above acquired intangible assets and liabilities were 8.3 years and 4.1 years, respectively.
The property acquisitions completed during the year ended December 31, 2012, were all cash transactions except for the acquisition in Oak Park, Illinois, as discussed in Note 4. No mortgage loans payable were assumed or put in place, and we acquired a 100% ownership interest in each property acquisition. See below for a brief description of each of the acquisitions.

•	On January 13, 2012, we completed the acquisition of a medical office building in Novi, Michigan for $51.3 million.

•	On January 31, 2012, we completed the acquisition of a medical office building in Atlanta, Georgia for $8.9 million.

•	On March 1, 2012, we completed the acquisition of office building in Pittsburgh, Pennsylvania for $54.0 million.

•	On March 29, 2012, we completed the acquisition of a portfolio of medical office buildings in Boston, Massachusetts for $100.0 million.

•	On August 14, 2012, we completed the acquisition of a medical office building in Oak Park, Illinois for $54.0 million, after the borrower on a note receivable exercised a put option on the collateral.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

•	On December 26, 2012, we completed the acquisition of a medical office building in Dallas, Texas for $26.8 million.
Subsequent to the end of the year, we completed five acquisitions totaling $151.2 million.
We recorded the below revenues and net income (loss) for the year ended December 31, 2012 related to the 2012 acquisitions and for the year ended December 31, 2011 related to the 2011 acquisitions (in thousands):

	2012 Acquisitions	2011 Acquisitions
	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
Revenues	$26,717	$4,903
Net income (loss)	7,537	(215)
Supplementary Pro Forma Information (Unaudited)
The following pro forma consolidated results of operations for the years ended December 31, 2012 and 2011, assumes that all 2012 acquisitions occurred on January 1, 2011 and excludes $3.0 million acquisition-related expenses (in thousands, except per unit data):

	Year Ended December 31,
	2012	2011
Revenues	$306,420	$307,246
Net (loss) income attributable to controlling interest	(21,912)	6,758

Net (loss) income per unit attributable to controlling interest - basic	$(0.10)	$0.03
Net (loss) income per unit attributable to controlling interest - diluted	(0.10)	0.03
The following pro forma consolidated results of operations for the years ended December 31, 2011 and 2010, assumes that all 2011 acquisitions occurred on January 1, 2010 and excludes $0.9 million of acquisition-related expenses (in thousands, except per unit data):

	Year Ended December 31,
	2011	2010
Revenues	$271,251	$201,849
Net income (loss) attributable to controlling interest	5,912	(7,812)

Net income (loss) per unit attributable to controlling interest - basic	$0.03	$(0.05)
Net income (loss) per unit attributable to controlling interest - diluted	0.03	(0.05)
The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

4. Real Estate Notes Receivable
Real estate notes receivable consisted of the following as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Real estate notes receivable	$20,000	$61,150
Notes receivable closing costs, net	—	324
Net discount	—	(4,015)
Total	$20,000	$57,459

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Our notes receivable balance consisted of two borrowing groups. The first group consists of four promissory notes receivable secured by medical office buildings, with interest rates ranging from 10.85% to 10.95% per annum. The weighted average effective interest rate based on the purchase price of the notes was 14.57% per annum as of December 31, 2012. The promissory notes were set to mature on May 1, 2012, but were extended by us to November 1, 2012 for an extension fee. In addition, on November 1, 2012, the promissory notes were again extended by us to May 1, 2013 for an additional extension fee. The second group consisted of one promissory note receivable secured by a medical office building. In June 2012, a put option to purchase the building was exercised by the borrower and we became the primary beneficiary of the building. On August 14, 2012, we completed the acquisition of the building and the net note receivable was included in the purchase price consideration. See Note 3, Business Combinations for further discussion.
We monitor the credit quality of our real estate notes receivable on an ongoing basis by tracking possible credit quality indicators. As of December 31, 2012, all of our real estate notes receivable are current and we have not provided for any allowance for losses or recorded any impairments with respect to our notes receivable. We made no purchases or sales of real estate notes receivable during the year ended December 31, 2012.

5. Intangible Assets and Liabilities
Intangible assets and liabilities consisted of the following as of December 31, 2012 and 2011 (in thousands, except weighted average remaining amortization period):

	December 31, 2012		December 31, 2011
	Balance	Weighted Average Remaining Amortization Period in Years	Balance	Weighted Average Remaining Amortization Period in Years	Balance Sheet Classification
Assets:
In place leases	$174,615	9.7	$156,578	10.1	Lease intangibles
Tenant relationships	178,269	11.6	163,842	12.4	Lease intangibles
Above market leases	25,387	6.9	22,585	7.2	Other intangibles, net
Below market leasehold interests	30,587	69.4	27,323	66.1	Other intangibles, net
	408,858		370,328
Accumulated amortization	(125,924)		(97,938)
Total	$282,934		$272,390

Liabilities:
Below market leases	$12,823	13.7	$12,378	14.2	Intangible liabilities, net
Above market leasehold interests	3,827	34.0	3,827	34.8	Intangible liabilities, net
	16,650		16,205
Accumulated amortization	(5,341)		(4,373)
Total	$11,309		$11,832

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following is a summary of the net intangible amortization for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Amortization recorded against rental income related to above or below market leases	$1,682	$1,983	$1,349
Rental expense related to above or below market leasehold interests	521	700	383
Amortization expense related to in place leases and tenant relationships	41,643	40,489	28,662
As of December 31, 2012, the amortization of intangible assets and liabilities for each of the next five years and thereafter is as follows (in thousands):

Year	Assets	Liabilities
2013	$38,213	$1,458
2014	34,823	1,061
2015	31,392	882
2016	28,037	719
2017	23,874	542
Thereafter	126,595	6,647
Total	$282,934	$11,309

6. Receivables and Other Assets
Receivables and other assets consisted of the following as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Accounts and other receivables, net	$13,317	$12,658
Tenant note receivable	3,287	—
Deferred financing costs, net	11,006	8,473
Deferred leasing costs, net	10,554	7,895
Lease inducements, net	880	1,166
Straight-line rent receivables, net	39,095	29,627
Prepaid expenses, deposits, equipment and other	6,831	9,281
Total	$84,970	$69,100
During 2012, we capitalized $6.4 million of deferred financing costs associated with the new unsecured credit agreement and term loan.
The tenant note receivable is for a loan to a tenant for building improvements. The interest rate is 9.0% per annum and beginning in October 2012, the note requires monthly principal and interest payments from the tenant through July 2027. As of December 31, 2012, this tenant’s note is current and we have not provided for any allowance for losses, and we have had no impairment with respect to this note.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following is a summary of amortization for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Amortization expense related to deferred leasing costs	$1,868	$1,139	$720
Interest expense related to deferred financing costs	3,861	3,540	2,119
Amortization recorded against rental income related to lease inducements	269	165	207
As of December 31, 2012, the amortization of deferred leasing costs, deferred financing costs, and lease inducements for each of the next five years and thereafter is as follows (in thousands):

Year	Amount
2013	$5,826
2014	4,924
2015	4,519
2016	2,596
2017	1,564
Thereafter	3,011
Total	$22,440

7. Assets Held for Sale and Discontinued Operations
Subsequent to December 31, 2012, we classified one of our properties as held for sale as we committed to an approved plan to seek to dispose of the property. The sale of the property is expected to occur within one year. The table below reflects the results of operations of the property classified as held for sale, which are included in discontinued operations in our consolidated statements of operations for each of the three years ended December 31, 2012, 2011, and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Revenues:
Rental income	$2,264	$2,261	$2,416
Expenses:
Rental	261	277	355
Depreciation and amortization	921	991	1,062
Total expenses	1,182	1,268	1,417
Income before other income (expense)	1,082	993	999
Other income (expense):
Interest expense related to debt	(514)	(573)	(810)
Income from discontinued operations	$568	$420	$189

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

8. Debt
Debt consisted of the following as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
Unsecured revolving credit facility	$72,000	$—
Unsecured term loans	455,000	—
Fixed rate mortgages	382,456	461,248
Variable rate mortgages	—	49,810
Secured real estate term loan	125,500	125,500
	1,034,956	636,558
Net premium	2,403	2,591
Total	$1,037,359	$639,149
$875.0 million Unsecured Credit Agreement
On March 29, 2012, we entered into a $875.0 million unsecured credit agreement to obtain a $575.0 million unsecured revolving credit facility and a $300.0 million unsecured term loan. The $875.0 million unsecured credit agreement matures on March 29, 2016 and includes a one-year extension option, subject to certain conditions. The $875.0 million unsecured credit agreement replaced the former $575.0 million unsecured credit agreement that would have matured in May 2014.
The actual amount of credit available under the $875.0 million unsecured credit agreement is a function of certain loan-to-value and debt service coverage ratios. The maximum principal amount may be increased, subject to such additional financing being offered and provided by existing lenders or new lenders.
Borrowings under the $575.0 million unsecured revolving credit facility accrue interest at a rate per annum equal to adjusted LIBOR plus a margin ranging from 1.10% to 1.75% per annum based on our credit rating. We also pay a facility fee ranging from 0.20% to 0.50% per annum on the aggregate commitments under the unsecured revolving credit facility. As of December 31, 2012, the margin associated with borrowings was 1.55% per annum and the facility fee was 0.35% per annum. As of December 31, 2012, $72.0 million was outstanding and the interest rate was 2.14% per annum.
Subsequent to the end of the year, we increased the unsecured revolving credit facility by $75.0 million to $650.0 million. No other terms of the unsecured credit agreement were changed.
Borrowings under the $300.0 million unsecured term loan accrue interest at a rate per annum equal to adjusted LIBOR plus a margin ranging from 1.30% to 2.25% per annum based on our credit rating. The margin associated with borrowings as of December 31, 2012 was 1.85% per annum.
On March 29, 2012, we entered into a $200.0 million interest rate swap that matures on March 29, 2017, and on May 21, 2012, we entered into a $100.0 million interest rate swap that matures on June 15, 2016. These swaps fix the interest rate on our $300.0 million unsecured term loan at 2.95% per annum, based on our current credit rating.
Former $575.0 million Unsecured Credit Agreement
During the three months ended March 31, 2012, we had draws of $182.0 million in order to fund acquisitions which we repaid in March 2012. Our former $575.0 million unsecured credit agreement was terminated in conjunction with the execution of the $875.0 million unsecured credit agreement.
$155.0 million Unsecured Term Loan
On July 20, 2012, we entered into a $155.0 million unsecured term loan that matures on July 19, 2019. The interest rate is equal to LIBOR plus a margin ranging from 1.55% to 2.40% per annum based on our credit rating. The margin associated with the borrowings as of December 31, 2012 was 2.00% per annum.
On June 4, 2012, we entered into a $50.0 million interest rate swap that matures on July 17, 2019, and on November 1, 2012, we entered into a $105.0 million interest rate swap that matures on July 17, 2019. These swaps fix the interest rate on our $155.0 million unsecured term loan at 3.29% per annum, based on our current credit rating.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

$300.0 million Unsecured Senior Notes
Subsequent to the end of the year, we issued $300.0 million of unsecured senior notes with an interest of 3.70% per annum.
Fixed Rate Mortgages
As of December 31, 2012, we had fixed rate mortgages with interest rates ranging from 4.90% to 12.75% per annum and a weighted average interest rate of 5.92% per annum.
Secured Real Estate Term Loan
On February 1, 2011, we entered into a $125.5 million secured real estate term loan. The secured real estate term loan matures on December 31, 2013 and includes two 12-month extension options, subject to the satisfaction of certain conditions. The interest rate is equal to one-month LIBOR plus 2.35% per annum, which equated to 2.57% per annum as of December 31, 2012. The secured real estate term loan is secured by 25 buildings within 12 property portfolios in 13 states. We have guaranteed 25% of the principal balance (or $31.4 million) and 100% of the interest.
On November 3, 2010, we entered into a $75.0 million interest rate swap that matures on December 31, 2013. After giving effect to the impact of the interest rate swap, which fixes the rate at 3.42% per annum on $75.0 million of the secured real estate term loan, the weighted average interest rate is 3.08% per annum as of December 31, 2012.
Subsequent to the end of the year, we repaid in full the secured real estate term loan and terminated the associated interest rate swap.
Future Debt Maturities
As of December 31, 2012, the principal payments due on our debt for each of the next five years and thereafter is as follows (in thousands):

Year	Amount
2013	$156,906
2014	6,392
2015	72,625
2016	476,696
2017	99,963
Thereafter	222,374
Total	$1,034,956
The above scheduled debt maturities does not include the available extensions as discussed above.
We are required by the terms of the applicable credit agreements to meet various affirmative and negative covenants that we believe are customary for these types of facilities, such as limitations on the incurrence of debt by us and our subsidiaries that own unencumbered assets, limitations on the nature of our business, and limitations on distributions by us and our subsidiaries that own unencumbered assets. The credit agreements also impose a number of financial covenants on us, such as a maximum ratio of total indebtedness to total asset value, a minimum ratio of EBITDA to fixed charges, a minimum tangible net worth covenant, a maximum ratio of unsecured indebtedness to unencumbered asset value, rent coverage ratios and a minimum ratio of unencumbered net operating income to unsecured interest expense. As of December 31, 2012, we believe that we were in compliance with all such financial covenants and reporting requirements. In addition, certain credit agreements include events of default provisions that we believe are customary for these types of facilities, including restricting us from making distributions in the event we are in default.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

9. Derivative Financial Instruments
ASC 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We utilize derivatives, such as fixed interest rate swaps and caps, to add stability to interest expense and to manage our exposure to interest rate movements. Consistent with ASC 815, we record derivative financial instruments on our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. ASC 815 permits special hedge accounting if certain requirements are met. Hedge accounting allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged item(s) or to be deferred in other comprehensive income.
As of December 31, 2012 and 2011, none of our derivatives were designated as fair value hedges or cash flow hedges. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the hedge accounting requirements of ASC 815.
The following table lists the derivative financial instruments held by us as of December 31, 2012 (in thousands):

Notional Amount	Index	Rate	Fair Value	Instrument	Maturity
$17,304	LIBOR	3.79%	$(459)	Swap	9/28/2013
75,000	LIBOR	1.07	(659)	Swap	12/31/2013
200,000	LIBOR	1.23	(5,180)	Swap	3/29/2017
100,000	LIBOR	0.86	(1,310)	Swap	6/15/2016
50,000	LIBOR	1.39	(909)	Swap	7/17/2019
105,000	LIBOR	1.24	(853)	Swap	7/17/2019
The following table lists the derivative financial instruments held by us as of December 31, 2011 (in thousands):

Notional Amount		Index	Rate	Fair Value	Instrument	Maturity
$16,578		LIBOR	3.79%	$(946)	Swap	9/28/2013
75,000		LIBOR	1.07	(846)	Swap	12/31/2013
9,330	(a)	LIBOR	2.00	89	Cap	12/31/2014
As of December 31, 2012 and 2011, the fair value of our derivative financial instruments was as follows (in thousands):

	Asset Derivatives				Liability Derivatives
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
Derivatives Not Designated as Hedging Instruments:	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	n/a	n/a	n/a	n/a	Derivative financial instruments	$9,370	Derivative financial instruments	$1,792
Interest rate cap (a)	Receivables and other assets	$—	Receivables and other assets	$89	n/a	n/a	n/a	n/a
(a) The associated mortgage loans were paid off in April and May 2012.
For the years ended December 31, 2012, 2011 and 2010, the derivative financial instruments had the following effect on our consolidated statements of operations (in thousands):

Derivatives Not Designated as Hedging Instruments:	Location of (Loss) Gain Recognized	Year Ended December 31,
		2012	2011	2010
Interest rate swaps	Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	$(7,578)	$(562)	$6,461
Interest rate cap	Interest related to derivative financial instruments and net change in fair value of derivative financial instruments	(89)	(294)	(507)

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

We have agreements with each of our interest rate swap derivative counterparties that contain a provision whereby if we default on certain of our unsecured indebtedness, then our counterparties could declare us in default on our interest rate swap derivative obligations resulting in an acceleration of the indebtedness. In addition, we are exposed to credit risk in the event of non-performance by our derivative counterparties. We believe we mitigate the credit risk by entering into agreements with credit-worthy counterparties. We record counterparty credit risk valuation adjustments on interest rate swap derivative assets in order to properly reflect the credit quality of the counterparty. In addition, our fair value of interest rate swap derivative liabilities is adjusted to reflect the impact of our credit quality. As of December 31, 2012, there have been no termination events or events of default related to the interest rate swaps.

10. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability at our properties that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In our opinion, these matters are not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

11. Redeemable Noncontrolling Interest of Limited Partners
As of December 31, 2012 and 2011, we owned an approximately 85.7% general partner interest in a subsidiary limited partnership. Redeemable noncontrolling interests are accounted for in accordance with ASC 480 at the greater of their carrying amount or redemption value at the end of each reporting period. Changes in the redemption value from the purchase date to the earliest redemption date are accreted using the straight-line method. Additionally, as the noncontrolling interests provide for redemption features not solely within the control of the issuer, we classify such interests outside of permanent equity. The carrying amount was higher than the redemption value as of December 31, 2012. The following table lists the activity of the redeemable noncontrolling interests for the years ended December 31, 2012 and 2011 (in thousands):

Amount
Balance as of December 31, 2010	$2,302
Net income attributable to noncontrolling interests	30
Distributions	(134)
Balance as of December 31, 2011	2,198
Net income attributable to noncontrolling interests	40
Distributions	(278)
Balance as of December 31, 2012	$1,960

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12. Partners’ Capital
Description of Partnership Agreement and Partnership Units
HTALP is made up of a sole general partner, HTA, and limited partners comprised of individual physician investors who exchanged their ownership interests in a medical office building for partnership units and certain of our directors, executive officers and their affiliates, who hold LTIP units (as defined below).
As the sole general partner, HTA has the exclusive power to manage and conduct the business of HTALP.
The partnership agreement of HTALP provides that it will distribute cash flow from operations and net sales proceeds to its partners in accordance with their overall ownership interests at such times and in such amounts as the general partner determines. Except for certain LTIP units that have not reached full capital account parity, distributions are made such that a holder of one unit will receive annual distributions from HTALP in an amount equal to the annual dividends paid to the holder of one of HTA’s shares.
In addition, for each share of common stock issued or redeemed by HTA, HTALP issues or redeems a corresponding number of units.
Common Stock Transactions of HTA
Offerings
Subsequent to December 31, 2012, HTA commenced an at-the-market offering of Class A common stock with an aggregate sales price of up to $250.0 million.
From September 20, 2006 to February 28, 2011, HTA completed two public offerings of shares of common stock for $10.00 per share. In aggregate, HTA received and accepted subscriptions in initial and follow-on offerings for 220,673,545 shares of common stock, or $2.2 billion, excluding shares of common stock issued under the DRIP.
Tender Offer
On June 6, 2012, HTA commenced a modified “Dutch Auction” cash tender offer, or the Tender Offer, to purchase up to $150.0 million in value of Class A common stock. As a result of the Tender Offer, on July 25, 2012, HTA purchased 14,850,964 shares of Class A common stock at a purchase price of $10.10 per share, for an aggregate cost of $152.9 million, including fees and expenses.
Dividend Reinvestment Plan
HTA had a dividend reinvestment plan, or DRIP, whereby stockholders could have their dividends reinvested in common stock at $9.50 per share. In connection with the Listing, HTA terminated the DRIP. For the years ended December 31, 2012, 2011 and 2010, $31.9 million, $75.9 million and $56.6 million, respectively, in dividends were reinvested and 3,362,473, 7,985,655 and 5,952,683 shares of common stock, respectively, were issued under the DRIP.
Stock Repurchase Plan
HTA had a share repurchase plan whereby stockholders could sell their shares of common stock to HTA in limited circumstances. In connection with the Listing, HTA terminated the share repurchase plan. For the year ended December 31, 2012, HTA repurchased 3,070,013 shares of common stock at an average price of $9.80 per share, for an aggregate amount of $30.1 million. For the year ended December 31, 2011, HTA repurchased 3,882,619 shares of common stock at an average price of $9.70 per share, for an aggregate amount of $37.7 million. For the year ended December 31, 2010, HTA repurchased 5,448,260 shares of common stock at an average price of $9.52 per share, for an aggregate amount of $51.9 million.
On August 6, 2012, HTA’s Board of Directors approved a new stock repurchase program to purchase up to $100.0 million of Class A common stock from time to time prior to August 5, 2014. During the year ended December 31, 2012, HTA did not repurchase any Class A common shares and $100.0 million of repurchase capacity remained available under the program.
Dividends
Subsequent to December 31, 2012, HTA paid cash dividends of $95.6 million to Class A and B common stockholders.
Subsequent to December 31, 2012, HTA’s Board of Directors authorized quarterly cash dividends of $0.14375 per share on all Class A and B common stock.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amended and Restated 2006 Incentive Plan and 2006 Independent Directors Compensation Plan
The Amended and Restated 2006 Plan, or the Plan, permits the grant of incentive awards to employees, officers, non-employee directors, and consultants as selected by the Board of Directors or the Compensation Committee of HTA. The Plan authorizes the granting of awards in any of the following forms: options, stock appreciation rights, restricted stock, restricted or deferred stock units, performance awards, dividend equivalents, other stock-based awards, including units in the Operating Partnership, and cash-based awards. The service period is generally three or four years. Subject to adjustment as provided in the Plan, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the Plan is 10,000,000. As of December 31, 2012, there were 5,512,000 shares available for grant under the Plan.
Long-Term Incentive Program of Partnership Units
On May 16, 2012, HTA’s Board of Directors’ Compensation Committee approved a long-term incentive program, or LTIP, for the benefit of HTA’s executive officers, non-employee directors and other employees selected to participate in the program. Awards under the LTIP consist of Series C units in the Operating Partnership, and are subject to the achievement of certain performance and market conditions in order to vest. These non-vested awards are entitled to certain distributions. Upon meeting certain conditions, the Series C units will be converted into common units of the Operating Partnership and may be converted into shares of HTA common stock in accordance with the Amended and Restated Limited Partnership Agreement. ASC 718 establishes accounting and reporting standards for LTIP awards. With the assistance of our independent valuation specialists, we utilized a Monte Carlo simulation to calculate the grant date fair value of the awards using the following assumptions:

2012 Assumptions
Volatility	21.25% - 22.64%
Dividend yield	5.80%
Expected term in years	0.61 - 0.82
Risk-free rate	0.436% - 0.576%
Stock price (per share)	$9.92 - $9.97
For the year ended December 31, 2012, we recognized compensation expense of $10.4 million related to grants of LTIP awards, which was recorded in listing expense in our consolidated statements of operations. As of December 31, 2012, there was $3.2 million of unrecognized expense that will be recognized over a remaining period of 0.2 years. The unrecognized expense does not include $4.5 million of expense associated with 450,000 units that will only vest as a result of a change in control of the Company. We will not recognize any expense associated with these units until such event occurs or is probable.
As of December 31, 2012, all of the LTIP units remained unvested. The following is a summary of activity of the LTIP units during 2012:

	LTIP Units	Weighted Average Grant Date Fair Value
Balance as of December 31, 2011	—	$—
Granted	2,900,000	6.25
Vested	—	—
Forfeited	—	—
Balance as of December 31, 2012	2,900,000	$6.25
Restricted Common Stock and Units
Prior to the Listing, HTA issued and/or redeemed each share of restricted common stock and restricted common stock units that had been granted under the Plan at $10.00 per share. Subsequent to the Listing, the fair value of each share of restricted common stock and restricted common stock units is the closing price of HTA’s common stock on the NYSE on the proceeding day. The weighted average fair value of restricted common stock and restricted common stock units granted during the years ended December 31, 2012, 2011 and 2010 was $9.98, $10.00 and $10.00, respectively. The fair value of restricted common stock and restricted common stock units for which the restriction lapsed during the years ended December 31, 2012, 2011 and 2010 was $8.7 million, $1.6 million and $0.9 million.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In connection with awards of common shares granted by HTA to its employees under the Plan, HTALP issues to HTA an equal number of equity instruments with the same terms and conditions. For the year ended December 31, 2012, we recognized compensation expense of $7.0 million, of which $0.8 million was recorded in general and administrative expenses, $4.7 million in listing expenses and $1.5 million in non-traded REIT expenses in our consolidated statements of operations. In connection with the Listing, previously issued restricted shares of certain executives and the Board of Directors were accelerated and became fully vested. For the year ended December 31, 2011, we recognized compensation expense of $3.2 million, which was recorded in non-traded REIT expense in our consolidated statements of operations. For the year ended December 31, 2010, we recognized compensation expense of $1.3 million, which was recorded in non-traded REIT expense in our consolidated statements of operations.
As of December 31, 2012, there was approximately $3.3 million of total unrecognized compensation expense net of estimated forfeitures, related to nonvested shares of restricted common stock which will be recognized over a remaining weighted average period of 2.8 years.
The following is a summary of activity of restricted common stock and units during 2012:

	Restricted Common Stock/Units	Weighted Average Grant Date Fair Value
Balance as of December 31, 2011	616,500	$10.00
Granted	711,500	9.98
Vested	(875,000)	9.99
Forfeited	(76,500)	10.00
Balance as of December 31, 2012	376,500	$9.98

13. Fair Value of Financial Instruments
ASC 820 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, as opposed to a transaction-specific measurement.
Fair value is defined by ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Financial assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 — Unobservable inputs, only used to the extent that observable inputs are not available, reflect our assumptions about the pricing of an asset or liability.
ASC 825, Financial Instruments, or ASC 825, requires disclosure of fair value of financial instruments in interim financial statements as well as in annual financial statements.
We use fair value measurements to record fair value of certain assets and to estimate fair value of financial instruments not recorded at fair value but required to be disclosed at fair value.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Financial Instruments Reported at Fair Value
Derivative Financial Instruments
Currently, we use interest rate swaps to manage interest rate risk associated with variable rate debt. The valuation of these instruments is determined with the assistance of an independent valuation specialist using a proprietary model that utilizes widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative, and observable inputs. As such, we classify these inputs as Level 2. The proprietary model reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps and interest rate caps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.
To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.
Although we have determined that the majority of the inputs used to value our interest rate swaps and interest rate cap derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our interest rate swap derivative positions and have determined that the credit valuation adjustments are not significant to their overall valuation. As a result, we have determined that our interest rate swaps and interest rate cap derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Earnout Liability
The potential earnout liability was associated with a property that we purchased in the third quarter of 2010, which was subject to an earnout provision. Payment of the earnout was contingent on the future leasing and occupancy of the vacant space. The contingent liability was valued based on our judgment as to the probability of the predetermined formula obligating us to pay additional consideration to the seller over a 24 month period, which is Level 3 in the fair value hierarchy. During the year ended December 31, 2012, we paid the seller $0.3 million, which decreased the fair value of the potential liability to $2.2 million and the 24 month earnout period expired in August 2012. During the year ended December 31, 2011, there was no change in the fair value of the liability.
Assets and Liabilities at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, aggregated by the level in the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1 )	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative financial instruments	$—	$—	$—	$—
Total assets at fair value	$—	$—	$—	$—
Liabilities
Derivative financial instruments	$—	$(9,370)	$—	$(9,370)
Total liabilities at fair value	$—	$(9,370)	$—	$(9,370)

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2011, aggregated by the level in the fair value hierarchy (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1 )	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Derivative financial instruments	$—	$89	$—	$89
Total assets at fair value	$—	$89	$—	$89
Liabilities
Derivative financial instruments	$—	$(1,792)	$—	$(1,792)
Earnout liability	—	—	(2,481)	(2,481)
Total liabilities at fair value	$—	$(1,792)	$(2,481)	$(4,273)
There have been no transfers of assets or liabilities between levels. We will record any such transfers at the end of the reporting period in which a change of event occurs that results in a transfer.
Financial Instruments Disclosed at Fair Value
ASC 825 requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheet. Fair value is defined under ASC 820.
Our accompanying consolidated balance sheets include the following financial instruments: real estate notes receivable (net), cash and cash equivalents, accounts and other receivables (net), restricted cash and escrow deposits, tenant note receivable, debt (net), and accounts payable and accrued liabilities.
We consider the carrying values of cash and cash equivalents, accounts and other receivables (net), restricted cash and escrow deposits, and accounts payable and accrued liabilities to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. All of these financial instruments are considered Level 2.
The fair value of the real estate notes receivable and tenant note receivable are estimated by discounting the expected cash flows on the notes at current rates at which management believes similar loans would be made. The fair value of the debt (net) is estimated using borrowing rates available to us with similar terms and maturities.

	Fair Value	December 31, 2012		December 31, 2011
	Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Real estate notes receivable	2	$20,000	$20,000	$57,459	$64,046
Tenant note receivable	2	3,287	3,337	—	—
Debt, net	2	1,037,359	1,087,168	639,149	687,862

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14. Per Unit Data
We report earnings (losses) per unit pursuant to ASC 260, Earnings Per Share, or ASC 260. Basic earnings (losses) per unit attributable for each of the years ended December 31, 2012, 2011 and 2010 are computed by dividing net income by the weighted average number of units outstanding during the year. Diluted earnings (losses) per unit are computed based on the weighted average number of units and all potentially dilutive securities, if any. The following reconciliation is in thousands, except per unit data:

	Year Ended December 31,
	2012	2011	2010
Numerator:
Income (loss) from continuing operations attributable to controlling interest	$(24,976)	$5,143	$(8,083)
Discontinued operations	568	420	189
Net income (loss) attributable to controlling interest	$(24,408)	$5,563	$(7,894)
Denominator:
Weighted average number of units outstanding — basic	224,681	224,056	165,715
Dilutive units	—	—	—
Weighted average number of units outstanding — diluted	224,681	224,056	165,715
Basic and diluted earnings (losses) per unit attributable to controlling interest:
Income (loss) from continuing operations attributable to controlling interest	$(0.11)	$0.02	$(0.05)
Discontinued operations	0.00	0.00	0.00
Net income (loss) attributable to controlling interest	$(0.11)	$0.02	$(0.05)

15. Supplemental Cash Flow Information
The following is the supplemental cash flow information for the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Interest paid	$38,560	$38,288	$30,438
Income taxes paid	1,090	1,045	345

Supplemental Disclosure of Noncash Activities:
Investing Activities:
Accrued capital expenditures	$1,575	$5,448	$2,768
Note receivable included in the consideration for the acquisition of a building	37,264	—	—
The following represents the significant increase (decrease) in certain assets and liabilities in connection with our acquisitions of operating properties:
Debt, net	$—	$6,657	$190,294
Net change in security deposits, prepaid rent and other liabilities	—	—	14,552
Issuance of units in connection with an acquisition	—	—	1,557
Financing Activities:
Issuance of units under the DRIP	$31,916	$75,864	$56,551
Distributions declared, but not paid, including units issued under the DRIP	30,959	14,120	12,317
Adjustment to redeemable noncontrolling interests	—	—	(275)

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

16. Future Minimum Rent
Rental Income
We have operating leases with tenants that expire at various dates through 2037 and in some cases subject to scheduled fixed increases or adjustments based on the consumer price index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2012 for each of the next five years and thereafter is as follows (in thousands):

Year	Amount
2013	$228,236
2014	215,606
2015	201,224
2016	185,694
2017	164,542
Thereafter	749,786
Total	$1,745,088
A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2012, 2011 and 2010, the amount of contingent rent earned by us was not significant.
Rental Expense
We have ground leases and other operating leases with landlords that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases have terms up to 99 years, excluding extension options. Operating lease obligations also include our corporate and regional offices. Future minimum lease obligations under non-cancelable ground leases and other operating leases as of December 31, 2012 for each of the next five years and thereafter is as follows (in thousands):

Year	Amount
2013	$3,751
2014	3,772
2015	3,573
2016	3,377
2017	3,409
Thereafter	270,001
Total	$287,883
During the years ended December 31, 2012, 2011 and 2010, rental expense was $4.2 million, $3.6 million and $2.4 million, respectively. The amount of contingent rent and sublease rent was not significant.

17. Concentration of Credit Risk
For the years ended December 31, 2012, 2011, and 2010, none of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income.
As of December 31, 2012, we had bank cash balances of $3.4 million in excess of Federal Deposit Insurance Corporation insured limits. Our concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained upon lease execution. In addition, we evaluate tenants in connection with the acquisition of a property.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

18. Related Party Transactions
Transition: Self-Management
Prior to our transition to a self-managed company, we were externally advised pursuant to an advisory agreement with our former advisor that expired in September 2009. On October 18, 2010, we and our former advisor and certain of its affiliates entered into a redemption, termination and release agreement, or the Redemption Agreement. Pursuant to the Redemption Agreement, we purchased the limited partner interest, including all rights with respect to a subordinated distribution upon the occurrence of specified liquidity events and other rights held by our former advisor, for $8.0 million, of which $7.3 million is reflected in our consolidated statement of operations for the year ended December 31, 2010. In addition, pursuant to the Redemption Agreement the parties resolved all monetary claims and other matters between them, and entered into certain mutual and other releases of the parties. We believe that the execution of the Redemption Agreement represented the final stage of our successful separation from our former advisor.
Liquidity Stage
Disposition Fee
We paid no disposition fees to our former advisor under the terms of the Advisory Agreement. In addition, we have no obligation to pay any disposition fees to our former advisor in the future.
Subordinated Participation Interest
Pursuant to the terms of the partnership agreement for our operating partnership, as amended on November 14, 2008, our former advisor had the right to receive a subordinated distribution upon the occurrence of certain liquidity events based on the value of our assets owned at the time the Advisory Agreement was terminated plus any assets acquired after such termination for which our former advisor received an acquisition fee. On October 18, 2010, this right was purchased along with our former advisor’s units pursuant to the Redemption Agreement as discussed above. As a result, our former advisor no longer has the right to receive any subordinated distributions.

PART IV
HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

	Balance at Beginning of Period	Charged to Expenses	Adjustments to Valuation Accounts	Deductions	Balance at End of Period
2010 - Allowance for doubtful accounts	$1,222	$1,022	$—	$(318)	$1,926
2011 - Allowance for doubtful accounts	1,926	1,447	—	(1,875)	1,498
2012 - Allowance for doubtful accounts	1,498	1,064	—	(394)	2,168

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION

The following schedule presents our total real estate investments and accumulated depreciation for our operating properties as of December 31, 2012 (in thousands):

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Gross Amount at Which Carried at Close of Period
		Encumbrances	Land	Buildings, Improvements and Fixtures		Land	Buildings, Improvements and Fixtures	Total (b)	Accumulated Depreciation(d)	Date of Construction	Date Acquired	Life on Which Building Depreciation in Income Statement is Computed (e)
Southpointe Office Parke and Epler Parke (Medical Office)	Indianapolis, IN	$12,008	$3,746	$14,476	$758	$3,746	$15,234	$18,980	(3,185)	1991-2002	1/2007	39
Crawfordsville Medical Office Park and Athens Surgery Center (Medical Office)	Crawfordsville, IN	4,158	699	5,474	150	699	5,624	6,323	(1,151)	1998-2000	1/2007	39
The Gallery Professional Building (Medical Office)	St. Paul, MN	5,873	1,157	5,009	3,188	1,157	8,197	9,354	(2,115)	1979	3/2007	39
Lenox Office Park, Building G (Office)	Memphis, TN	11,735	1,670	13,626	(853)	1,670	12,773	14,443	(2,300)	2000	3/2007	39
Commons V Medical Office Building (Medical Office)	Naples, FL	9,376	4,173	9,070	178	4,173	9,248	13,421	(1,567)	1991	4/2007	39
Yorktown Medical Center and Shakerag Medical Center (Medical Office)	Peachtree City and Fayetteville, GA	13,091	3,545	15,792	2,622	3,545	18,414	21,959	(3,506)	1987-1994	5/2007	39
Thunderbird Medical Plaza (Medical Office)	Glendale, AZ	13,357	3,842	19,680	3,253	3,842	22,933	26,775	(4,676)	1975-1987	5/2007	39
Triumph Hospital Northwest and Triumph Hospital Southwest (Healthcare Related Facility)	Houston and Sugarland, TX	—	3,047	28,550	238	3,047	28,788	31,835	(6,443)	1986-1989	6/2007	39
Gwinnett Professional Center (Medical Office)	Lawrenceville, GA	5,200	1,290	7,246	1,090	1,290	8,336	9,626	(1,610)	1985	7/2007	39
1 and 4 Market Exchange (Medical Office)	Columbus, OH	10,093	2,326	17,208	1,165	2,326	18,373	20,699	(2,664)	2001-2003	8/2007	39
Kokomo Medical Office Park (Medical Office)	Kokomo, IN	8,147	1,779	9,613	358	1,779	9,971	11,750	(2,096)	1992-2003	8/2007	39
St. Mary Physicians Center (Medical Office)	Long Beach, CA	—	1,815	10,242	212	1,815	10,454	12,269	(1,512)	1992	9/2007	39
2750 Monroe Boulevard (Office)	Valley Forge, PA	—	2,323	22,631	5,423	2,323	28,054	30,377	(4,228)	1985	9/2007	39
East Florida Senior Care Portfolio (Healthcare Related Facility)	Jacksonville, Winter Park and Sunrise, FL	—	10,078	34,870	1	10,078	34,871	44,949	(8,449)	1985-1989	9/2007	39
Northmeadow Medical Center (Medical Office)	Roswell, GA	—	1,245	9,109	148	1,245	9,257	10,502	(1,817)	1999	11/2007	39
Tucson Medical Office Portfolio (Medical Office)	Tucson, AZ	—	1,309	17,574	686	1,309	18,260	19,569	(3,350)	1970-1994	11/2007	39
Lima Medical Office Portfolio (Medical Office)	Lima, OH	—	701	19,052	780	701	19,832	20,533	(3,654)	1920-2004	12/2007	39
Highlands Ranch Park Plaza (Medical Office)	Highlands Ranch, CO	8,114	2,240	10,426	1,370	2,240	11,796	14,036	(2,325)	1983-1985	12/2007	39
Park Place Office Park (Medical Office)	Dayton, OH	—	1,987	11,341	1,182	1,987	12,523	14,510	(2,710)	1987-2002	12/2007	39

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION — (Continued)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Gross Amount at Which Carried at Close of Period
		Encumbrances	Land	Buildings, Improvements and Fixtures		Land	Buildings, Improvements and Fixtures	Total (b)	Accumulated Depreciation(d)	Date of Construction	Date Acquired	Life on Which Building Depreciation in Income Statement is Computed (e)
Chesterfield Rehabilitation Center (Medical Office)	Chesterfield, MO	—	4,212	27,901	770	4,313	28,570	32,883	(4,112)	2007	12/2007	39
Medical Portfolio 1 (Medical Office)	Overland, KS and Largo, Brandon, and Lakeland, FL	21,439	4,206	28,373	2,244	4,206	30,617	34,823	(5,493)	1978-1997	2/2008	39
Fort Road Medical Building (Medical Office)	St. Paul, MN	—	1,571	5,786	421	1,571	6,207	7,778	(1,004)	1981	3/2008	39
Liberty Falls Medical Plaza (Medical Office)	Township, OH	—	842	5,640	624	842	6,264	7,106	(1,258)	2008	3/2008	39
Cypress Station Medical Office Building (Medical Office)	Houston, TX	—	1,345	8,312	634	1,345	8,946	10,291	(1,559)	1981-2006	3/2008	39
Vista Professional Center (Medical Office)	Lakeland, FL	—	1,082	3,588	96	1,082	3,684	4,766	(772)	1996-1998	3/2008	39
Senior Care Portfolio 1 (Healthcare Related Facility)	Arlington, Galveston, Port Arthur and Texas City, TX and Lomita and El Monte, CA	—	4,871	30,002	—	4,871	30,002	34,873	(4,419)	1959-1994	Various	39
Amarillo Hospital (Healthcare Related Facility)	Amarillo, TX	—	1,110	17,688	5	1,110	17,693	18,803	(2,322)	2007	5/2008	39
5995 Plaza Drive (Office)	Cypress, CA	14,644	5,109	17,961	342	5,109	18,303	23,412	(3,022)	1986	5/2008	39
Nutfield Professional Center (Medical Office)	Derry, NH	9,169	1,075	10,320	420	1,075	10,740	11,815	(1,389)	1963-1996	6/2008	39
SouthCrest Medical Plaza (Medical Office)	Stockbridge, GA	10,917	4,259	14,636	261	4,259	14,897	19,156	(2,918)	2005-2006	6/2008	39
Medical Portfolio 3 (Medical Office)	Indianapolis, IN	—	9,355	70,259	8,947	9,355	79,206	88,561	(15,646)	1988-1996	6/2008	39
Academy Medical Center (Medical Office)	Tucson, AZ	3,166	1,193	6,106	1,154	1,193	7,260	8,453	(1,384)	1975-1985	6/2008	39
Decatur Medical Plaza (Medical Office)	Decatur, GA	—	3,166	6,862	348	3,166	7,210	10,376	(1,142)	1976	6/2008	39
Medical Portfolio 2 (Medical Office)	O’Fallon and St. Louis, MO and Keller and Wichita Falls, TX	24,609	5,360	33,506	787	5,360	34,293	39,653	(5,768)	1957-2006	Various	39
Renaissance Medical Centre (Medical Office)	Bountiful, UT	18,989	3,701	24,442	173	3,701	24,615	28,316	(2,988)	2004	6/2008	39
Oklahoma City Medical Portfolio (Medical Office)	Oklahoma City, OK	—	—	25,976	1,945	—	27,921	27,921	(3,950)	1991-2007	9/2008	39
Medical Portfolio 4 (Medical Office)	Phoenix, AZ, Parma and Jefferson West, OH, and Waxahachie, Greenville, and Cedar Hill, TX	7,508	2,632	38,652	2,274	2,632	40,926	43,558	(6,063)	1972-2007	Various	39
Mountain Empire Portfolio (Medical Office)	Kingsport and Bristol, TN and Pennington Gap and Norton, VA	—	804	20,149	1,004	804	21,153	21,957	(4,286)	1976-2007	9/2008	39
Mountain Plains — TX (Medical Office)	San Antonio and Webster, TX	—	1,248	34,857	141	1,248	34,998	36,246	(4,695)	1998-2006	12/2008	39
Marietta Health Park (Medical Office)	Marietta, GA	7,200	1,276	12,197	415	1,276	12,612	13,888	(2,000)	2000	12/2008	39
Wisconsin Medical Portfolio 1	Milwaukee, WI	—	1,980	26,032	—	1,980	26,032	28,012	(4,533)	1964-2007	2/2009	39
Wisconsin Medical Portfolio 2	Franklin, WI	9,704	1,574	31,655	—	1,574	31,655	33,229	(4,542)	2001-2004	5/2009	39
Greenville Hospital Portfolio	Greenville, SC	69,370	3,952	135,776	1,642	3,949	137,421	141,370	(13,182)	1974-2009	9/2009	39

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION — (Continued)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Gross Amount at Which Carried at Close of Period
		Encumbrances	Land	Buildings, Improvements and Fixtures		Land	Buildings, Improvements and Fixtures	Total (b)	Accumulated Depreciation(d)	Date of Construction	Date Acquired	Life on Which Building Depreciation in Income Statement is Computed (e)
Mary Black Medical Office Building	Spartanburg, SC	—	—	12,523	(3)	—	12,520	12,520	(1,433)	2006	12/2009	39
Hampden Place Medical Office Building	Englewood, CO	—	3,032	12,553	(78)	3,032	12,475	15,507	(1,380)	2004	12/2009	39
Dallas LTAC Hospital	Dallas, TX	—	2,301	20,627	—	2,301	20,627	22,928	(1,805)	2007	12/2009	39
Smyth Professional Building	Baltimore, MD	—	—	7,760	31	—	7,791	7,791	(926)	1984	12/2009	39
Atlee Medical Portfolio	Coriscana, TX and Ft. Wayne, IN and San Angelo, TX	—	—	17,267	—	—	17,267	17,267	(1,765)	2007-2008	12/2009	39
Denton Medical Rehabilitation Hospital	Denton, TX	—	2,000	11,704	—	2,000	11,704	13,704	(1,207)	2008	12/2009	39
Banner Sun City Medical Portfolio	Sun City, AZ and Sun City West, AZ	—	744	70,035	2,841	744	72,876	73,620	(10,729)	1971-2004	12/2009	39
Camp Creek	Atlanta, GA	—	2,022	12,965	(195)	2,022	12,770	14,792	(1,701)	2006	3/2010	39
King Street	Jacksonville, GA	5,927	—	7,232	(70)	—	7,162	7,162	(631)	2007	3/2010	39
Deaconess Evansville Clinic Portfolio	Evansville, IN	20,519	2,109	36,180	46	2,109	36,226	38,335	(3,566)	1952-2006	3/2010	39
Sugar Land II Medical Office Building	Sugar Land, TX	—	—	9,648	85	—	9,733	9,733	(1,182)	1999	3/2010	39
East Cooper Medical Center	Mount Pleasant, SC	—	2,073	5,939	110	2,073	6,049	8,122	(743)	1992	3/2010	39
Pearland Medical Portfolio	Pearland, TX	—	1,602	7,017	69	1,602	7,086	8,688	(925)	2003-2007	3/2010	39
Hilton Head Medical Portfolio	Hilton Head Island, SC	—	1,333	7,463	(1)	1,333	7,462	8,795	(704)	1996-2010	3/2010	39
NIH @ Triad Technology Center	Baltimore, MD	11,630	—	26,548	—	—	26,548	26,548	(2,005)	1989	3/2010	39
Federal North Medical Office Building	Pittsburgh, PA	—	2,489	30,268	54	2,489	30,322	32,811	(2,373)	1999	4/2010	39
Balfour Concord Portfolio	Denton,TX and Lewisville,TX	—	452	11,384	—	452	11,384	11,836	(990)	2000	6/2010	39
Cannon Park Place	Charleston, SC	—	425	8,651	12	425	8,663	9,088	(630)	1998	6/2010	39
7900 Fannin	Houston, TX	22,152	—	34,764	100	—	34,864	34,864	(2,545)	2005	6/2010	39
Overlook at Eagle’s Landing	Stockbridge, GA	5,237	638	6,685	34	638	6,719	7,357	(607)	2004	7/2010	39
Sierra Vista Medical Office Building	San Luis Obispo, CA	—	—	11,900	1,468	—	13,368	13,368	(1,036)	2009	8/2010	39
Orlando Medical Portfolio	Orlando, FL	—	—	14,226	520	—	14,746	14,746	(1,188)	1998-2000	9/2010	39
Santa Fe Medical Portfolio	Sante Fe, NM	3,421	1,539	11,716	29	1,539	11,745	13,284	(928)	1978-2010	9/2010	39
Rendina Medical Portfolio	Las Vegas, NV and Poughkeepsie, NY and St. Louis, MO and Tucson, AZ and Wellington, FL	18,280	—	68,488	1,610	—	70,098	70,098	(4,850)	2006-2008	9/2010	39
Allegheny HQ Building	Pittsburgh, PA	25,694	1,514	32,368	356	1,514	32,724	34,238	(2,157)	2002	10/2010	39
Raleigh Medical Center	Raleigh, NC	—	1,281	12,530	820	1,281	13,350	14,631	(1,064)	1989	11/2010	39
Columbia Medical Portfolio	Albany, NY, and Latham, NY, and Temple Terrace, FL, Carmel NY, and N. Adams, MA	70,732	9,567	160,696	764	9,567	161,460	171,027	(10,720)	1964-2007	11/2010	39

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION — (Continued)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition (a)	Gross Amount at Which Carried at Close of Period
		Encumbrances	Land	Buildings, Improvements and Fixtures		Land	Buildings, Improvements and Fixtures	Total (b)	Accumulated Depreciation(d)	Date of Construction	Date Acquired	Life on Which Building Depreciation in Income Statement is Computed (e)
Florida Orthopedic ASC	Temple Terrace, FL	—	752	4,211	—	752	4,211	4,963	(322)	2001	12/2010	39
Select Medical LTACH	Augusta, GA and Dallas, TX and Orlando, FL, and Tallahassee, FL	—	12,719	76,186	—	12,719	76,186	88,905	(4,764)	2006-2007	12/2010	39
Phoenix MOB Portfolio	Phoenix, AZ	26,497	1,058	31,865	1,196	1,058	33,061	34,119	(2,585)	1989-2004	12/2010	39
Medical Park of Cary	Cary, NC	—	2,931	19,855	373	2,931	20,228	23,159	(1,641)	1996	12/2010	39
Holston Medical Portfolio	Bristol, TN	—	492	16,374	81	492	16,455	16,947	(1,215)	1983	3/2011	38
Desert Ridge Portfolio	Phoenix, AZ	—	—	27,738	120	—	27,858	27,858	(1,159)	2004-2006	10/2011	39
St. John Providence Medical Office Building	Novi, MI	—	—	42,371	—	—	42,371	42,371	(1,642)	2007	1/2012	39
Camp Creek III	Atlanta, GA	—	939	6,723	—	939	6,723	7,662	(233)	2010	1/2012	39
Penn Avenue	Pittsburgh, PA	—	1,774	38,921	34	1,774	38,955	40,729	(1,158)	1907	3/2012	39
Steward Medical Portfolio	Boston, MA	—	—	88,208	359	2,106	86,461	88,567	(2,292)	1930-2011	3/2012	31
Rush LLC	Oak Park, IL	—	1,096	38,550	—	1,096	38,550	39,646	(551)	2000	8/2012	38
Forest Park Pavilion	Dallas, TX	—	9,670	11,152	—	9,670	11,152	20,822	—	2010	12/2012	39

Total		$507,956	$181,447	$1,988,956	$57,361	$183,651	$2,044,113	$2,227,764	$(235,157)
(a) The cost capitalized subsequent to acquisition is net of dispositions.
(b) The changes in total real estate for the years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance as of the beginning of the year	$1,971,254	$1,902,586	$1,206,478
Acquisitions	239,403	55,017	683,055
Additions	18,761	19,157	13,358
Dispositions	(1,654)	(5,506)	(305)
Balance as of the end of the year	$2,227,764	$1,971,254	$1,902,586

(c)	The aggregate cost of our real estate for federal income tax purposes was $2.6 billion.

(d)	The changes in accumulated depreciation for the years ended December 31, 2012, 2011 and 2010 are as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance as of the beginning of the year	$164,783	$105,123	$56,689
Additions	72,028	65,158	48,737
Dispositions	(1,654)	(5,498)	(303)
Balance as of the end of the year	$235,157	$164,783	$105,123

(e) Tenant improvements are depreciated over the shorter of the lease term or useful life, ranging from one month to 240 months, respectively. Furniture, fixtures and equipment are depreciated over five years.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP
SCHEDULE IV - MORTGAGE LOANS ON REAL ESTATE ASSETS

The following is a summary of our mortgage loans receivable as of December 31, 2012 (in thousands):

Mortgage Loans	Description	Security	Interest Rate		Maturity Date	Periodic Payment Terms	Face Amount of Mortgages	Carrying Amount of Mortgages
MacNeal Hospital Medical Office Building Berwyn, Illinois	Medical Office Building	Property	10.95%	(1)	5/1/2013	(3)	$7,500	$7,500
MacNeal Hospital Medical Office Building Berwyn, Illinois	Medical Office Building	Property	10.95	(1)	5/1/2013	(3)	7,500	7,500
St. Luke’s Medical Office Building Phoenix, Arizona	Medical Office Building	Property	10.85	(2)	5/1/2013	(3)	3,750	3,750
St. Luke’s Medical Office Building Phoenix, Arizona	Medical Office Building	Property	10.85	(2)	5/1/2013	(3)	1,250	1,250
Total							$20,000	$20,000
_______________________________________

(1)	The effective interest rate based on the purchase price of these notes is 14.60% as of December 31, 2012.

(2)	The effective interest rate based on the purchase price of these notes is 14.47% as of December 31, 2012.

(3)	Interest only, with principal due on maturity.
The following shows changes in the carrying amounts of mortgage loans receivable during the years ended December 31, 2012, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance as of the beginning of the year	$57,459	$57,091	$54,763
Additions:
Amortization of discount and capitalized loan costs, net	—	368	2,328
Deductions:
Mortgage loan included in the consideration for the acquisition of a building	(37,264)	—	—
Write-off of capitalized closing costs	(195)	—	—
Balance as of the end of the year	$20,000	$57,459	$57,091

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. HTA’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.
HTA’s charter and bylaws provide that, to the maximum extent permitted by Maryland law in effect from time to time, HTA is obligated to indemnify any present or former director or officer or any individual who, while a director or officer of HTA and at HTA’s request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification. HTA’s charter also permits HTA to indemnify and advance expenses to any person who served a predecessor HTA in any of the capacities described above and to any officer, employee or agent of HTA or a predecessor of HTA.
Maryland law requires a corporation (unless its charter provides otherwise, which HTA’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:
•a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling HTA for liability arising under the Securities Act, HTA has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

HTA has entered into indemnification agreements with each of its executive officers and directors whereby HTA agrees to indemnify such executive officers and directors to the maximum extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. The indemnification agreements require HTA to indemnify the director or officer party thereto, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding, unless it is established that one of the exceptions to indemnification under Maryland law set forth above exists. The indemnification agreements prohibit indemnification in connection with a proceeding that is brought by or in the right of HTA if the director or officer is adjudged liable to HTA.
In addition, HTA’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of HTALP, the partnership in which HTA serves as sole general partner.

ITEM 21. Exhibits.
(a) Exhibits
The list of exhibits filed as part of this registration statement is submitted in the Exhibit Index following the signature page.

ITEM 22. Undertakings.
(a) The undersigned registrants hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual reports of Healthcare Trust of America, Inc. pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) The undersigned registrants hereby undertake to supplement the prospectus, after the expiration of any subscription period, to set forth the results of such subscription offer, any transactions by the underwriters during such subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the applicable prospectus, a post-effective amendment will be filed to set forth the terms of such offering.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(e) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 30th day of August, 2013.

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

Each of the persons whose signature appears below hereby constitutes Scott D. Peters and Kellie S. Pruitt, and each of them or either of them as his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 30th day of August, 2013.

Signatures	Title

/s/ Scott D. Peters	Chief Executive Officer, President and Chairman (Principal Executive Officer)
Scott D. Peters

/s/ Kellie S. Pruitt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Kellie S. Pruitt

/s/ Maurice J. DeWald	Director
Maurice J. DeWald

/s/ W. Bradley Blair, II	Director
W. Bradley Blair, II

/s/ Warren D. Fix	Director
Warren D. Fix

/s/ Larry L. Mathis	Director
Larry L. Mathis

/s/ Gary T. Wescombe	Director
Gary T. Wescombe

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 30th day of August, 2013.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

By:	HEALTHCARE TRUST OF AMERICA, INC. its General Partner

By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman
Each of the persons whose signature appears below hereby constitutes Scott D. Peters and Kellie S. Pruitt, and each of them or either of them as his true and lawful attorney-in-fact with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 30th day of August, 2013.

Signatures	Title

/s/ Scott D. Peters	Chief Executive Officer, President and Chairman (Principal Executive Officer) of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Scott D. Peters

/s/ Kellie S. Pruitt	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Kellie S. Pruitt

/s/ Maurice J. DeWald	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Maurice J. DeWald

/s/ W. Bradley Blair, II	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
W. Bradley Blair, II

/s/ Warren D. Fix	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Warren D. Fix

/s/ Larry L. Mathis	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Larry L. Mathis

/s/ Gary T. Wescombe	Director of Healthcare Trust of America, Inc., general partner of Healthcare Trust of America Holdings, LP
Gary T. Wescombe

EXHIBIT INDEX

3.1	Fourth Articles of Amendment and Restatement (included as Exhibit 3.1 to our Current Report on Form 8-K filed on December 22, 2010 and incorporated herein by reference).
3.2
Amended and Restated Bylaws of Healthcare Trust of America, Inc., effective December 19, 2012 (included as Exhibit 3.1 to Healthcare Trust of America, Inc.'s Current Report on Form 8-K filed December 19, 2012 and incorporated herein by reference).

3.3*	Certificate of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P.
3.4*	Certificate of Correction to Certificate of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P.
3.5*	Certificate of Amendment to Certificate of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P.
3.6*	Amendment to the Certificate of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P.
3.7*	Certificate of Amendment to Certificate of Limited Partnership of Grubb & Ellis Healthcare REIT Holdings, LP.
3.8*	Certificate of Amendment to Certificate of Limited Partnership of Healthcare Trust of America Holdings, LP.
3.9
Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, LP (included as Exhibit 10.1 to Healthcare Trust of America, Inc.'s Current Report on Form 8-K filed December 21, 2012 and incorporated herein by reference).

4.1
Healthcare Trust of America, Inc. Share Repurchase Plan, effective August 25, 2008 (included as Exhibit C to Healthcare Trust of America, Inc.’s Post-Effective Amendment No. 14 to the Form S-11 filed on October 23, 2009 and incorporated herein by reference).

4.2
Healthcare Trust of America, Inc. Distribution Reinvestment Plan, effective September 20, 2006 (included as Exhibit B to Healthcare Trust of America, Inc.'s Post-Effective Amendment No. 14 to the Form S-11 filed on October 23, 2009 and incorporated herein by reference).

4.3
Indenture, dated March 28, 2013, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc. and U.S. Bank National Association, as trustee, including the form of 3.70% Senior Notes due 2023 and the guarantee thereof (included as Exhibit 4.1 to Healthcare Trust of America, Inc.'s Current Report on Form 8-K filed March 28, 2013 and incorporated herein by reference).

5.1*	Opinion of O’Melveny & Myers LLP.
5.2*	Opinion of Venable LLP.
8.1*	Opinion of O’Melveny & Myers LLP as to tax matters.
10.1
Agreement of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P. (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on November 9, 2006 and incorporated herein by reference).

10.2
Amendment No. 1 to Agreement of Limited Partnership of Grubb & Ellis Healthcare REIT Holdings, LP (included as Exhibit 10.2 to our Current Report on Form 8-K filed on November 19, 2008 and incorporated herein by reference).

10.3
Amendment No. 2 to Agreement of Limited Partnership of Grubb & Ellis Healthcare REIT Holdings, LP by Healthcare Trust of America, Inc. (formerly known as Grubb & Ellis Healthcare REIT, Inc.) dated as of August 24, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference).

10.4
NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan (including the 2006 Independent Directors Compensation Plan) (included as Exhibit 10.3 to our Registration Statement on Form S-11 (Commission File No. 333-133652) filed on April 28, 2006 and incorporated herein by reference).

10.5
Amendment to the NNN Healthcare/Office REIT, Inc. 2006 Incentive Plan (including the 2006 Independent Directors Compensation Plan) (included as Exhibit 10.4 to Amendment No. 6 to our Registration Statement on Form S-11 (Commission File No. 333-133652) filed on September 12, 2006 and incorporated herein by reference).

10.6
Amendment to the Grubb & Ellis Healthcare REIT, Inc. 2006 Independent Directors’ Compensation Plan, effective January 1, 2009 (included as Exhibit 10.68 in our Annual Report on Form 10-K filed March 27, 2009 and incorporated herein by reference).

10.7
Amendment to the Healthcare Trust of America, Inc. 2006 Independent Directors Compensation Plan, effective as of May 20, 2010 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.8
Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, dated February 24, 2011 (included as Exhibit 10.1 to our Current Report on Form 8-K filed March 2, 2011 and incorporated herein by reference).

10.9
Employment Agreement between Grubb & Ellis Healthcare REIT, Inc. and Scott D. Peters, effective as of July 1, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed July 8, 2009 and incorporated herein by reference).

10.1
Amendment to Employment Agreement with Scott D. Peters, effective as of May 20, 2010 (included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed August 16, 2010 and incorporated herein by reference).

10.11
Employment Agreement between Grubb & Ellis Healthcare REIT, Inc. and Mark Engstrom, effective as of July 1, 2009 (included as Exhibit 10.2 to our Current Report on Form 8-K filed July 8, 2009 and incorporated herein by reference).

10.12
Employment Agreement between Grubb & Ellis Healthcare REIT, Inc. and Kellie S. Pruitt effective as of July 1, 2009 (included as Exhibit 10.3 to our Current Report on Form 8-K filed July 8, 2009 and incorporated herein by reference).

10.13
Form of Amended and Restated Indemnification Agreement executed by Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Larry L. Mathis and Gary T. Wescombe (included as Exhibit 10.1 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.14
Form of Indemnification Agreement executed by Kellie S. Pruitt and Mark D. Engstrom (included as Exhibit 10.2 to our Current Report on Form 8-K filed December 22, 2010 and incorporated herein by reference).

10.15
Purchase and Sale Agreement by and between Greenville Hospital System and HTA Greenville, LLC, dated July 15, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed July 16, 2009 and incorporated herein by reference).

10.16
First Amendment to Purchase and Sale Agreement by and between Greenville Hospital System and HTA Greenville, LLC, dated August 14, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed August 20, 2009 and incorporated herein by reference).

10.17
Second Amendment to Agreement of Sale and Purchase by and between Greenville Hospital System and HTA Greenville, LLC, dated August 21, 2009 (included as Exhibit 10.2 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference).

10.18
Third Amendment to Agreement of Sale and Purchase by and between Greenville Hospital System and HTA Greenville, LLC, dated August 26, 2009 (included as Exhibit 10.3 to our Current Report on Form 8-K filed August 27, 2009 and incorporated herein by reference).

10.19
Fourth Amendment to Agreement of Sale and Purchase by and between Greenville Hospital System and HTA — Greenville, LLC, dated September 4, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed September 11, 2009 and incorporated herein by reference).

10.20
Future Development Agreement by and between HTA — Greenville, LLC and Greenville Hospital System, dated September 9, 2009 (included as Exhibit 10.1 to our Current Report on Form 8-K filed September 22, 2009 and incorporated herein by reference).

10.21
Right of First Opportunity by and between HTA — Greenville, LLC and Greenville Hospital System, dated September 9, 2009 (included as Exhibit 10.2 to our Current Report on Form 8-K filed September 22, 2009 and incorporated herein by reference).

10.22
Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA NAH GROUP, LLC and HTA — NORTHERN BERKSHIRE, LLC (included as Exhibit 10.7 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.23
Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA 90 ASSOCIATES, LLC and HTA — REGION HEALTH, LLC (included as Exhibit 10.8 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.24
Purchase and Sale Agreement dated October 26, 2010 by and between WASHINGTON AVE. CAMPUS, LLC and HTA — 1223 WASHINGTON, LLC (included as Exhibit 10.9 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.25
Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA TEMPLE TERRACE, LLC and HTA — 13020 TELECOM, LLC (included as Exhibit 10.10 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.26
Purchase and Sale Agreement dated October 26, 2010 by and between PATROON CREEK BLVD, LLC and HTA — PATROON CREEK, LLC (included as Exhibit 10.11 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.27
Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA PHC GROUP, LLC and HTA — PUTNAM CENTER, LLC (included as Exhibit 10.12 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.28
Purchase and Sale Agreement dated October 26, 2010 by and between PINSTRIPES, LLC and HTA — 1092 MADISON, LLC (included as Exhibit 10.13 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.29
Purchase and Sale Agreement dated October 26, 2010 by and between COLUMBIA WASHINGTON VENTURES, LLC and HTA — WASHINGTON MEDICAL ARTS I, LLC (included as Exhibit 10.14 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.30
Purchase and Sale Agreement dated October 26, 2010 by and between 1375 ASSOCIATES, LLC, ERLY REALTY DEVELOPMENT, INC, and HTA — WASHINGTON MEDICAL ARTS II, LLC (included as Exhibit 10.15 to Post-Effective Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-158418) filed on December 27, 2010 and incorporated herein by reference).

10.31
Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as syndication agents, U.S. Bank National Association, Fifth Third Bank, Capital One, N.A., Regions Bank, and Compass Bank, as documentation agents, and the Lenders Party Hereto dated March 29, 2012 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on April 2, 2012 and incorporated herein by reference).

10.32
Guaranty by Healthcare Trust of America, Inc. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent, the Lenders, the Issuing Bank and the Swingline Lender dated March 29, 2012 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on April 2, 2012 and incorporate herein by reference).

10.33
Leasehold Purchase and Sale Agreement is made and entered into as of March 9, 2012, by and between Steward Health Care System LLC and Healthcare Trust of America, Inc. (included as Exhibit 10.3 to our Quarterly Report on Form 10-Q filed May 15, 2012 and incorporated herein by reference).

10.34
Employment Agreement between Healthcare Trust of America, Inc. and Amanda Houghton effective as of March 24, 2011 (included as Exhibit 10.4 to our Quarterly Report on Form 10-Q filed May 15, 2012 and incorporated herein by reference).

10.35
Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, LP (included as Exhibit 10.1 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.36	Form of LTIP Award Agreement (CEO Version) (included as Exhibit 10.2 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).
10.37	Form of LTIP Award Agreement (Executive Version) (included as Exhibit 10.3 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).
10.38	Form of LTIP Award Agreement (Director Version) (included as Exhibit 10.4 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).
10.39
Amendment to Employment Agreement with Scott D. Peters, effective as of May 16, 2012 (included as Exhibit 10.5 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.4
Amendment to Employment Agreement with Kellie S. Pruitt, effective as of May16, 2012 (included as Exhibit 10.6 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.41
Amendment to Employment Agreement with Mark D. Engstrom, effective as of May 16, 2012 (included as Exhibit 10.7 to our Current Report on Form 8-K filed on May 18, 2012 and incorporated herein by reference).

10.42
Credit Agreement by and among Healthcare Trust of America Holdings, LP, Wells Fargo Bank, N.A., as administrative agent, Wells Fargo Securities, LLC, as lead arranger, and the Lenders Party Hereto, dated July 20, 2012 (included as Exhibit 10.8 to our Quarterly Report on Form 10-Q filed on August 9, 2012 and incorporated herein by reference).

10.43
Guaranty by Healthcare Trust of America, Inc. in favor of Wells Fargo Bank, N.A., as administrative agent dated July 20, 2012 (included as Exhibit 10.9 to our Quarterly Report on Form 10-Q filed on August 9, 2012 and incorporated herein by reference).

10.44
Amended and Restated Agreement of Limited Partnership of Healthcare Trust of America Holdings, LP (included as Exhibit 10.1 to our Current Report on Form 8-K filed December 21, 2012 and incorporated herein by reference).

10.45
Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Scott D. Peters, effective January 1, 2013 (included as Exhibit 10.45 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.46
Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Kellie S. Pruitt, effective January 1, 2013 (included as Exhibit 10.46 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.47
Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Mark Engstrom, effective January 1, 2013 (included as Exhibit 10.47 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.48
Amended and Restated Employment Agreement between Healthcare Trust of America, Inc. and Amanda Houghton, effective January 1, 2013 (included as Exhibit 10.48 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.49
Form of Indemnification Agreement executed by Amanda Houghton (included as Exhibit 10.49 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.50
Form of Indemnification Agreement executed by Robert Milligan (included as Exhibit 10.50 to Healthcare Trust of America Inc.’s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference).

10.51
Registration Rights Agreement, dated March 28, 2013, among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc. (included as Exhibit 4.2 to Healthcare Trust of America, Inc.'s Current Report on Form 8-K filed March 28, 2013 and incorporated herein by reference).

12.1*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1*	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).
23.2*	Consent of Venable LLP (included in Exhibit 5.2).
23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included on signature page).
25.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association, as the Trustee under the Indenture.
99.1*	Form of Letter of Transmittal.
99.2*	Form of Notice of Guaranteed Delivery.
99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4*	Form of Instructions from Beneficial Owners to Registered Holders and DTC Participants.
99.5*	Form of Letter to Clients.
99.6*	Form of Exchange Agent Agreement.
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Furnished herewith.